EXHIBIT 2.1

Confidential treatment has been requested for portions of this exhibit pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [**]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

AGREEMENT AND PLAN OF MERGER

by and among

IMATION CORP.

NABOO MERGER CORP.,

NEXSAN CORPORATION,

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC

Dated as of December 31, 2012

-i-

(continued)

**	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934

-ii-

(continued)

-iii-

(continued)

Exhibits

Exhibit A	Stockholders
Exhibit B	Principal Company Stockholders
Exhibit C	Acquired Companies
Exhibit 1.3	Form of Post Merger Certificate of Incorporation
Exhibit 1.13(b)	Illustrative Closing Balance Sheet and Net Deferred Revenue Liability
Exhibit 1.15	Form of Letter of Transmittal (Stockholder); Form of Letter of Transmittal (Option Holder); Form of Letter of Transmittal (RSU Holder)
[**]	[**]
Exhibit 8.10	Form of Escrow Agreement

Schedules Forming A Part of the Disclosure Schedule*
Schedule 3.2	Equity Interests
Schedule 3.3(b)	Conflicts
Schedule 3.3(c)	Consents
Schedule 3.4(a)	Financial Statements
Schedule 3.4(c)	Certain Liabilities
Schedule 3.5	Compliance with Laws and Permits
Schedule 3.6	Litigation
Schedule 3.7	Certain Contracts and Contractual Terms
Schedule 3.8	Certain Assets
Schedule 3.9(a)	Real Property
Schedule 3.10(a)(1)	Registered Intellectual Property
Schedule 3.10(a)(2)	Licensed Intellectual Property
Schedule 3.10(b)	Ownership and Use of Intellectual Property
Schedule 3.10(c)	Intellectual Property Disclosure
Schedule 3.10(d)	Intellectual Property Assignments
Schedule 3.10(e)	Legal Compliance for Intellectual Property
Schedule 3.10(h)	Company Software
Schedule 3.10(i)(1)	Open Source Code Description
Schedule 3.10(i)(2)	Open Source Code Issues
Schedule 3.12	Certain Company Events
Schedule 3.13	Employee Benefits
Schedule 3.14(a)	Certain Employment Matters
Schedule 3.15	Certain Business Relationships
Schedule 3.16	Brokers
Schedule 3.17	Accounts Receivable
Schedule 3.18	Product Requirements
Schedule 3.19(a)	Company Suppliers and Customers
Schedule 3.19(b)	Trade Allowances
Schedule 3.22	Computer Systems
Schedule 5.2	Certain Pre-Closing Covenants

**	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

-iv-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of December 31, 2012 (the “Signing Date”), by and among Imation Corp., a Delaware corporation (“Buyer”), Naboo Merger Corp., a Delaware corporation and a direct, wholly-owned subsidiary of Buyer (“Buyer Subsidiary”), Nexsan Corporation, a Delaware corporation (the “Company”) and the Selling Parties’ Representative (as defined herein) solely in its capacity as representative of the Selling Parties’ (as defined herein) with respect to their obligations as such in this Agreement.

INTRODUCTION

A. The Company leases certain real property and owns personal property and is engaged in the business of developing, marketing, distributing and selling disk-based storage systems that enable mid-sized organizations to store digital information (such business as conducted on the Signing Date, the “Business”).

B. Buyer desires to acquire the Company and the Business by effecting a merger pursuant to the terms hereof whereby certain stockholders of the Company will receive a combination of cash and shares of Buyer common stock, $.01 par value per share (“Buyer Stock”), in exchange for their shares of capital stock in the Company.

C. The Boards of Directors of Buyer, Buyer Subsidiary, and the Company have approved this Agreement and the merger of Buyer Subsidiary with and into the Company (the “Merger”) in accordance with this Agreement and the applicable provisions of the Delaware General Corporation Law (“DGCL”).

D. The Board of Directors of the Company has recommended approval of the Merger and approval and adoption of this Agreement by the stockholders of the Company identified on Exhibit A hereto (the “Stockholders”), pursuant to the requirements of the DGCL.

E. The Board of Directors of Buyer Subsidiary has recommended approval of the Merger and approval and adoption of this Agreement by Buyer, as sole stockholder of Buyer Subsidiary, pursuant to the requirements of the DGCL.

F. As an inducement to the willingness of Buyer and Buyer Subsidiary to enter into this Agreement, following the approval and adoption of this Agreement by the Board of Directors of the Company and immediately following the execution and delivery of this Agreement, the Company will use commercially reasonable best efforts to obtain and deliver the consent of the Stockholders listed on Exhibit B, the consent of which will constitute the Requisite Stockholder Approval.

G. The Company is authorized to issue a total of 31,428,570 shares of all classes of capital stock, consisting of:

1.	20,369,550 shares of Common Stock, $.001 par value per share (the “Common Stock”);

2.	464,283 shares of Common Stock are reserved for issuance upon the redemption of exchangeable stock, no par value, issued pursuant to the Exchange Agreement (the “Exchangeable Stock”);

3.	8,201,877 shares of Series A Convertible Preferred Stock, $.001 par value per share (the “Series A Preferred Stock”);

4.	One share of Series B Preferred Stock, $.001 par value per share (the “Series B Preferred Stock”); and

5.	2,857,142 shares of Series C Convertible Preferred Stock, $.001 par value per share (the “Series C Preferred Stock,” and the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Common Stock and Exchangeable Stock are, collectively, the “Company Stock”).

H. The Company has four direct wholly-owned subsidiary entities and two additional indirect wholly-owned subsidiary entities as shown on Exhibit C. The Company and the Company’s subsidiary entities as shown on Exhibit C are the “Acquired Companies.”

I. Reference is made to Section 9.3, which contains certain rules of interpretation for this Agreement, and Article 11, which includes certain definitions and also lists the Sections within this Agreement where capitalized terms used herein are defined.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE 1

THE MERGER

1.1 Merger. At the Effective Time and in accordance with the terms of this Agreement and the DGCL, Buyer Subsidiary will be merged with and into the Company, the separate corporate existence of Buyer Subsidiary will cease, and the Company will be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”). At the Effective Time, the Merger will have the other effects provided in the applicable provisions of the DGCL.

1.2 Effective Time of the Merger. Concurrently with the Closing, Buyer Subsidiary and the Company will file a certificate of merger (the “Certificate of Merger”), meeting the requirements of the applicable provisions of the DGCL, and will make all other filings or recordings required under the DGCL. The Merger will become effective upon the filing of the Certificate of Merger with the Delaware Secretary of State in accordance with the DGCL or at such later time as may be specified in the Certificate of Merger (the “Effective Time”).

1.3 Certificate of Incorporation and By-Laws of the Surviving Corporation. The Certificate of Incorporation of the Company in effect immediately prior to the Effective Time (the “Existing Certificate of Incorporation”) will remain the Certificate of Incorporation of the

Surviving Corporation and will be amended and restated in their entirety at the Effective Time to conform to the Certificate of Incorporation attached as Exhibit 1.3 (the “Post Merger Certificate of Incorporation”) until further amended in accordance with the DGCL and such Post Merger Certificate of Incorporation. The Bylaws of Buyer Subsidiary in effect immediately prior to the Effective Time will be adopted as the Bylaws of the Surviving Corporation (the “Bylaws”), until further amended in accordance with the DGCL, the Post Merger Certificate of Incorporation, and the Bylaws.

1.4 Board of Directors and Officers of the Surviving Corporation. The directors of Buyer Subsidiary immediately prior to the Effective Time will be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Post Merger Articles of Incorporation and Bylaws, until the expiration of the term for which such director was elected and until his or her successor is elected and has qualified or is otherwise replaced as provided in the Post Merger Articles of Incorporation or Bylaws. The officers of Buyer Subsidiary immediately prior to the Effective Time will be the officers of the Surviving Corporation until their respective successors are chosen and have qualified or as otherwise provided in the Bylaws.

1.5 Merger Consideration.

(a) The total aggregate consideration to be received by the Selling Parties in connection with the Merger (the “Total Final Merger Consideration Amount”) will be the sum of (1) the Aggregate Final Cash Consideration Amount, plus (2) the Aggregate Closing Stock Consideration Amount, plus (3) the Aggregate Escrow Consideration Amount.

(b) The “Aggregate Final Cash Consideration Amount” will be an amount equal to the Aggregate Preliminary Cash Consideration Amount (determined pursuant to this Section 1.5) plus the Net Book Value Deviation (determined pursuant to Section 1.13 and bearing in mind that the Net Book Value Deviation may be represented by a negative number) minus the Cash Deficiency (if any, determined pursuant to Section 1.13) plus the Cash Payment (if any) minus the Cash Deficiency, if any,, determined pursuant to Section 1.13. The “Aggregate Preliminary Cash Consideration Amount” will be an amount equal to the following:

(1) $104,562,500 (minus the value of any Fractional Share Amount, determined pursuant to Section 1.5(c)), minus

(2) $5,975,000 (plus the value of any Fractional Share Amount, determined pursuant to Section 1.6(a)(2)) representing the cash escrow amount to be paid pursuant to Section 1.6(a)(1); minus

(3) any Closing Borrowed Money Debt Amount determined according to Section 1.7; minus

(4) [Intentionally Deleted]

(5) any Company Transaction Expenses to be paid pursuant to Section 1.10; minus

(6) the Selling Parties’ Representative Escrow Amount to be paid pursuant to Section 1.6(b); minus

(7) the Company Payroll Taxes; minus

(8) the aggregate cash Transaction Bonus Amount; minus

(9) the IPO Split Amount; minus

(10) the Litigation Fees Escrow Amount to be paid (but only if in fact required to be paid) pursuant to Section 1.6(c) which are not to be taken into account in determining the Final Net Book Value Amount; minus

(11) the Initial Reconciliation Escrow Amount in Section 1.6(d); plus

(12) the Estimated Excess Cash Amount.

(c) The “Aggregate Total Stock Consideration Amount” is equal to $14,937,500 and the “Aggregate Shares of Buyer Stock” is equal to that number of whole shares of Buyer Stock derived by taking $14,937,500 divided by $4.50 (the “Buyer Stock Reference Price”), with such result rounded up to the nearest whole share.

(d) The “Aggregate Escrow Consideration Amount” is equal to the aggregate amount of all Escrow Consideration released to the Disbursing Agent for the benefit of the Selling Parties pursuant to the Escrow Agreement and this Agreement.

(e) Buyer will pay to the Disbursing Agent the Conversion Payment (other than the Employee Closing Consideration Amount) and the Disbursing Agent will make the payments as described elsewhere in this Article 1. The Escrow Agent will disburse all portions of the Aggregate Escrow Consideration (if any) from the Escrow Account to the Disbursing Agent for further payment to each Selling Party entitled to receive such amounts from the Escrow Account (each, an “Escrow Recipient” and collectively, the “Escrow Recipients”) as and when authorized as determined by the terms of the Escrow Agreement and this Agreement, including as set forth in the certificate delivered to Buyer pursuant to Section 1.12(c). When disbursing portions of the Aggregate Escrow Consideration, the following rules shall apply:

(1) to the extent that Buyer is entitled to indemnification pursuant to Article 8 of this Agreement or is otherwise entitled to receive a portion of the funds maintained in the Escrow Account pursuant to the terms of this Agreement and the Escrow Agreement, Buyer will receive cash to the maximum extent possible and will only receive shares of Buyer Stock contained within the Escrow Account to the extent that cash in the Escrow Account is unavailable for such purpose;

(2) any Escrow Recipient who is a Non-Accredited Selling Party will only receive cash payments with respect to any portion of the Aggregate Escrow Consideration such Escrow Recipient is entitled to receive pursuant to the terms of this Agreement and the Escrow Agreement, in an amount equal to (i) the cash amount resulting from the formula set forth in Section 1.5(e)(3)(B) plus (ii) the cash value of the Buyer

Stock that such Escrow Recipient would be entitled to pursuant to Section 1.5(e)(3)(A) if such Escrow Recipient were an Accredited Investor valued at the average closing sale price per share of Buyer Stock that is publically traded on the New York Stock Exchange for the five (5) consecutive trading days ending with the trading day two days preceding the date of the repurchase required by Section 1.5(g);

(3) any Escrow Recipient who is an Accredited Investor Selling Party will receive payments with respect to any portion of the Aggregate Escrow Consideration such Escrow Recipient is entitled to receive in a combination of shares of Buyer Stock and cash whereby:

(A) the number of shares of Buyer Stock such Escrow Recipient will receive is equal to a fraction of the total amount of Aggregate Escrow Consideration such Escrow Recipient is entitled to receive in the applicable distribution from the Escrow Account in which (i) the numerator is equal to (a) the number of shares of Buyer Stock then remaining in the Escrow Account multiplied by (b) the Buyer Stock Reference Price, and (ii) the denominator is equal to (y) the numerator plus (z) the value of the cash then remaining in the Escrow Account, plus an amount in cash equal to any Fractional Share Amount; and

(B) the amount of cash such Escrow Recipient will receive is equal to a fraction of the total amount of Aggregate Escrow Consideration such Escrow Recipient is entitled to receive in the applicable distribution from the Escrow Account in which (i) the numerator is equal to the value of the cash then remaining in the Escrow Account and (ii) the denominator is equal to the numerator plus the following product (a) the number of shares of Buyer Stock then remaining in the Escrow Account multiplied by (b) the Buyer Stock Reference Price.

(f) Buyer, the Company, and the Surviving Corporation may withhold from the cash sum payable to any Selling Party who is an employee or former employee of the Company, and pay to the appropriate taxing authorities, any amounts which Buyer, the Company, or the Surviving Corporation may be required to withhold from such Persons under the Code, or any provision of state, local or foreign Law relating to Tax on income. Any sum which is withheld and paid to a taxing authority as permitted by this Section will be deemed for purposes of this Article 1 to have been paid to the Person with regard to whom it is withheld.

(g) Any time a Non-Accredited Selling Party is entitled to a cash payment pursuant to Section 1.5(e)(2)(ii), then, with respect to all such Non-Accredited Selling Parties, Buyer and the Selling Parties’ Representative will issue a joint written direction to the Escrow Agent, pursuant to the Escrow Agreement, authorizing the Escrow Agent to release to Buyer that number of shares of Buyer Stock which the applicable Non-Accredited Selling Parties would have been entitled to receive pursuant to Section 1.5(e)(3)(A) if such Non-Accredited Selling Parties were Accredited Selling Parties, plus an amount in cash equal to any Fractional Share Amount. No later than two Business Days following such release of shares, Buyer will deposit into the Escrow Account an amount of cash equal to that number of shares received from the Escrow Agent multiplied by the average closing sale price per share of Buyer Stock that is publically traded on the New York Stock Exchange for the five (5) consecutive trading days ending with the trading day two days preceding the date of such release of shares.

(h) Notwithstanding any other provision of this Article 1, (i) until the release of the Buyer Stock to the Selling Parties on or about the date that is eighteen (18) months after the Closing Date, the books and records of the Selling Parties’ Representative will include (and the Selling Parties’ Representative shall have the right to cause the Escrow Agent’s books and records to include) each Selling Parties’ Pro-Rata Percentage of the Buyer Stock in the Escrow Account, including fractional shares, and each Selling Party shall have the right to all dividends or other distributions of Buyer relating to whole shares and fractional shares of Buyer Stock allocated to such party, and to vote and exercise all rights of a stockholder of Buyer with respect to such whole shares and fractional shares of Buyer Stock allocated to such party and (ii) upon the release of the Buyer Stock to the Selling Parties on or about the date that is eighteen (18) months after the Closing Date and thereafter (if any shares of Buyer Stock remain after such date), no certificates or scrips representing fractional shares of Buyer Stock shall be issued, and in lieu of such fractional shares, Buyer shall pay an amount in cash equal to the product obtained by multiplying (A) the fractional share to which such holder would otherwise be entitled by (B) the Buyer Stock Reference Price (or, in the case of Section 1.5(e)(2) and Section 1.5(g), the average closing sale price per share of Buyer Stock determined pursuant to such Sections, such product being the “Fractional Share Amount”).

(i) Notwithstanding any other provision of this Article 1, prior to the release of any of the cash amounts allocable to the Initial Indemnification Escrow Amount to the Selling Parties as provided above, any expenses of the Selling Parties’ Representative that are, together with all other Selling Parties’ Representative expenses, in excess of the Selling Parties’ Representative Escrow Amount, and that have been approved in accordance with the letter agreement among the Selling Parties’ Representative and certain of the Selling Parties, shall be deducted from the remaining Initial Indemnification Escrow Amount to be so released, and instead added to the Selling Parties’ Representative Escrow Amount, and the remaining Initial Indemnification Escrow Amount shall be paid to the Selling Parties as provided above.

1.6 Closing Escrow Payments. At the Closing:

(a) Buyer will deposit into the Escrow Account established pursuant to the terms of the Escrow Agreement contemplated by Section 8.10 the following (the aggregate value of which is the “Initial Indemnification Escrow Amount”):

(1) Buyer will deposit into the Escrow Account $5,975,000 in cash (plus the value of any Fractional Share Amount, determined pursuant to Section 1.6(a)(2)); and

(2) Buyer will deposit into the Escrow Account and register in the name of the Escrow Agent 1,327,777 shares of Buyer Stock representing a value, as measured at the Buyer Stock Reference Price of $5,975,000 (less the value of any Fractional Share Amount, which Fractional Share Amount shall be deposited in cash into the Escrow Account).

(b) Buyer will deposit into an escrow account established pursuant to the terms of the Escrow Agreement contemplated by Section 8.10, the cash amount of $200,000 (the “Selling Parties’ Representative Escrow Amount”). The Selling Parties’ Representative Escrow Amount would otherwise be distributed to the Escrow Recipients in accordance with the provisions of Section 1.5(e) (i.e., allocated among the Escrow Recipients based on their respective Pro Rata Percentage), however, the Selling Parties’ Representative Escrow Amount will not be distributed or made available to the Escrow Recipients in accordance with the provisions of Section 1.5(e) and the provisions of this Section 1.6(b) and the Escrow Agreement will control the release of the Selling Parties’ Representative Escrow Amount. The Selling Parties’ Representative Escrow Amount will be deposited by Buyer with the Escrow Agent in a sub-account segregated from the Escrow Account and under the control of the Selling Parties’ Representative (the “Selling Parties’ Representative Escrow Account”). The Selling Parties’ Representative Escrow Account will be used, in accordance with the provisions of this Agreement and the Escrow Agreement, to fund the activities of the Selling Parties’ Representative under this Agreement and the Escrow Agreement. The release of the amounts in the Selling Parties’ Representative Escrow Account will occur within ten Business Days of the last release by the Escrow Agent to the Disbursing Agent of the balance of the Initial Indemnification Escrow Amount pursuant to the terms of this Agreement and of the Escrow Agreement. For the avoidance of doubt, the Selling Parties’ Representative Escrow Amount will be in addition to the amount deposited into escrow pursuant to Sections 1.6(a), (c), and (d) and will not be the property of Buyer.

(c) [**]

(d) [**]

(e) In the event of any conflict between this Agreement and the Escrow Agreement, the terms of this Agreement will control.

1.7 Payment of Closing Borrowed Money Debt Amount. On the Closing Date, the Company will deliver to Buyer (a) the Payoff Letters required by Section 7.1(f), and (b) a certificate of the Company’s Chief Financial Officer certifying that the amounts contained in the letters are true, accurate and complete as of the Closing Date. The sum of the Indebtedness amounts listed for the Closing Date as certified by the Company’s Chief Financial Officer will be the “Closing Borrowed Money Debt Amount.” On the Closing Date, Buyer will pay in cash to each counterparty to a Payoff Letter the amount of Indebtedness indicated in such Payoff Letter in accordance with all of the terms and conditions stated in the applicable Payoff Letter.

1.8 Company Stock Options and RSUs.

(a) At the Effective Time, pursuant to the terms set forth in this Agreement, each holder of a Vested Company Stock Option will be entitled to receive from the Surviving Corporation on the Closing Date, for each vested and exercisable share of Common Stock covered

**

Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

by such Vested Company Stock Option, a cash payment equal to the result of the following calculation if, but only if, the result is a positive number:

(1) the Per Common Share Equivalent Consideration Amount; minus

(2) the exercise price for such vested and exercisable share of Common Stock covered by such Vested Company Stock Option; minus

(3) any applicable withholding taxes.

(b) Immediately prior to the Effective Time, each RSU then issued and outstanding (with the exception of the RSUs issued in connection with the Eligible Option Cancellation, each such RSU issued in connection with the Eligible Option Cancellation being a “Cancelled Option RSU”), to the extent not already fully vested, shall vest in full, shall no longer be subject to any further vesting, shall be immediately settled in the form of a share of Common Stock on a one RSU for one share of Common Stock basis (each such fully vested RSU (and excluding the Canceled Option RSUs), a “Vested RSU”) and shall be entitled to receive its allocable payment for Common Share Equivalents as set forth in Section 1.11(g). The Surviving Corporation shall pay such amount to holders of Vested RSUs, after deduction of applicable withholding taxes, on the Closing Date,

(c) Immediately prior to the Effective Time, each Cancelled Option RSU then issued and outstanding shall be immediately settled solely in the form of cash and shall be entitled to receive cash equal to the Per Common Share Equivalent Consideration Amount. All cash issued to settle such Cancelled Option RSU shall be subject to, and each holder of such Cancelled Option RSU shall contribute to, the cash portion of the Initial Indemnification Escrow Amount. The Surviving Corporation shall pay such amount to holders of Cancelled Option RSUs, after deduction of applicable withholding taxes, on the Closing Date.

(d) Effective immediately following the Effective Time, pursuant to the terms set forth in this Agreement, the Company will cause each of the following to be cancelled and terminated:

(1) each Company Equity Incentive Plan;

(2) each Company Stock Option issued and outstanding immediately prior to the Effective Time to the extent the holder of the Company Stock Option has consented to such cancellation and termination;

(3) each RSU that has become a Vested RSU and immediately prior to the Effective Time has been settled into Common Stock on a one for one basis pursuant to Section 1.8(b); and

(4) each Cancelled Option RSU that has been settled for cash in the amount equal to the Per Common Share Equivalent Consideration Amount immediately prior to the Effective Time.

(e) Payment of consideration set forth in this Section 1.8 in the manner set forth in this Agreement and fulfillment of the obligations contained in this Agreement by Buyer, or at Buyer’s direction from the Surviving Corporation, will be in full satisfaction of all other rights pertaining to each Company Stock Option to the extent the holder of a Company Stock Option has consented to such payment and RSU. Notwithstanding the foregoing, with respect to any holder of a Company Stock Option or Cancelled Option RSU that is not paid immediately prior to the Effective Time, Buyer shall, following receipt of any required Stock Option Acknowledgment (as defined below) from any such holder, cause the Surviving Corporation to make the payments described above to such holders as soon as practicable following the Effective Time.

(f) Subject to the following sentence of this Section 1.8(f), the Company will use its commercially reasonable efforts to obtain prior to the Effective Time from certain holders of a Company Stock Option outstanding at the Effective Time a written confirmation in form and substance satisfactory to Buyer acting reasonably (each a “Stock Option Acknowledgment”), that such holder:

(1) consents to the procedures contemplated by this Section 1.8 and acknowledges and affirms that each Company Equity Incentive Plan and each Company Stock Option will be cancelled and terminated at the Effective Time and will be of no further force or effect in consideration of the payments therefor contemplated by this Agreement; and

(2) waives, effective at the Effective Time, any and all claims and rights to purchase, and releases and forever discharges the Company, Buyer, and the Surviving Corporation from any and all obligations of the Company, Buyer, or the Surviving Corporation to make any payments or issue any shares of Company Stock, Buyer Stock, or any other equity securities of any kind pursuant to such cancelled Company Equity Incentive Plan and Company Stock Option, other than the payments contemplated by this Agreement.

Buyer and the Company explicitly agree that as of the Signing Date, the Company has used its commercially reasonable efforts to obtain sufficient Stock Option Acknowledgments to satisfy its obligation under this Section 1.8(f).

(g) The Company Stock Options will not be continued by Buyer, Buyer Subsidiary, Surviving Corporation or otherwise following the Effective Time, and the Company Stock Options will not be assumed, substituted with an equivalent option, award or right, converted or replaced or provided with substantially similar consideration as was provided to the Company’s holders of its Company Stock.

1.9 Company Warrants.

(a) At or prior to the Effective Time, pursuant to the terms set forth in this Agreement, the Company shall cause each such Warrant to be either (A) exercised by the holder of such Warrant in full or (B) to the extent not exercised in full, terminated or canceled as of immediately prior to the Closing, either pursuant to its terms or pursuant to an agreement with the holder thereof. For each of the Comerica Warrant and the FTQ 2009 Warrant that may be exercised prior to the Effective Time, each holder of such Company Warrant electing to exercise such holder’s Company Warrant will be entitled to receive, pursuant to the terms of the applicable Company Warrant, its respective amount of Series A Preferred Stock or Series C Preferred Stock, as applicable, which shall then be automatically subject to the payments set forth in Section 1.11(b), (c), (d) and (e), as applicable.

(b) For each Company Warrant which is not exercised prior to the Effective Time, the Company will obtain prior to the Effective Time, from each holder of a Company Warrant outstanding at the Effective Time, a written confirmation in form and substance satisfactory to Buyer acting reasonably (each, a “Warrant Acknowledgment”), that such holder:

(1) consents to the procedures contemplated by this Section 1.9 and acknowledges and affirms that such Company Warrant will be cancelled and terminated at the Effective Time and will be of no further force or effect thereafter; and

(2) waives, effective at the Effective Time, any and all claims and rights to purchase, and releases and forever discharges the Company, Buyer, and the Surviving Corporation from any and all obligations of the Company, Buyer, or the Surviving Corporation to make any payments or issue any shares of Company Stock or any other equity securities of any kind pursuant to the Company Warrant.

1.10 Payment of Company Transaction Expenses, Company Payroll Taxes and Employee Closing Consideration Amount. At the Closing, Buyer will pay an aggregate amount equal to the sum of the Company Transaction Expenses payable to the recipients thereof in accordance with the certificate delivered to Buyer as contemplated by Section 1.12(c). At the Closing, Buyer will pay the Company an amount equal to the Company Payroll Taxes in accordance with the certificate delivered to Buyer as contemplated by Section 1.12(c). At the Closing, Buyer will pay the Company an amount equal to the Employee Closing Consideration Amount.

1.11 Conversion of Shares.

(a) Certain Definitions. The following definitions will apply:

(1) The “Total Preliminary Merger Consideration Amount” is equal to the sum of the Aggregate Preliminary Cash Consideration Amount plus the Aggregate Closing Stock Consideration Amount plus the Aggregate Escrow Consideration Amount.

(2) The “Total Common Stock Closing Merger Consideration Amount” is equal to the Total Preliminary Merger Consideration Amount minus the Aggregate Escrow Consideration Amount minus the aggregate Series C Preference Amount for all issued and outstanding shares of Series C Preferred Stock as of the Effective Time minus the aggregate Series A Preference Amount for all issued and outstanding shares of Series A

Preferred Stock as of the Effective Time plus the aggregate exercise price payable by holders of Vested Company Stock Options entitled to receive a payment under Section 1.8(a) and Company Warrants (but only to the extent not exercised on a net-exercise basis in accordance with their terms).

(3) The “Total Non-Accredited Selling Party Cash Amount” is equal to the aggregate amount of cash paid to each Stockholder who holds Common Share Equivalents and who is a Non-Accredited Selling Party as contemplated by Section 1.11(g).

(4) The “Residual Common Stock Closing Merger Consideration Amount” is equal to the Total Common Stock Closing Merger Consideration Amount minus the Total Non-Accredited Selling Party Cash Amount.

(5) “Proper Documentation” means correct and complete versions of the following: (A) a Letter of Transmittal representing shares of the applicable Company Stock reflected therein, (B) Certificates for the applicable Company Stock reflected in the Letter of Transmittal (or in the absence of such Certificates, affidavits of lost Certificates in a form acceptable to Buyer acting reasonably), (C) a questionnaire, in a form acceptable to Buyer acting reasonably, whereby the Selling Party represents under penalty of perjury whether the Selling Party is an Accredited Selling Party, and (D) all other documents contemplated in the Letter of Transmittal. Buyer acknowledges that the Company has not issued new stock certificates for the stock split effected on March 16, 2010 and therefore existing Certificates which reflect pre-split share numbers shall be deemed to also represent the actual post-split share numbers reflected on the stock transfer books of the Company and therefore are acceptable in demonstrating Proper Documentation.

(6) The “Payment Date” with respect to any share of Company Stock is the earlier of (A) the Closing Date (if the Company has received from the Stockholder Proper Documentation with respect to the applicable share of Company Stock on or prior to the Closing Date) or (B) the third Business Day following the date on which the Surviving Corporation receives from the Stockholder Proper Documentation with respect to the applicable share of Company Stock.

(b) Conversion of Series C Preferred Stock. In addition to the consideration contemplated by Section 1.11(f), each share of Series C Preferred Stock issued and outstanding immediately prior to the Effective Time (other than a Dissenting Share) will be converted into and represent the right to receive a portion of the Total Final Merger Consideration Amount in cash and Buyer Stock with a value equal to the Series C Preference Amount in the combination of cash and Buyer Stock contemplated by Section 1.11(c) below.

(c) Payment for Series C Preferred Stock. On the Payment Date for each applicable share of Series C Preferred Stock for which the Company or the Surviving Corporation has received Proper Documentation, Buyer will pay to the holder of such shares of Series C Preferred Stock (through the Disbursing Agent) the following amount (the Stockholder’s “Series C Preferred Individual Consideration”):

(1) the Series C Preference Amount; multiplied by

(2) the total number of shares of Series C Preferred Stock represented by the Proper Documentation submitted by the applicable Stockholder; and

(3) Buyer will pay each applicable Stockholder such Stockholder’s Series C Preferred Individual Consideration by delivery to the Disbursing Agent for further payment to the applicable Stockholder the following:

(A) that number of shares of Buyer Stock equal to the applicable Stockholder’s Series C Preferred Individual Consideration multiplied by .125; and

(B) an amount of cash equal to the applicable Stockholder’s Series C Preferred Individual Consideration multiplied by .875 plus an amount in cash equal to any Fractional Share Amount.

(d) Conversion of Series A Preferred Stock. In addition to the consideration contemplated by Section 1.11(f), each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than a Dissenting Share) will be converted into and represent the right to receive a portion of the Total Final Merger Consideration Amount in cash and Buyer Stock with a value equal to the Series A Preference Amount in the combination of cash and Buyer Stock contemplated by Section 1.11(e) below.

(e) Payment for Series A Preferred Stock. On the Payment Date for each applicable share of Series A Preferred Stock for which the Company or the Surviving Corporation has received Proper Documentation, Buyer will pay to the holder of such shares of Series A Preferred Stock (through the Disbursing Agent) the following amount (the Stockholder’s “Series A Preferred Individual Consideration”):

(1) the Per Series A Share Preference Amount; multiplied by

(2) the total number of shares of Series A Preferred Stock represented by the Proper Documentation submitted by the applicable Stockholder; and

(3) Buyer will pay each applicable Stockholder such Stockholder’s Series A Preferred Individual Consideration by delivery to the Disbursing Agent for further payment to the applicable Stockholder the following:

(A) that number of shares of Buyer Stock equal to the applicable Stockholder’s Series A Preferred Individual Consideration multiplied by .125; and

(B) an amount of cash equal to the applicable Stockholder’s Series A Preferred Individual Consideration multiplied by .875 plus an amount in cash equal to any Fractional Share Amount.

(f) Conversion of Common Share Equivalents. In addition to any portion of the Aggregate Escrow Consideration Amount which may be distributed to it by operation of the Escrow Agreement, each Common Share Equivalent issued and outstanding immediately prior to the Effective Time which is held by a Stockholder (other than a Dissenting Share) will be converted into (and in the case of the shares of Exchangeable Stock, shall be canceled immediately following such conversion) and represent the right to receive a payment by Buyer equal to the following (with such result being the “Per Common Share Equivalent Consideration Amount”):

(1) the Total Common Stock Closing Merger Consideration Amount; divided by

(2) that total number of issued and outstanding Common Share Equivalents existing immediately prior to the Effective Time.

(g) Payment for Common Share Equivalents.

(1) On the Payment Date for each applicable Common Share Equivalent held by a Stockholder who is a Non-Accredited Selling Party (other than a Dissenting Share or a holder of Vested RSUs or Cancelled Option RSUs) for which the Company or the Surviving Corporation has received Proper Documentation, Buyer will pay to the applicable Stockholder (through the Disbursing Agent) the following cash amount:

(A) the Per Common Share Equivalent Consideration Amount; multiplied by

(B) the number of shares of Common Share Equivalents represented by the Proper Documentation submitted by the applicable Stockholder.

(2) On the Payment Date for each applicable Common Share Equivalent held by a Stockholder who is an Accredited Selling Party (other than a Dissenting Share or a holder of Vested RSUs or Cancelled Option RSUs) for which the Company or the Surviving Corporation has received Proper Documentation, Buyer will pay to the applicable Stockholder (through the Disbursing Agent) the following:

(A) the Per Common Share Equivalent Consideration Amount; multiplied by

(B) the number of shares of Common Share Equivalents represented by the Proper Documentation submitted by the applicable Stockholder; and

(C) the payment contemplated by this Section 1.11(g)(2) will be allocated as to shares of Buyer Stock and cash as follows:

(i) that number of shares of Buyer Stock represented by a fraction where:

(a) the numerator is equal to the aggregate number of shares of Buyer Stock constituting the Aggregate Total Stock Consideration Amount minus the aggregate number of shares of Buyer Stock required to be deposited into the Escrow Account by Section 1.6 and minus the aggregate number of shares of Buyer Stock required to be paid as consideration to Stockholders as contemplated by the previous provisions of this Section 1.11; and where

(b) the denominator is equal to the total number of issued and outstanding Common Share Equivalents immediately prior to the Effective Time held by Accredited Selling Parties; and

(ii) that amount of cash represented by a fraction where:

(a) the numerator is equal to the Residual Common Stock Closing Merger Consideration Amount minus the aggregate amount of cash required to be deposited into the Escrow Account by Section 1.6 and minus the aggregate amount of cash required to be paid as consideration to Stockholders as contemplated by the previous provisions of this Section 1.11 and where

(b) the denominator is equal to the total number of issued and outstanding Common Share Equivalents immediately prior to the Effective Time held by Accredited Selling Parties; and

(iii) that amount in cash equal to any Fractional Share Amount.

(h) Each Dissenting Share will be converted into the right to receive an amount equal to the fair value thereof determined in accordance with Section 262 of the DGCL.

(i) Each share of common stock of Buyer Subsidiary issued and outstanding as of the Effective Time will be converted into and exchanged for one fully paid and nonassessable share of common stock of the Surviving Corporation (“Surviving Corporation Common Stock”), which will constitute the only issued and outstanding shares of capital stock of the Surviving Corporation as of the Effective Time. From and after the Effective Time, each outstanding certificate previously representing shares of common stock of Buyer Subsidiary will be deemed for all purposes to evidence ownership and to represent the same number of shares of Surviving Corporation Common Stock.

(j) Each share of Company Stock that is owned by the Company as treasury stock and the one (1) share of Series B Preferred Stock will automatically be canceled and retired and will cease to exist, and no payment will be made with respect thereto.

1.12 Closing Company Stock Payments.

(a) At and after the Effective Time, each holder of a Certificate representing shares of Company Stock (including, for the avoidance of doubt, each share of Common Stock represented by a converted share of Exchangeable Stock or Vested RSU) canceled and extinguished at the Effective Time may surrender such Certificate to the Company or the Surviving Corporation to affect the exchange of such certificate on such holder’s behalf. Until so surrendered and exchanged, each outstanding Certificate which, prior to the Effective Time, represented shares of Company Stock will be deemed to represent and evidence only the right to receive that portion of the Total Final Merger Consideration to be paid therefor as set forth in this Agreement and until such surrender and exchange, no portion of the Total Final Merger Consideration will be paid to the holder of such outstanding certificate in respect thereof.

(b) After surrender to the Company of any Certificate which prior to the Effective Time will have represented shares of Company Stock (or in the case of any redeemed shares of Exchangeable Stock or Vested RSU, evidence reasonably satisfactory that all shares of Exchangeable Stock or each Vested RSU have been converted into the right to receive shares of Common Stock on a one for one basis), Buyer will, or will cause the Surviving Corporation or the Disbursing Agent to, distribute to the Person in whose name the certificate is registered those elements of the Total Merger Consideration contemplated by Section 1.11 and in the manner contemplated by Section 1.11.

(c) Prior to the Closing, an officer of the Company will deliver to Buyer a certificate, in form and substance satisfactory to Buyer acting reasonably, setting forth in reasonable detail the following all as of the Closing Date:

(1) Exhibit A and Schedule 3.2 each updated as of the Closing Date;

(2) a schedule of the Series C Preferred Individual Consideration for each holder of shares of Series C Preferred Stock issued and outstanding as of the Closing Date;

(3) a schedule of the Series A Preferred Individual Consideration for each holder of shares of Series A Preferred Stock issued and outstanding as of the Closing Date;

(4) a calculation of the Per Common Share Equivalent Consideration Amount and for each holder of Common Share Equivalents issued and outstanding as of the Closing Date, a calculation of the number of shares of Buyer Stock and the amount of cash owing to each holder of Common Share Equivalents as contemplated by Section 1.11(g);

(5) a list of all holders of Vested Company Stock Options indicating for each that portion of the Aggregate Preliminary Cash Consideration Amount payable to each such holder as contemplated by Section 1.8(a);

(6) a list of holders of Unvested Employee Stock Options;

(7) a schedule of each Selling Party’s and Escrow Recipient’s Pro-Rata Percentage;

(8) a schedule of Company Payroll Taxes; and

(9) a schedule of Company Transaction Expenses.

1.13 Purchase Price Adjustment.

(a) The “Net Book Value Deviation” is equal to the dollar amount represented by the following: [**]

(b) Attached hereto as Exhibit 1.13(b) is the Company’s good faith estimate of the balance sheet of the Company as at December 31, 2012 the (“Estimated Closing Balance Sheet”). The Estimated Closing Balance Sheet and the Closing Balance Sheet will reflect the adjustments described and defined in Exhibit 1.13(b). [**]

(c) The “Cash Deficiency” is equal to the excess, if any, of the Estimated Excess Cash Amount over the Excess Cash Amount. If the arithmetic result of the calculation described in the preceding sentence results in a negative number, then the Cash Deficiency is equal to zero. The “Cash Payment” is equal to the excess, if any, of the Excess Cash Amount over the Estimated Excess Cash Amount. If the arithmetic result of the calculation described in the preceding sentence results in a negative number, then the Cash Payment is equal to zero. The amount by which the cash amount as shown on the Estimated Closing Balance Sheet exceeds the Minimum Closing Cash Amount calculated based on the Estimated Closing Balance Sheet is the “Estimated Excess Cash Amount.” The amount by which (a) the cash amount as shown on the Closing Balance Sheet as finally determined pursuant to this Section 1.13 exceeds (b) the Minimum Closing Cash Amount calculated based on the Closing Balance Sheet as finally determined pursuant to this Section 1.13 minus any accrued but unpaid amounts funded to the Company under Section 1.10 with respect to the amounts referenced in Sections 1.5(b)(5), 1.5(b)(7), 1.5(b)(8), and 1.5(b)(9) is the “Excess Cash Amount.” For the avoidance of doubt, any calculations under this Section 1.13(c) and any calculation of the Final Net Book Value Amount shall result in a number that would have resulted if (i) all deductions from the Aggregate Preliminary Cash Consideration Amount in Section 1.5(b) were paid to the designated payee of such amounts, any (ii) and related reserves, cash or other entries in the Company’s financial statements were removed.

(d) On or before the 60th day after the Closing Date, Buyer will prepare, at Buyer’s expense, a balance sheet of the Surviving Corporation as of the Effective Time (the “Closing Balance Sheet”) without giving effect to any of the Transactions; provided, however, that if the Effective Time shall occur during the month of January, 2013, then such Closing Balance Sheet shall be prepared as of December 31, 2012. The Closing Balance Sheet will set forth a calculation of the Net Book Value Deviation and the Cash Deficiency or Cash Payment, as applicable. Buyer will promptly deliver a copy of the Closing Balance Sheet to the Selling Parties’ Representative. The Closing Balance Sheet will (i) be prepared in accordance with GAAP as consistently applied in the preparation of the Company Financial Statements as modified as contemplated in Section 1.13(b), and (ii) fairly present in all material respects the financial position of the Company as of the Effective Time (and without giving effect to any developments,

**	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

events, actions or omissions occurring after the Effective Time); provided, however, that the Closing Balance Sheet will not reflect any adjustment due to the fact that any item of Inventory has been refurbished or is under evaluation by a potential customer of any Acquired Company. During the 30-day period immediately following Buyer’s delivery of the Closing Balance Sheet, Buyer will use commercially reasonable efforts to provide the Selling Parties’ Representative and the Selling Parties’ accountants who are acceptable to Buyer acting reasonably (the “Sellers’ Accountant”) reasonable access to the Company’s financial books and records as the Selling Parties’ Representative or the Sellers’ Accountant may reasonably request to enable them to review the Closing Balance Sheet and the calculation of the Net Book Value Deviation and Cash Deficiency or Cash Payment, as applicable. To the extent not previously paid at Closing as a Company Transaction Expense, all fees and expenses in connection with the review of the Closing Balance Sheet, including the fees of the Sellers’ Accountant, will be for the Selling Parties’ account. On or prior to the 30th day following delivery of the Closing Balance Sheet by Buyer, the Selling Parties’ Representative may give Buyer a written notice stating either (i) that it accepts the Closing Balance Sheet (an “Acceptance Notice”) or (ii) the Selling Parties’ Representative’s objections (an “Objection Notice”) to the Closing Balance Sheet. Any Objection Notice will specify in reasonable detail the dollar amount of any objection and the basis therefor. Any determination expressly set forth on the Closing Balance Sheet which is not specifically objected to in an Objection Notice will be deemed final and binding upon the parties upon delivery of the Objection Notice. If the Selling Parties’ Representative does not give Buyer an Acceptance Notice or an Objection Notice within such 30-day period, then the Closing Balance Sheet will be conclusive and binding upon the parties and the Net Book Value Deviation and Cash Deficiency or Cash Payment, as applicable, set forth in the Closing Balance Sheet will constitute the final Net Book Value Deviation and Cash Deficiency or Cash Payment, as applicable, for purposes of this Section 1.13.

(e) If the Selling Parties’ Representative gives a timely Objection Notice as described in Section 1.13(d) above, then Buyer and the Selling Parties’ Representative will negotiate in good faith to resolve their disputes regarding the Closing Balance Sheet.

(f) If Buyer and the Selling Parties’ Representative are unable to resolve all disputes regarding the Net Book Value Deviation and Cash Deficiency or Cash Payment, as applicable, on or prior to the 45th day after the Objection Notice is given or the expiration of the period for providing an Acceptance Notice or Objection Notice, then Buyer and the Selling Parties’ Representative will retain a firm of certified public accountants chosen randomly by lot from among the “final four” accounting firms other than Sellers’ Accountant and Buyer’s Accountant (the “Independent Accounting Firm”) to determine the Net Book Value Deviation and Cash Deficiency or Cash Payment, as applicable, as soon as practicable. The Independent Accounting Firm will only decide the specific items under dispute and will be instructed to determine the Net Book Value Deviation and Cash Deficiency or Cash Payment, as applicable, in accordance with the principles set forth in this Agreement. The Net Book Value Deviation and Cash Deficiency or Cash Payment, as applicable, determined by the Independent Accounting Firm will be conclusive and binding upon the parties and will constitute the Net Book Value Deviation and Cash Deficiency or Cash Payment, as applicable, for purposes of this Section 1.13. The fees and expenses of the Independent Accounting Firm in connection with its determination of the Net Book Value Deviation and Cash Deficiency or Cash Payment, as applicable, will be paid by Buyer, on the one hand, and the Selling Parties, on the other hand, in equal proportion; provided that the Selling Parties’ portion will be paid from and limited to the interest earned by Buyer on the Escrow Funds, as provided in the Escrow Agreement, to the maximum extent possible.

(g) The final determination date of Net Book Value Deviation and Cash Deficiency or Cash Payment, as applicable, as described in this Section 1.13 will be the “Determination Date.”

(h) If the Net Book Value Deviation is zero and there is a Cash Deficiency or Cash Payment, as finally determined based on the Closing Balance Sheet, then an adjustment will be made and the Aggregate Final Cash Consideration will be equal to the Aggregate Preliminary Cash Consideration Amount plus the Cash Payment or minus the Cash Deficiency, as applicable. In the event there is a Cash Payment, Buyer will pay to the Disbursing Agent for further distribution to the Selling Parties in full and in cash the Cash Payment amount, and the Selling Parties’ Representative and Buyer will issue a joint written instruction to the Escrow Agent to release to the Disbursing Agent in full and in cash for further distribution to the Escrow Recipients, the Initial Reconciliation Escrow Amount plus all accumulated interest in the Escrow Account attributable thereto. In the event there is a Cash Deficiency, the Selling Parties’ Representative and Buyer will issue a joint written instruction to the Escrow Agent to deduct from the Escrow Account the amount of such Cash Deficiency and release to the Disbursing Agent in full and in cash for further distribution to the Escrow Recipients, any remaining Initial Reconciliation Escrow Amount plus all accumulated interest in the Escrow Account attributable thereto.

(i) If the Net Book Value Deviation is a positive number, then the following will occur:

(1) Buyer will pay to the Selling Parties in full and in cash the Net Book Value Deviation minus the Cash Deficiency (if any) plus the Cash Payment (if any) and plus interest on that resulting amount from the Closing Date to the day preceding the date of payment at the prime rate as published in the “Wall Street Journal” Midwest Edition as of the Determination Date; and

(2) Selling Parties’ Representative and Buyer will issue a joint written instruction to the Escrow Agent to release to the Disbursing Agent in full and in cash for further distribution to the Escrow Recipients, the Initial Reconciliation Escrow Amount plus all accumulated interest in the Escrow Account attributable thereto.

(j) If the Net Book Value Deviation is a negative number, then the following will occur:

(1) the Selling Parties’ Representative and Buyer will issue a joint written instruction to the Escrow Agent to pay to the Surviving Corporation out of the Escrow Account in cash the Net Book Value Deviation amount plus the Cash Deficiency (if any) minus the Cash Payment (if any) and plus interest on that resulting amount from the Closing Date to the day preceding the date of payment at the prime rate as published in the “Wall Street Journal” Midwest Edition as of the Determination Date, in full by wire transfer of immediately available funds to an account designated in writing by the Surviving Corporation within ten days of the Determination Date; and

(2) the Selling Parties’ Representative and Buyer will issue a joint written instruction to the Escrow Agent to release to the Disbursing Agent in full and in cash for further distribution to the Escrow Recipients, any remaining amount in the Initial Reconciliation Escrow Amount after the operation of clause (1) immediately above plus all accumulated interest in the Escrow Account attributable thereto.

(k) The exclusive remedy and sole source of funds for any payment due pursuant to Section 1.13(j) shall be the Escrow Account and no Stockholder, Selling Party or Escrow Recipient shall have any liability therefor beyond the amounts then contained in the Escrow Account.

(l) Any payments made pursuant to this Section 1.13 will be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Applicable Law.

1.14 Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, each share (if any) of Company Stock issued and outstanding immediately before the Effective Time for which the holder has the right to demand, and has made a demand for, appraisal of such share under Section 262 of the DGCL (each a “Dissenting Share”) will not be converted into the right to receive its portion of the Total Final Merger Consideration as provided by this Agreement at or after the Effective Time, and the Company or the Surviving Corporation will therefore have no obligation to pay the portion of the Total Merger Consideration in respect of any such Dissenting Share, unless and until the holder of such shares withdraws his or her demand for dissenters’ rights or becomes ineligible for dissenters’ rights. If, after the Effective Time, any such holder fails to perfect (or otherwise loses) any such right to appraisal, then each such share of such holder will be treated as a share that had been converted as of the Effective Time into the right to receive its portion of the Total Final Merger Consideration as provided by this Agreement, without interest. The Company will give prompt notice to Buyer of each demand received by the Company for appraisal of Company Stock, and Buyer will have the right to participate in negotiations and proceedings regarding each such demand. The Company will not, except with the prior written consent of Buyer (which consent will not be unreasonably withheld, conditioned or delayed), settle or make, or offer to settle or make, any payment regarding any such demand. Each Person holding of record or beneficially owning Dissenting Shares who becomes entitled under Section 262 of the DGCL and this Section 1.14 to payment of the fair value of such Dissenting Shares (and any other payments required by Section 262 of the DGCL) will receive payment therefor from the Disbursing Agent as provided in Section 1.11(f) and shall contribute to the Escrow Account as provided herein.

1.15 Miscellaneous Consideration Terms.

(a) No later than 9:00 a.m. Eastern Time on the Closing Date, Buyer will deposit with U.S. Bank National Association or such other bank or trust company engaged by the Company and acceptable to Buyer acting reasonably (the “Disbursing Agent”) an amount of cash sufficient to pay the sum of the Aggregate Preliminary Cash Consideration Amount plus the Aggregate Total Stock Consideration Amount (other than the payments made for Vested Company Stock Options and Cancelled Option RSUs pursuant to Section 1.8) less the Initial Escrow Amount, less the Initial Reconciliation Escrow Amount, less the Selling Parties’

Representative Escrow Amount and less the Employee Closing Consideration Amount (such sum, the “Conversion Payment”). All fees and expenses associated with the engagement and services provided by the Disbursing Agent shall be shared equally between the Company and Buyer.

(b) The Disbursing Agent will invest the deposited sum in its discretion (provided that Buyer will be responsible for replacing any losses of principal resulting from such investments) and all interest thereon will be paid to Buyer for its sole benefit and reported for Tax purposes as earned by Buyer. No interest will accrue or be payable with respect to any amounts which a holder of shares of Company Stock will be entitled to receive.

(c) At the Effective Time, Buyer will instruct the Disbursing Agent to pay by check or wire transfer, as instructed by the Company, the applicable portion of the Conversion Payment to each record holder of Company Stock existing immediately before the Effective Time (other than to those holders of Dissenting Shares not entitled to payment or to those holders entitled to receive a payment from the Surviving Corporation pursuant to Section 1.8), as promptly as practicable following the record holder’s taking of both the following actions:

(1) the submission to the Disbursing Agent of a duly executed letter of transmittal in the form attached hereto as Exhibit 1.15 (the “Letter of Transmittal”), which will specify that risk of loss and title to the Certificates will pass only upon proper delivery of such documents to the Disbursing Agent, and which will be in the form and have such provisions as Buyer and Company may reasonably specify (such provisions to include a waiver of any appraisal or similar dissenters’ rights), and

(2) the surrender of the certificates that represented shares of Company Stock (or in the case of any redeemed shares of Exchangeable Stock or shares of Common Stock formerly represented by a Vested RSU, evidence reasonably satisfactory that all shares of Exchangeable Stock or shares of Common Stock formerly represented by a Vested RSU have been converted into the right to receive shares of Common Stock on a one for one basis) (collectively, the “Certificates”) to the Disbursing Agent in exchange for the applicable payment of its respective portion of the Conversion Payment by such holder of record (which Certificates will then be cancelled). If any Certificate has been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such document to be lost, stolen, or destroyed and, if required by Buyer or the Disbursing Agent, the payment of any reasonable fees, and the posting by such Person of a bond, in such reasonable amount as Buyer or the Disbursing Agent may direct as indemnity against any claim that may be made against it with respect to such document, the Disbursing Agent will issue in exchange for such lost, stolen, or destroyed document, the applicable payment of its respective portion of the sum of the Conversion Payment to which the holder is entitled under this Article 1.

(d) The applicable portion of the Conversion Payment delivered upon surrender in exchange for shares of Company Stock in accordance with the terms hereof will be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of Company Stock. After the Effective Time, no further transfers will be made on the stock transfer books of the Company of shares of Company Stock. At the Effective Time, all shares of Company Stock will cease to exist, and each Certificate previously representing any such shares will represent only the right to receive the applicable portion of the Conversion Payment (provided, however, that, Certificates representing Dissenting Shares will entitle the holder thereof only the right to receive fair value of such shares in accordance with the provisions of the DGCL) as described in Section 1.11 and Section 1.14 subject to the terms of this Agreement. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Disbursing Agent for transfer, they will be cancelled and exchanged as provided in this Article 1, except as otherwise provided by Applicable Law.

(e) Upon Buyer’s written request, the Disbursing Agent will redeliver or repay to Buyer any cash made available to the Disbursing Agent and not exchanged for Certificates within 18 months after the Effective Time. After such time any holder of Certificates who has not yet delivered or surrendered such Certificates to the Disbursing Agent, subject to Applicable Law, will look as a general creditor only to Buyer for payment of the applicable portion of the Conversion Payment. Despite any provision of this Agreement, to the fullest extent permitted by Applicable Law, none of Buyer, the Disbursing Agent, the Surviving Corporation, the Selling Parties’ Representative, or any other Person will be liable to any holder of shares of Company Stock for any cash delivered to a public official according to applicable abandoned property, escheat, or similar law.

(f) Buyer, the Surviving Corporation and the Disbursing Agent will be entitled to deduct and withhold from any payment to be made under this Agreement all Taxes that Buyer, the Surviving Corporation or the Disbursing Agent, as the case may be, is required to deduct and withhold with respect to such payment under the Code (or any provision of other Applicable Law). Taxes withheld pursuant to this Section 1.15 by Buyer, the Surviving Corporation, or the Disbursing Agent, as the case may be, will be (1) timely remitted by the withholding Person to the appropriate Governmental Authority and (2) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE 2

CLOSING

2.1 Generally. Subject to the continued fulfillment or waiver of the conditions precedent set forth in Article 7 and the termination provisions set forth in Article 6, the closing of the Transactions (the “Closing”) will occur at Noon, Central Time on December 31, 2012 or (b) at such other time as Buyer and the Company may mutually agree (with the actual date of such closing being the “Closing Date”). The Closing will be held at the offices of Faegre Baker Daniels LLP in Minneapolis, Minnesota at the address appearing in the notice provisions in Section 9.1 or at such other place to be mutually agreed by Buyer and the Company. All actions to be taken and all documents to be executed or delivered at Closing will be deemed to have been taken, executed and delivered simultaneously, and no action will be deemed taken and no document will be deemed executed or delivered until all have been taken, delivered and executed, except in each case to the extent otherwise stated in this Agreement or any such other document.

2.2 Closing Deliveries. At the Closing, the Company and the Selling Parties will have delivered to Buyer, and Buyer and Buyer Subsidiary will have delivered to the Company and the Selling Parties’ Representative, the certificates and other documents and instruments contemplated by Article 7.

2.3 Filing of the Certificate of Merger. Subject to the other provisions of this Agreement, at the Closing the Company and Buyer Subsidiary will cause the Certificate of Merger to be filed as provided in Section 1.2 and will take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in a correspondingly labeled schedule, section or subsection of the written disclosure schedules (the “Disclosure Schedules”) attached hereto and incorporated herein, the Company hereby represents and warrants to Buyer that each of the following is and will be true, correct and complete statements, each as of the Signing Date and as of the Closing Date:

3.1 Organization and Good Standing. Each Acquired Company (a) is a duly organized and validly existing corporation under the Applicable Laws of its jurisdiction of organization as indicated on Exhibit C and is in good standing under such Applicable Laws and (b) has full corporate power and authority to own and lease its properties and assets and conduct its business. Each Acquired Company is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the ownership or leasing of its properties or assets or the conduct of its business requires such qualification except in those jurisdictions where the failure to be so duly qualified and in good standing, individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect.

3.2 Capitalization. Exhibit A lists all Stockholders of the Company and all shares of capital stock and other equity interests of the Company held by each of them. Schedule 3.2 lists the equity interests held by any Acquired Company, directly or indirectly, in any other Person, if any, which is not an Acquired Company and (c) each Company Subsidiary. The equity interests held by the Company of each Acquired Company constitute all of the outstanding equity interests of each Acquired Company. The Company or another Acquired Company has good and valid title to all equity interests of each Acquired Company other than the Company, free and clear of any Encumbrance (other than restrictions imposed by securities laws applicable to securities generally). Other than rights of Buyer created hereunder and any other rights that may be disclosed on Schedule 3.2, there is no: (1) pre-emptive right, option, warrant, put, call, purchase right, subscription right, conversion right, convertible instrument, exchange right or other security, Contract or commitment of any nature whereby any Person has, or has a right to receive, any equity interest of, or right or obligation to acquire any equity interest of, any Acquired Company; (2) equity appreciation, phantom stock, restricted stock right, profit participation or similar right with respect to any Acquired Company; or (3) voting trust, proxy or other Contract with respect to any equity interest of any Acquired Company.

3.3 Authority and Authorization; Conflicts; Consents.

(a) Authority and Authorization. With the exception of receipt of the Requisite Stockholder Approval, the execution, delivery and performance of this Agreement and each Ancillary Document to be executed by the Company has been duly authorized and approved by all necessary corporate action on the part of the Company, and such authorization and approval remains in full force and effect. Assuming due authorization, execution and delivery by Buyer and

Buyer Subsidiary of this Agreement and each Ancillary Document to be executed by the Company, this Agreement and each Ancillary Document to be executed by the Company is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent enforceability may be limited by any Enforcement Limitation.

(b) Conflicts. Except as listed in Schedule 3.3(b), neither the execution nor delivery by the Company of this Agreement nor any Ancillary Document nor consummation by the Company of the transactions contemplated herein does or will (with or without the passage of time or giving of notice): (1) constitute a breach of, violate, conflict with or give rise to or create any right or obligation under any Organizational Document of any Acquired Company; (2) violate any Applicable Law or Order; or (3) constitute a material breach or violation of or a default under, conflict with or give rise to or create any right of any Person other than any Acquired Company to accelerate, increase, terminate, modify or cancel any right or obligation in a manner adverse to the Business or result in the creation of any Encumbrance, other than a Permitted Encumbrance, under, any Contract to which any Acquired Company is a party or by which any asset of any Acquired Company is bound; except with respect to clauses (2) and (3) where any such violation, breach, default, conflict, right or result is not material to the Company and the Acquired Companies taken as a whole.

(c) Consents. Except as listed in Schedule 3.3(c), no consent or approval by, notification to or filing with any Person is required in connection with the Company’s execution, delivery or performance of this Agreement or any Ancillary Document or the Company’s consummation of the transactions contemplated herein or therein, except where the failure to obtain any such consent or approval, provide any such notification or make any such filing is not material to the Company and the Acquired Companies taken as a whole. “Consent” means each consent, approval, notice or filing listed in Schedule 3.3(c). “Required Consent” means each Consent labeled as a Required Consent in Schedule 3.3(c).

3.4 Financial Statements and Undisclosed Liabilities.

(a) Financial Statements Defined. Schedule 3.4(a) contains a true, correct and complete copy of the following:

(1) the (A) audited balance sheet of the Company on a consolidated basis as of each of June 30, 2012 and 2011 (the latter of such dates is the “Annual Balance Sheet Date” and such balance sheet as of the Annual Balance Sheet Date is the “Annual Balance Sheet”); (B) audited income statements and statements of cash flow of the Company on a consolidated basis for the fiscal year ended on each of the Annual Balance Sheet Date and December 31, 2011 and 2010; and (C) notes to the foregoing and the reports thereon of the Company’s independent auditors (collectively, the “Annual Financial Statements”); and

(2) the unaudited (A) balance sheet of the Business on a consolidated basis, as of September 30, 2012 (such date is the “Interim Balance Sheet Date” and such balance sheet is the “Interim Balance Sheet”); and (B) income statement of the Business, on a consolidated basis, for the 3-month period ended on the Interim Balance Sheet Date

(collectively, the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”).

(b) Financial Statements. The Financial Statements (1) were prepared in accordance with GAAP consistently applied by the Company, (2) were prepared in accordance with, and are consistent with, the books and Records of the Company, (3) were, with respect to each unaudited Financial Statement of the Business, prepared in a manner consistent with the manner of preparation of the directly related audited Financial Statements of the Company and (4) fairly present, in all material respects, the assets, liabilities and financial condition of the Company and the Business at their respective dates and the results of operations of the Company and the Business for the respective periods covered thereby, except that the Interim Financial Statements are subject to normal year-end adjustments (which adjustments would not be material, individually or in the aggregate) and any notes included therewith would not be material, individually or in the aggregate, and would be consistent in all material respects with the notes to the Annual Financial Statements.

(c) Undisclosed Liabilities. The Business has no Liability of a kind required by GAAP to be set forth on the face of a balance sheet, except for any Liability (1) set forth on the face of the Interim Balance Sheet (regardless of whether in any note thereto), (2) listed in Schedule 3.4(c), (3) that has arisen in its Ordinary Course of Business since the Interim Balance Sheet Date (which does not arise out of, relate to or result from and which is not in the nature of and was not caused by any breach of Contract, breach of warranty, tort, infringement or other violation of Applicable Law) or (4) under this Agreement or any Ancillary Document or otherwise in connection with the Transactions.

(d) Solvency and No Material Adverse Effect. As of the Effective Time, each Acquired Company will be solvent and will be able to pay its debts in the Ordinary Course of Business as those debts become due and payable. Since the Interim Balance Sheet Date, no incident or incidents have occurred which, individually or collectively, constitute a Material Adverse Effect on the Company and the Acquired Companies taken as a whole.

3.5 Compliance with Law.

Except as disclosed on Schedule 3.5, since January 1, 2009, no Acquired Company is in material violation of any Applicable Laws relating to the operation or ownership of the Business. Without limiting the generality of the foregoing:

(a) Taxes.

(1) All Tax Returns that were required to be filed by, on behalf of or with respect to any Acquired Company or any Affiliated Group of which any Acquired Company is or was a member were timely filed on or before the applicable due date (taking into account any extension of such due date). All such Tax Returns were true and correct in all material respects. All Taxes (including estimated Taxes) due and owing by or with respect to any Acquired Company or any such Affiliated Group were paid when due (whether or not shown as due on any Tax Return).

(2) Since January 1, 2006, no claim has been made in writing by an authority in a jurisdiction where an Acquired Company does not currently file a Tax Return that such Acquired Company is or may be subject to taxation by such jurisdiction.

(3) All Taxes that any Acquired Company is or was required to withhold in connection with any amount paid or owing to any employee, independent contractor, shareholder, nonresident, creditor or other third party have been duly withheld or collected and have been paid, to the extent due and owing, to the proper Governmental Authority.

(4) On the date hereof, to the Knowledge of the Company, there is no Tax audit or Tax Proceeding pending or Threatened against or otherwise with respect to any Acquired Company.

(5) No Acquired Company has in effect any waiver of any statute of limitations regarding any Tax or agreed to any extension of time, that remains in effect, regarding the assessment of any Tax deficiency.

(6) No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a Taxable period ending on or before the Closing Date; (B) closing agreement” as described in section 7121 of the Code or other agreement with a Governmental Authority (or any similar provision of any Applicable Law) executed on or before the Closing Date; (C) intercompany transaction or excess loss account described in Treasury Regulations under section 1502 of the Code (or any similar provision of any Applicable Law); (D) installment sale or open transaction disposition made on or before the Closing Date; (E) prepaid amount received on or before the Closing Date; or (F) discharge of Indebtedness on or prior to the Closing date pursuant to Section 108(i) of the Code.

(7) No Acquired Company or any predecessor thereof has been a member of a group (including an Affiliated Group) with which it has filed or been included in a combined, consolidated or unitary Income Tax Tax Return, other than the group in which it is currently a member. No Acquired Company has been a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract, other than with respect to such group in which it is currently a member. No Acquired Company or any predecessor thereof is liable for any Tax of any taxpayer other than an Acquired Company under Treasury Regulations section 1.1502-6 (or any similar provision of any Applicable Law), as a transferee or successor, by Contract or otherwise, for any Taxable period beginning before the Closing Date, other than with respect to such group in which such Acquired Company is currently a member.

(8) No Acquired Company has made any distribution of stock of any “controlled corporation” as such term is defined in section 355(a)(1) of the Code.

(9) No Acquired Company is or has been a United States real property holding corporation (as defined in section 897(c)(2) of the Code) during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

(10) There is no agreement, plan, arrangement or other Contract covering any current or former employee or independent contractor of any Acquired Company that, considered individually or considered collectively with any other such Contract, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to section 280G of the Code. No Acquired Company is a party to any Contract, nor does it have any obligation or other Liability, to compensate any individual for excise Taxes paid pursuant to section 4999 of the Code.

(11) The unpaid Taxes of the Acquired Companies, as a whole, (A) did not, as of the Interim Balance Sheet Date, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes) set forth on the Interim Balance Sheet and (B) do not exceed such reserve on the Interim Balance Sheet, as adjusted for the passage of time since the Interim Balance Sheet Date in accordance with the past custom and practice of the Acquired Companies. Since the Interim Balance Sheet Date, no Acquired Company has incurred any Liability for any Tax arising from extraordinary gains or losses outside its Ordinary Course of Business.

(b) Environmental Law. Except as disclosed in Schedule 3.5:

(1) Each Acquired Company, the Business and the assets used in the Business (including the Leased Real Property) and the use, maintenance and operation thereof have been and are in compliance with all Environmental Laws in all material respects. To the Knowledge of the Company, each Acquired Company has complied with all reporting and monitoring requirements under all Environmental Laws in all material respects.

(2) Each Acquired Company has obtained all material Environmental Permits necessary to conduct the Business and to own, use and operate its assets (including the Leased Real Property). All such Environmental Permits related to the Business are listed in Schedule 3.5.

(c) Permits. The Acquired Companies possess and are in compliance in all material respects with each Permit necessary for the Acquired Companies to own, operate and use their assets and conduct the Business. The Company has made available to Buyer a true, correct and complete copy of each such Permit and each such Permit is listed in Schedule 3.5.

(d) Applicable Laws Relevant to Products. Since January 1, 2006, the manufacture, sale, assembly, repair and servicing of products and sub-assemblies by each Acquired Company has been in compliance in all material respects with all Applicable Laws, including Section 5 of the Federal Trade Commission Act (15 U.S.C. §45).

3.6 Litigation and Orders. Except as listed in Schedule 3.6, (a) there is no claim or other Proceeding pending or, to the Knowledge of the Company, Threatened against any Acquired

Company or to which any Acquired Company is a party and (b) no Acquired Company is subject to any Order.

3.7 Contracts.

(a) Other than Contracts that are reasonably expected to expire prior to the Closing without any liability on the part of the Company or any Acquired Company, Schedule 3.7 constitutes a true, correct and complete list of the following Contracts relating to the Business to which any Acquired Company is a party or by which any of its assets relating to the Business is bound (each Contract so listed or required to be so listed being a “Major Contract”) and each Major Contract is listed under a heading in Schedule 3.7 that corresponds with the applicable clause among the following to which such Major Contract relates:

(1) each Contract regarding any employment, severance or change-of-control (excluding the Company’s standard forms of offer letter and separation agreement used in the Ordinary Course of Business) (each such contract indicated on Schedule 3.7 as such is an “Executive Employment Agreement”);

(2) each covenant not to compete that restricts in any respect the operation of the Business as presently conducted;

(3) each operating lease (as lessor or lessee) of tangible personal property;

(4) each Contract to pay or receive any royalty or license fee or to license (either as licensor or licensee) any material Intellectual Property (other than any non-exclusive license for the use of any commercially available off-the-shelf software which was entered into in the Ordinary Course of Business of the Acquired Company);

(5) each Contract regarding any management, personal service or consulting or other similar type of Contract involving payments in excess of $100,000 in any calendar year (other than those that are or on the Closing Date will be terminable at will or upon not more than 30 days’ notice by the applicable Acquired Company without any Liability to the applicable Acquired Company, except Liability with respect to services rendered before the termination thereof);

(6) each Contract for the purchase by any Acquired Company of any supply or product (except those entered into in the Ordinary Course of Business on an order-by-order basis where the amount thereof is less than $100,000 per Contract);

(7) each mortgage agreement, deed of trust, security agreement, purchase money agreement, conditional sales contract, capital lease or other similar Contract created or assumed by, or permitted to be created by written document made or accepted by, any Acquired Company or any sale-leaseback arrangement pertaining to any real property or to equipment (other than any purchase money agreement, conditional sales contract, capital lease or other similar Contract evidencing Encumbrances only on tangible personal property under which there exists an aggregate future Liability less than $100,000 per Contract);

(8) each Contract under which any Acquired Company is obligated to repay or has guaranteed any outstanding Indebtedness for borrowed money or remains obligated to lend to or make any investment in (in the form of a loan, capital contribution or otherwise) any other Person;

(9) each Contract under which any Acquired Company has advanced or loaned money to any other Person;

(10) each outstanding power of attorney with respect to any Acquired Company;

(11) each lease or sublease (whether as lessor or lessee) for the use or occupancy of real property by any Acquired Company;

(12) each Contract requiring any Acquired Company to reimburse any maker of a letter of credit or banker’s acceptance;

(13) each partnership, joint venture or similar Contract of any Acquired Company;

(14) each Contract, other than any Contract of a nature described in clause (1) or (5) above, with any Affiliate of (A) any Acquired Company or (B) any officer, director, governor or manager of (or any person holding a similar position with) any Acquired Company;

(15) each Contract with any distributor or broker of any product or service offered by any Acquired Company;

(16) each Contract containing any form of most-favored pricing provision in favor of any supplier or customer of any Acquired Company;

(17) other Contract that is material to any Acquired Company; and

(18) each other Contract not entered into in the Ordinary Course of Business of any Acquired Company.

(b) The Company has made available to Buyer a true, correct and complete copy of each Major Contract and copies of the Company’s standard form of offer letter. With respect to each Major Contract, (1) such Major Contract is legal, valid and binding, in full force and effect and enforceable (except to the extent enforceability may be limited by any Enforcement Limitation) in accordance with its terms against the Applicable Acquired Company and, to the Knowledge of the Company, against each other party thereto, (2) the Applicable Acquired Company is not and, to the Knowledge of the Company, no other party thereto is in material breach of or default under such Major Contract and no party thereto has given to any other party thereto written notice alleging that such a breach or default occurred, (3) to the Knowledge of the Company, no event has occurred that (with or without the passage of time or giving of notice) would constitute a material breach or default of, or permit termination, modification, acceleration or cancellation of, such Major Contract or of any material right or Liability thereunder, (4) the

Company has not waived any material right under such Major Contract, (5) no party to such Major Contract has terminated, modified, accelerated or canceled such Major Contract or any material right or Liability thereunder or communicated in writing such party’s desire or intent to do so, (6) the Company has not received any prepayment under such Major Contract for any service that has not been fully performed or good that has not been supplied (other than as is fully reflected in the financial records of the Company and will be included within the calculation of the Final Net Book Value Amount) and (7) if the parties to such Major Contract are performing under terms that have expired by the express terms of such Major Contract, then Schedule 3.7 identifies such expiration and describes the material terms under which such parties continue to perform.

(c) In the case of each value added reseller agreement and original equipment manufacturer agreement, Schedule 3.7 indicates in each instance any such Contracts which materially deviate from one of the Company’s standard value added reseller agreements and standard original equipment manufacturer agreement. Aside from such descriptions on Schedule 3.7, each value added reseller agreement and original equipment manufacturer agreement does not materially deviate from the Company’s standard value added reseller agreement and standard original equipment manufacturer agreements.

3.8 Certain Assets. Each Acquired Company has good and marketable title to, or a valid leasehold interest in or a valid license for, each asset, located on any of its premises, shown on the Interim Balance Sheet or acquired by it after the Interim Balance Sheet Date or as is otherwise necessary for the conduct of the Business as currently conducted, free and clear of any Encumbrance other than any Permitted Encumbrance, except for any asset disposed of in its Ordinary Course of Business since the Interim Balance Sheet Date or as listed in Schedule 3.8 or 3.9(d). The Acquired Companies as a whole have exclusive possession and control of each such asset that is personal property.

3.9 Real Property.

(a) Schedule 3.9(a) lists all real property and all interests in real property, in each case that is leased or occupied by an Acquired Company or that an Acquired Company has the right to occupy, now or in the future that is used in the Business (each a “Real Property Lease” and any real property leased or occupied under a Real Property Lease being “Leased Real Property”). No Acquired Company owns any real property.

(b) All of the land, buildings, structures and other improvements used by the Acquired Companies in the conduct of the Business are included in the Leased Real Property. Except for the Real Property Leases, there is no lease (including sublease) or occupancy agreement in effect with respect to any Leased Real Property. There is no pending or, to the Knowledge of the Company, Threatened Proceeding regarding condemnation or other eminent domain Proceeding affecting any Leased Real Property or any sale or other disposition of any Leased Real Property in lieu of condemnation.

(c) Each Acquired Company has a valid leasehold interest under each Real Property Lease to which it is a party, subject to any Enforcement Limitation, and no Acquired Company has sublet or assigned any of the Real Property Leases or otherwise conveyed any rights in the Real Property Leases to any Person. No Acquired Company is in default or otherwise in breach under any Real Property Lease and, to the Knowledge of the Company, no other party is in default or otherwise in breach thereof. No party to any Real Property Lease has exercised any termination right with respect thereto. The Company has made available to Buyer a true, correct and complete copy of each Real Property Lease. Each Real Property Lease is in full force and effect and constitutes the entire agreement between the parties thereto, and there are no other agreements, between such parties. All rent and other sums and charges payable by the applicable Acquired Company as tenant under the Real Property Leases are current. No party to any Real Property Lease has repudiated any provision thereof and there is no dispute or forbearance program in effect with respect to any Real Property Lease. An Acquired Company has good title to the leasehold estate and other rights of the tenant with respect to the property affected by each Real Property Lease, free and clear of all Encumbrances, except any (1) Permitted Encumbrance or (2) Encumbrance on the applicable fee title, the payment or performance of which is not the responsibility of the applicable Acquired Company as tenant under the applicable Real Property Lease.

3.10 Intellectual Property.

(a) Schedule 3.10(a)(1) lists all (i) material Intellectual Property owned by any Acquired Company that is registered with or issued by any Governmental Authority (or with any Person that maintains domain name registrations) and all applications for any such registration; and (ii) all registered trademarks, patents and applications therefore. Schedule 3.10(a)(2) lists all agreements pursuant to which any material Intellectual Property of any other Person has been licensed or otherwise granted to any Acquired Company.

(b) Except as disclosed in Schedule 3.10(b), an Acquired Company owns (free and clear of all Encumbrances, other than any Permitted Encumbrance), or has the right to use without payment of any royalty, license fee or similar fee (other than pursuant to a Major Contract listed on Schedule 3.7), the material Intellectual Property used by any Acquired Company in the operation of the Business and (2) the Intellectual Property used by each Acquired Company in the operation of the Business is sufficient for the conduct of the Business as conducted immediately prior to the Closing.

(c) Except as listed in Schedule 3.10(c):

(1) (A) no Acquired Company has received written notice that any registered Intellectual Property listed in Schedule 3.10(a)(1) has been, or will be, declared unenforceable, abandoned, withdrawn or otherwise invalid by any Governmental Authority and (B) no Intellectual Property owned by any Acquired Company is or has been involved in any interference, reissuance, reexamination, invalidation, cancellation, opposition or similar Proceeding and, to the Knowledge of the Company, no such Proceeding is Threatened;

(2) no Acquired Company has received any written charge, complaint, claim, demand or notice, alleging that the Intellectual Property of any Acquired Company or any use, sale or offer to sell any good or service of any Acquired Company interferes with, infringes upon, misappropriates or violates any Intellectual Property right of any other Person, including any claim that any Acquired Company must license or refrain from using any Intellectual Property of any other Person or any offer by any other Person to license any Intellectual Property of any other Person; and

(3) to the Knowledge of the Company, no Acquired Company is interfering with, infringing upon, misappropriating or violating the Intellectual Property right of any other Person, and, to the Knowledge of the Company, no other Person is interfering with, infringing upon, misappropriating or violating any material Intellectual Property right of any Acquired Company.

(d) Except as listed in Schedule 3.10(d), each former and current employee of each Acquired Company is a party to a written Contract with an Acquired Company that assigns to the applicable Acquired Company all rights to all Intellectual Property relating to an Acquired Company that was developed in the course of such employee’s employment, and the Company has provided a true, correct and complete copy of each such Contract, or a form thereof, to Buyer. To the Knowledge of the Company, no current employee of any Acquired Company is bound by any Contract (other than with an Acquired Company) that restricts or limits the scope or type of work in which such employee may be engaged or requires such employee to transfer, assign or disclose information concerning such employee’s work or any Intellectual Property to any Person other than an Acquired Company.

(e) Except as listed in Schedule 3.10(e), each issued or registered item of Intellectual Property listed in Schedule 3.10(a)(1) is: (1) in compliance with all applicable legal requirements (including: payment of all necessary and appropriate filing, examination and maintenance fees; proofs of working or use; post-registration filing of affidavits of use; and incontestability and renewal applications); (2) valid and enforceable; and (3) not subject to any maintenance fee, Tax or action that is due within 90 days after the Closing Date.

(f) All products and other materials made, used or sold under any registered patent of any Acquired Company are in compliance with 35 U.S.C. §§287 and 292. All services, products and other materials bearing or incorporating any trademark, service mark, trade name, trade dress, or service name owned by any Acquired Company bear the proper registration notice where required by Applicable Law. All material works encompassing or incorporating or otherwise covered by any copyright work of each Acquired Company have been marked with the proper copyright notice.

(g) With respect to each material trade secret of each Acquired Company (including each item of Intellectual Property that any Acquired Company regards as a material trade secret): (1) the documentation (if any) relating to such trade secret is current, accurate and is sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual that is not an employee of the Business on the Effective Time; (2) the applicable Acquired Company has taken reasonable precautions to protect the secrecy, confidentiality and value of such trade secret; and (3) to the Knowledge of the Company, such trade secret has not been used, divulged or misappropriated either for the benefit of any Person (other than an Acquired Company) or to the detriment of any Acquired Company.

(h) Schedule 3.10(h)(1) lists all products developed by any Acquired Company since January 1, 2009. To the Knowledge of the Company, an Acquired Company owns or has a valid and enforceable right to use all Software and systems used by each Acquired Company in the operation of the Business substantially as it is currently being conducted without any conflict with the rights of any Person.

(i) Schedule 3.10(i)(1) lists (1) each item of Open Source Code that is contained in or distributed with any the Software or from which any part of any Software is derived, (2) the title of the license for each such item of Open Source Code, and (3) a description of the manner in which such Open Source Code is used, modified and/or distributed by any Acquired Company. The Company has provided a true, correct and complete copy of the applicable license for each such item of Open Source Code. Except as set forth in Schedule 3.10(i)(2), no Acquired Company product is subject to the provisions of any Open Source Code license (including any general public license, limited general public license or other similar Contract) which (other than with respect to any Open Source Code specifically distributed with such product) (A) requires or conditions the sale or distribution of such product in source code form, (B) requires the licensing of such product’s source code or any portion thereof for the purpose of making modifications or derivative works, or (C) requires the distribution of such product or any portion thereof without charge.

(j) To the Knowledge of the Company, the Acquired Companies’ products do not contain any computer code designed to disrupt, disable, harm, distort or otherwise impede in any manner the legitimate operation of such software by or for any Acquired Company or its authorized users and customers, or any other associated software, firmware, hardware, computer system or network (including what are sometimes referred to as “viruses,” “worms,” “time bombs,” or “back doors”). The Acquired Companies use commercially available antivirus software and use commercially reasonable efforts to protect products and Software used internally by the Acquired Companies from becoming infected by viruses and other harmful codes.

3.11 Insurance. One or more Acquired Companies maintains property and casualty insurance on all tangible assets used in the Business on a replacement value basis and product liability insurance with respect to the Business. All policies providing such insurance are in full force and effect and no Acquired Company has received any written notice of impending cancellation or non-renewal thereof.

3.12 Absence of Certain Events. Since the Interim Balance Sheet Date, (A) there has not been any circumstance, development, event or series of such occurrences that has had or would reasonably be expected to result in a Material Adverse Effect on the Company and the Acquired Companies taken as a whole and (B) each Acquired Company has been operated in its Ordinary Course of Business. Without limiting the generality of the foregoing, except as listed in Schedule 3.12 and except for the Transactions, since the Interim Balance Sheet Date, no Acquired Company has done any of the following:

(a) (1) issued or otherwise allowed to become outstanding or acquired or pledged or otherwise encumbered any equity interest or other security of the applicable Acquired Company or right (including any option, warrant, put or call) to any such equity interest or other security, (2) declared, set aside or paid any dividend on, or made any other distribution in respect of, any of its equity interests or other securities, (3) split, combined or reclassified any of its equity interests or issued or authorized the issuance of any other security in respect of, in lieu of or in substitution for any of its equity interests or other securities or made any other change to its capital structure or (4) purchased, redeemed or otherwise acquired any equity interest or any other security of the applicable Acquired Company or any right, warrant or option to acquire any such equity interest or other security;

(b) (1) except for sales of inventory in its Ordinary Course of Business, made any sale, lease to any other Person, license to any other Person or other disposition of any asset, (2) failed to preserve and maintain all of the Leased Real Property in substantially the same condition as existed on the Annual Balance Sheet Date, ordinary wear and tear excepted, (3) erected any new improvement on any of the Leased Real Property, (4) made any capital expenditure or purchased or otherwise acquired any asset (other than purchases of inventory in its Ordinary Course of Business and capital expenditures that do not exceed $100,000 individually or $500,000 in the aggregate, licensed any intangible asset from any other Person, except non-exclusive licenses in its Ordinary Course of Business of commercially available off-the-shelf software, leased any real property from any other Person or leased any tangible personal property from any other Person, except leases of tangible personal property in its Ordinary Course of Business under which the payments do not exceed $100,000 individually or $500,000 in the aggregate, (5) acquired by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any Person or division thereof, (6) disclosed any confidential, proprietary or non-public information, except as is and was reasonably protected under a customary non-disclosure Contract or (7) adopted a plan of liquidation, dissolution, merger, consolidation, statutory share exchange, restructuring, recapitalization or reorganization;

(c) granted or had come into existence any Encumbrance on any material asset, other than (1) pursuant to a Major Contract or (2) any Permitted Encumbrance;

(d) (1) became a guarantor with respect to any obligation of any other Person, (2) assumed or otherwise became obligated for any obligation of any other Person for borrowed money or (3) agreed to maintain the financial condition of any other Person;

(e) (1) incurred any Indebtedness that will not be satisfied at Closing pursuant to a Payoff Letter or reflected on the Closing Balance Sheet, (2) made any loan, advance or capital contribution to, or investment in, any other Person or (3) made or pledged to make any charitable or other capital contribution;

(f) (1) except in its Ordinary Course of Business, entered into any material Contract, or amended or terminated in any respect that is or was material and adverse to the applicable Acquired Company any material Contract to which the applicable Acquired Company is or was a party or (2) waived, released or assigned any material right or claim under any such material Contract;

(g) (1) failed to prepare and timely file all Tax Returns with respect to the applicable Acquired Company required to be filed during such period or timely withhold and remit any employment Taxes with respect to the applicable Acquired Company, (2) filed any amended Tax Return, (3) made or changed any election with respect to Taxes or (4) settled or compromised any Tax Liability, entered into any Tax closing agreement, surrendered any right to claim a refund of Taxes, waived any statute of limitations regarding any Tax, agreed to any extension of time regarding the assessment of any Tax deficiency or took any other similar action relating to any Tax;

(h) (1) adopted or changed any accounting method or principle used by the applicable Acquired Company, except as required under GAAP or Applicable Law or (2) changed any annual accounting period;

(i) except for changes in its Ordinary Course of Business that, in the aggregate, did not and will not result in a material increase of benefits or compensation expense to the applicable Acquired Company relative to the level in effect before such changes and except as required by Applicable Law, (1) adopted, entered into, amended or terminated any bonus, profit-sharing, compensation, severance, termination, pension, retirement, deferred compensation, trust, fund or other arrangement or other Employee Plan for the benefit or welfare of any individual, (2) entered into or amended any employment arrangement or relationship with any new or existing employee that had or will have the legal effect of any relationship other than at-will employment or employment subject to termination upon not more than 30 days’ notice without any post-termination obligation, (3) increased any compensation or fringe benefit of any director, officer or management-level employee or paid any benefit to any director, officer or management-level employee, other than pursuant to a then-existing Employee Plan and in amounts consistent with past practice, (4) granted any award to any director, officer or management-level employee under any bonus, incentive, performance or other compensation Employee Plan (including the removal of any existing restriction in any Employee Plan or award made thereunder), (5) entered into or amended any collective bargaining agreement or (6) except as required by Applicable Law or Contract that existed during such period, took any action to segregate any asset for, or in any other way secure, the payment of any compensation or benefit to any employee;

(j) amended or changed, or authorized any amendment or change to, any of its Organizational Documents;

(k) except in its Ordinary Course of Business, (1) paid, discharged, settled or satisfied any Liability (whether absolute, accrued, contingent or otherwise) or (2) otherwise waived, released, granted, assigned, transferred, licensed or permitted to lapse any right of material value; or

(l) entered into any Contract, or agreed or committed (binding or otherwise), to do any of the foregoing.

3.13 Employee Benefits.

(a) Schedule 3.13 contains a complete and accurate list of the Employee Plans. Each Employee Plan has been established, registered, maintained, invested and administrated in compliance in all material respects with its terms and with Applicable Law and is in good standing under Applicable Law. To the Knowledge of the Company, no fact or circumstance exists that is reasonably likely to adversely affect the preferential Tax treatment ordinarily granted to any such Employee Plan. All contributions or premiums required to be paid, deducted or remitted and all obligations required to be performed by the applicable Acquired Company under the terms of any

Employee Plan or by Applicable Law have been paid, deducted, remitted or performed in a timely fashion and there is no outstanding default or violation thereunder that has not been properly recorded in the Financial Statements as underfunded. All contributions to Employee Plans required to be made by way of authorized payroll deduction have been properly withheld by the applicable Acquired Company and fully paid thereunder.

(b) No Proceeding is pending or, to the Knowledge of the Company, threatened with respect to Employee Plans, other than routine claims for benefits and no circumstance or event has occurred that is reasonably expected to result in such Proceeding.

(c) Except as otherwise disclosed in Schedule 3.13, no Employee Plan has a deficit.

(d) The following documents have been made available to Buyer (1) complete and accurate copies of all Employee Plans (where no text exists, a summary has been provided) and any related trust agreement, insurance Contract or other document governing Employee Plans, (2) the most recent accounting and certified financial statement of each Employee Plan for which the statement is made if any and (3) the most recent determination, opinion or advisory letter received from the IRS with respect to each Employee Plan intended to qualify under Section 401(a) of the Code or such similar governmental filing for any Foreign Plan; and no material change, fact, event, circumstance, condition or omission has occurred since the date those documents were made available to Buyer that would affect the information contained in this Agreement.

(e) Except as disclosed in Schedule 3.13, no Acquired Company has made any promise or commitment to amend any Employee Plan, to provide increased benefits thereunder or to establish any new plan, except as required by Applicable Law or as disclosed in Schedule 3.13.

(f) Except as disclosed in Schedule 3.13, there are no medical or other welfare benefits for any former or retired employees or the beneficiaries of dependants of former or retired employees of any Acquired Company, other than coverage mandated by COBRA or other comparable state law and at the expense of the former employees (or their beneficiaries or dependents). No Employee Plan requires or permits retroactive increases or assessments in premiums or payments. At no time has any Acquired Company (or an ERISA Affiliate) contributed or been required to contribute to any (1) multi employer plan (as defined in Section 3(37) of ERISA), (2) defined benefit plan (as defined in Section 3(35) of ERISA), (3) any plan subject to title IV of ERISA or (4) defined benefit or occupational pension plan in the United Kingdom. The only pension plan applicable to current or former employees or workers of Nexsan Technologies Limited is a defined contribution group personal pension plan.

(g) Except as disclosed in Schedule 3.13, at no time has any Acquired Company (or an ERISA Affiliate) contributed or been required to contribute to a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA.

(h) Except as disclosed in Schedule 3.13, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (1) entitle any individual to any bonus, retirement, severance pay or any other benefit or payment, or

(2) accelerate the time of payment or vesting, or increase the amount of compensation due to any individual.

(i) Each Employee Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) that is subject to Section 409A of the Code has since (i) January 1, 2005 (or such later date as Section 409A of the Code first applied to such Plan), been maintained and operated in good faith compliance in all material respects with Section 409A of the Code and Notice 2005-1 and (ii) January 1, 2009 (or such later date as Section 409A of the Code first applied to such Plan), been in documentary and operational compliance in all material respects with Section 409A of the Code. No Plan is subject to Section 457A of the Code.

(j) The Company is not obligated by any contract or agreement with the UK employee identified in Schedule 3.13(j) to pay him any disability benefits.

3.14 Employees and Labor Relations.

(a) Except as listed in Schedule 3.14(a), with respect to each Acquired Company: (1) the applicable Acquired Company has no present intention to terminate any employee’s employment; (2) no employee thereof is a party to any confidentiality, non-competition, proprietary rights or similar Contract between such employee and any Person other than the applicable Acquired Company that is material to the performance of such employee’s employment duties or the applicable Acquired Company’s ability (or, after Closing, that will be material to Buyer’s ability) to conduct the Business; (3) there is no collective bargaining agreement or relationship with any labor organization; (4) no labor organization or group of employees has filed any representation petition or made any written demand for recognition; (5) to the Knowledge of the Company, no union organizing or decertification effort exists or is Threatened; (6) no labor strike, work stoppage, picketing, slowdown or other material labor dispute has occurred or, to the Knowledge of the Company, is Threatened; (7) there is no workers’ compensation Liability, experience or matter that will or is reasonably likely to materially and adversely affect the applicable Acquired Company or Buyer; (8) there is no employment-related Proceeding pending or Threatened regarding an alleged violation or breach by the applicable Acquired Company (or any of its managers, officers or directors) of any Applicable Law or Contract; (9) no employee or agent of the applicable Acquired Company has committed any act or omission giving rise to any material Liability for any violation or breach by the applicable Acquired Company (or any of its managers, officers or directors) of any Applicable Law or Contract; (10) no charge or complaint is pending or, to the Knowledge of the Company, Threatened against the applicable Acquired Company relating to unfair labor practices or discrimination or otherwise under Applicable Law nor has there been any such event within the past three years; (11) the applicable Acquired Company has paid in full all amounts owed to any employee of the applicable Acquired Company under any Applicable Law, and, to the Knowledge of the Company, there are no circumstances that would permit a penalty or reassessment under any Applicable Law; (12) no charge or order is in effect, pending or, to the Knowledge of the Company, threatened that requires the applicable Acquired Company to comply under any Applicable Law; (13) all employees that are required under Applicable Law to hold all visas and work permits to enable them to work for the applicable Acquired Company in the country where employed or rendering services hold the visas and permits as indicated in Schedule 3.14(a); (14)

no employee has any Contract that stipulates a length of notice, severance or termination payment required to terminate his or her employment (excluding the Company’s standard forms of offer letter and separation agreement used in the Ordinary Course of Business); and (15) each person who provides services to the Business or an Acquired Company is properly classified with respect to employment or independent contractor status for all purposes, including employment, labor, Tax and Employee Plans.

(b) The Company has provided to Buyer a list, dated November 30, 2012 containing the name, position, base compensation (as of the date indicated) and total compensation for each employee of each Acquired Company. No such management-level employee has communicated to the applicable Acquired Company any intention to terminate such employee’s employment with the applicable Acquired Company.

(c) With respect to the Transactions, any notice required under any Applicable Law or collective bargaining agreement with respect to any employee has been given, and all bargaining obligations with any employee representative have been, or before Closing will be, satisfied.

(d) Each applicable Acquired Company has in its files a Form I-9 that is validly and properly completed in accordance with Applicable Law for each employee of the applicable Acquired Company with respect to whom such form is required under Applicable Law.

3.15 Certain Business Relationships. Except as listed in Schedule 3.15, since January 1, 2010, none of the following Persons (regardless of the capacity of such Person, including as an individual or trustee) (a) has been involved in any business arrangement or relationship (including as a party to a Contract) with any Acquired Company at any time, (b) owns, licenses or leases any material asset used in the Business, or (c) owns, directly or indirectly, any interest in any Person that competes with any Acquired Company: (1) any director or officer of any Acquired Company; or (2) to the Knowledge of the Company, any immediate family member of any such director or officer.

3.16 Brokers. Except as listed on Schedule 3.16, no Acquired Company has any obligation or other Liability to any broker, finder or similar intermediary that would cause Buyer to become liable for payment of any fee or expense with respect thereto, other than in the Ordinary Course of Business.

3.17 Accounts Receivable. All accounts receivable of the Business that are reflected on the Annual Balance Sheet or the Interim Balance Sheet or on the accounting Records of the Company as of Closing did represent or will represent at Closing (as applicable) valid obligations arising from sales actually made or services actually performed in the Company’s Ordinary Course of Business. There is no material contest, claim or right of set-off, other than returns in the Ordinary Course of Business of the Company, under any Assumed Contract with any obligor of any such accounts receivable regarding the amount or validity of such accounts receivable. Schedule 3.17 lists such accounts receivable as of the Interim Balance Sheet Date, including the aging of such accounts receivable and the corresponding reserve as of the Interim Balance Sheet Date.

3.18 Product Requirements.

(a) Each product manufactured, sold, leased or delivered by any Acquired Company for the Business was at all times when such actions occurred in conformance with all applicable material Contractual obligations, including all applicable material licenses and express warranties. No Acquired Company has any material Liability for replacement or repair thereof or other damages in connection therewith outside of the Company’s Ordinary Course of Business, subject only to the reserve for product warranty claims shown within the Interim Balance Sheet (including in any notes thereto). Schedule 3.18 contains copies of the standard terms and conditions of sale and lease by each Acquired Company for products of the Business (including applicable guarantee, warranty and indemnity provisions). No product manufactured, sold, leased or delivered by any Acquired Company for the Business is subject to any guarantee, warranty or other indemnity beyond the applicable standard terms and conditions of sale and lease shown in such Schedule or as otherwise required by Applicable Law.

(b) Since January 1, 2010, to the Knowledge of the Company, no Acquired Company product (1) has any Software, hardware or other component error or performance limitation that impedes the legitimate use of the Acquired Company product consistent with the security standards identified in a Company Security Policy or otherwise materially contradicts any information contained in a Company Security Policy, or (2) requires re-validation of an applicable Validated Company Product. “Company Security Policy” means a written security policy (if applicable) made publicly available by the Company that allows users to ascertain whether an Acquired Company product meets the users’ security requirements. “Validated Company Product” means any Acquired Company product that is identified by a Product Validation Certificate as having been validated. “Product Validation Certificate” means (if applicable) a certificate issued for any Acquired Company product by a government body or standards setting entity validating that the Acquired Company product meets certain established security standards.

(c) To the Knowledge of the Company, each Product Validation Certificate applicable to a Validated Company Product used by each Acquired Company in the operation of the Business is valid.

3.19 Suppliers and Customers.

(a) Largest Suppliers and Customers. Schedule 3.19(a) lists the 10 largest suppliers by dollar volume based on net payments (listing the dollar volume for each) of products and services for the Business and the 10 largest customers by dollar volume based on net billings (listing the dollar volume for each) of products and services for the Business, in each case for the 12-month period ended on December 31, 2011. Except as listed in Schedule 3.19(a), the Company has not received since January 1, 2012 through the date hereof any written communication stating that any such supplier or customer is terminating or materially reducing or making any materially adverse change in, or desires or intends to terminate or materially reduce or make any materially adverse change in, any aspect of its or any of its Affiliates’ business relationship with any Acquired Company which would likely result in a Material Adverse Effect on the Company.

(b) Trade Allowances and Other Discounts. Schedule 3.19(b) lists each trade allowance, trade in, billback, rebate, discount or similar program (excluding marketing and development funds and except as accrued for in the Interim Financial Statements) of or for any Acquired Company for the benefit of or with any supplier or customer of any Acquired Company related to the Business, the existence of which could result in a material negative impact to the applicable Acquired Company’s income statement, regardless of whether there exists any Liability to make or receive any payment thereunder.

3.20 Imports and Exports.

(a) Each United States and other Customs Duty with respect to any Acquired Company has been paid. Since January 1, 2010, to the Knowledge of the Company, with respect to the imports into and exports from the United States of any Acquired Company (if any), (a) adequate cash deposits and bonds have been posted with respect to all entries that are not yet liquidated and final and (b) no entry has been subjected to suspension of liquidation pursuant to antidumping or countervailing duty orders. To the Knowledge of the Company, no Acquired Company is the subject of any United States Customs and Border Protection or any other Governmental Authority’s prepenalty notice or penalty claim, claim for liquidated damages or claim for redelivery of merchandise to customs custody. The Company has maintained at least five years’ worth of import records as required by sections 508 and 509 of the U.S. Tariff Act of 1930 (to the extent applicable to the Company) and the relevant records as required by other similar Applicable Laws. “Customs Duty” means any Tax, tariff, fee, expense, processing charge or other impost imposed by any Governmental Authority upon any item by reason of such item’s importation into the United States or any other country.

(b) Since January 1, 2009, the Company has not received any written notice from a Governmental Authority to the effect that the Business’ use, production, sales, and other commercial activities with respect to the Business’ products do not comply or have not complied with any Export Administration Regulation.

3.21 Absence of Certain Business Practices. No Acquired Company nor any Person acting (or purportedly acting) for the benefit of any Acquired Company has, directly or indirectly, given or agreed to give any payment, gift or other item of value or similar benefit to any Person (including any Foreign Official, foreign political party, foreign political party official or candidate for foreign political office) who was, is or may be in a position to help or hinder the Business that (a) reasonably could subject any Acquired Company or any other Person to any Proceeding, (b) if not given in the past, would have or would have been reasonably likely to have materially and adversely affected any Acquired Company, (c) if not continued in the future, will or is reasonably likely to materially and adversely affect any Acquired Company, Buyer or the Business or subject any Acquired Company or any other Person to any Proceeding or (d) was for the purpose of obtaining or retaining any business or any other business advantage. “Foreign Official” means any officer or employee of a foreign government, a public international organization or any department or agency thereof, any Person acting in an official capacity in relation to a foreign government, a member of a royal family or a member of a foreign legislative body, any employee of a state-owned enterprise and any other individual included within the definition of such term under the U.S. Foreign Corrupt Practices Act of 1977, the United Kingdom Bribery Act of 2010 or any other similar Applicable Laws.

3.22 Computer Systems.

(a) Platform Description and Documentation. Schedule 3.22 lists the material Proprietary Information Technology Systems and other Computer Systems that are being used by any Acquired Company in connection with the Business. The documentation, the specifications and the other informational materials that describe the operation, functions and technical characteristics applicable to any such Proprietary Information Technology System in each case that are owned by the Company are complete in all material respects and in compliance with relevant industry standards. “Proprietary Information Technology System” means a Computer System (or portion of a Computer System) that any Acquired Company (either directly or through or with any other Person) has developed, customized, enhanced or otherwise modified or is in the process of developing, customizing, enhancing or otherwise modifying. “Computer System” means any of or combination of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including voice, data or video networks) and other similar or related items of any automated, computerized or software system and any other network or system or related service that is used by or relied on by any Acquired Company in the conduct of the Business.

(b) Protection. Each Acquired Company has taken actions that a reasonably prudent Person in its business would take that are designed to protect against the existence of (1) any protective, encryption, security or lock-out device that reasonably could adversely interrupt, discontinue, interfere with or otherwise affect its use of any of its Computer Systems and (2) any so-called computer virus, worm, trap or back door, Trojan horse or any other instruction, code, program, data or material (collectively, “Malicious Instructions”) that reasonably could adversely interrupt, discontinue, interfere with or otherwise affect the operation or use by the applicable Acquired Company of any of its Computer Systems.

(c) Reliability. No Computer System has experienced any bug, failure, breakdown, continued substandard performance, data loss, data integrity problem, hacking attempt, security breach or other Malicious Instruction in the past 12 months in each case that has caused any substantial disruption or interruption in or to the use of any Computer System that was material to the Business of the Company.

3.23 Inventory. With respect to the Inventory, (a) all of the Inventory not written off has been priced at the lower of cost or market on a first in, first out basis, except in each case subject to the reserve for inventory writedown shown within the Interim Balance Sheet (including in any notes thereto) as adjusted for the passage of time through Closing in accordance with the past custom and practice of the Company, and none of the Inventory is on consignment and (b) none of the Inventory is obsolete, damaged or defective subject to the following sentence. The fact that any item of Inventory has been refurbished or is under evaluation by a potential customer of any Acquired Company will not cause such inventory to be deemed obsolete, damaged or defective.

3.24 Products Liability. Since January 1, 2009, no product liability claim has been made in writing against the Company arising out of, relating to or resulting from any injury to any individual or property as a result of the ownership, possession or use of any product manufactured, sold, leased or distributed by any Acquired Company and relating to the Business. Since January 1, 2009, the Company has not received written notice as to any claim for personal injury or death, any claim for property, economic, punitive or exemplary damages, any claim for contribution or indemnification or any claim for injunctive relief, in each case in connection with any product manufactured, sold, leased or distributed for the Business. Since January 1, 2009, there has not been any material product recall (voluntary, involuntary or otherwise) for the products of the Business.

3.25 No Implied Representations or Warranties. Buyer hereby acknowledges and agrees that neither the Company nor any Acquired Company is making any representation or warranty whatsoever, express or implied, except those representations and warranties of the Company and the Acquired Companies explicitly set forth in this Article 3, as modified by the Disclosure Schedules. Subject to the foregoing, the assets and the Business shall be acquired by Buyer and Buyer Subsidiary on an “as is, where is” basis and in their then present condition. Except as explicitly set forth herein, none of the Company nor any of the Acquired Companies or any of their respective officers, directors, employees, Affiliates or representatives, as the case may be, has made or is making any representation, express or implied, as to the value of any asset or the Business being so acquired, or any warranty of merchantability, suitability or fitness for a particular purpose or quality, with respect to any of the tangible or intangible assets or direct or indirect rights thereto being so acquired, or as to the condition or workmanship thereof, or as to the absence of any defects therein, whether latent or patent. Buyer and Buyer Subsidiary have conducted their own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Company, the Acquired Company and the Business and acknowledge that Buyer and Buyer Subsidiary have been provided adequate access to personnel, properties, premises and records thereof for such purpose. In entering into this Agreement, Buyer and Buyer Subsidiary have relied upon, among other things, their due diligence investigation and analysis of the Company, the Acquired Companies and the Business.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in a correspondingly labeled schedule, section or subsection of the Disclosure Schedules, Buyer and Buyer Subsidiary hereby represent and warrant to the Company that each of the following is and will be true, correct and complete statements, each as of the Signing Date and as of the Closing Date:

4.1 Organization and Good Standing. Each of Buyer and Buyer Subsidiary (a) is a duly organized and validly existing Delaware corporation in good standing under the laws of Delaware and (b) has full corporate power and authority to own and lease its properties and assets and conduct its business. Each of Buyer and Buyer Subsidiary is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the ownership and leasing of its properties and assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing will not materially and adversely affect Buyer’s or Buyer Subsidiary’s ability to consummate the transactions contemplated herein.

4.2 Authority and Authorization; Conflicts; Consents.

(a) Authority and Authorization. The execution, delivery and performance of this Agreement and each Ancillary Document of Buyer and Buyer Subsidiary have been duly authorized and approved by all necessary corporate action with respect to Buyer and Buyer Subsidiary, as applicable, and each such authorization and approval remains in full force and effect. Assuming due authorization, execution and delivery by the Company of this Agreement and each Ancillary Document of the Company, this Agreement is, and each Ancillary Document of Buyer and Buyer Subsidiary at Closing will be, the legal, valid and binding obligation of Buyer or Buyer Subsidiary, as applicable, enforceable against Buyer, or Buyer Subsidiary, as applicable, in accordance with its terms, except to the extent enforceability may be limited by any Enforcement Limitation.

(b) Conflicts. Neither the execution nor delivery by Buyer or Buyer Subsidiary of this Agreement or by Buyer or Buyer Subsidiary of any Ancillary Document nor consummation by Buyer or Buyer Subsidiary of the transactions contemplated herein or therein does or will (with or without the passage of time or giving of notice): (1) constitute a breach of, violate, conflict with or give rise to or create any right or obligation under any Organizational Document of Buyer or Buyer Subsidiary; (2) violate any Applicable Law or Order; or (3) constitute a breach or violation of or a default under, conflict with or give rise to or create any right of any Person other than Buyer to accelerate, increase, terminate, modify or cancel any right or obligation under, any Contract to which Buyer or Buyer Subsidiary is a party, except where such breach, violation, default, conflict or right described in clause (2) or (3) above will not materially and adversely affect Buyer’s or Buyer Subsidiary ability to consummate the Transactions.

4.3 Buyer SEC Reports; Capitalization, Etc.

(a) Buyer has filed with the SEC all forms, reports and documents required to be filed by Buyer since January 1, 2010 (collectively, the “Buyer SEC Reports”). As of their respective dates, the Buyer SEC Reports (including any Buyer SEC Reports filed after the Signing Date until the Closing) (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Buyer’s subsidiaries is required to file any forms, reports or other documents with the SEC. The chief executive officer and the chief financial officer of Buyer have signed, and Buyer has filed with the SEC, all certifications required by Section 906 of the Sarbanes-Oxley Act of 2002 and such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn, and neither Buyer nor any of its officers has received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing of such certifications. As used in this Section 4.3, the term “file” shall be broadly construed to include any manner in which a document or information is filed with the SEC.

(b) At the time they were filed with the SEC, the consolidated financial statements of Buyer included in most recent quarterly report on Form 10-Q under the Exchange Act complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as then in effect, had been prepared in accordance with GAAP, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented the consolidated financial position of Buyer and its subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of the interim financial statements to normal year-end adjustments and the absence of notes). Buyer has no indebtedness or Losses of any kind required to be reflected in or reserved against in balance sheets prepared in accordance with GAAP other than those (i) fully reflected in or reserved against in the unaudited balance sheet of Buyer contained in the Buyer SEC Reports as of September 30, 2012 (the “Buyer Balance Sheet”) or (ii) incurred in the ordinary course of business since the date of the Buyer Balance Sheet. Since the date of the Buyer Balance Sheet, there has not been (i) any material adverse effect with respect to the business, assets, condition (financial or otherwise) or results of operations of Buyer, (ii) any material change by Buyer in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, Regulation S-X under the Exchange Act or Applicable Law, or (iii) any material revaluation by Buyer of any of its assets, including writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business. As of the Effective Time, taking into account the consummation of the Transactions, Buyer and each subsidiary of Buyer will be solvent and will be able to pay its debts in the Ordinary Course of Business as those debts become due and payable.

(c) The authorized capital stock of Buyer consists of: (i) 100,000,000 shares of Buyer Stock, of which 38,401,505 shares were issued and outstanding as September 30, 2012 and there has been no material deviation to that issued and outstanding number as of the date hereof; (ii) 25,000,000 shares of preferred stock of Buyer, par value $0.01 per share, of which no shares are issued and outstanding as of the date hereof. All of the issued and outstanding shares of Buyer Stock and preferred stock of Buyer are duly authorized, validly issued, fully paid and non assessable and are not subject to preemptive rights created by statute, the Buyer’s Organizational Documents or any agreement to which the Buyer is a party or by which it is bound. All shares of Buyer Stock deliverable pursuant to this Agreement have been reserved for issuance, duly authorized and, when issued as contemplated by this Agreement, will be validly issued, fully paid, non-assessable and free of preemptive rights, and issued in compliance with applicable securities laws (assuming the accuracy of all representations made by any Selling Parties in any of the documents contemplated by this Agreement).

(d) Except as disclosed in its filings with the SEC pursuant to Sections 13 and 15 of the Exchange Act, there is no existing option, warrant, call, right or Contract of any character to which Buyer is a party requiring, and there are no securities of Buyer outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of Buyer or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of Buyer. Buyer is not a party to any voting trust or other Contract with respect to the voting, redemption, registration under the Securities Act, sale, transfer or other disposition of the capital stock or other equity securities of Buyer.

4.4 Litigation and Orders. There is no claim or other Proceeding pending or, to the Knowledge of the Buyer, Threatened against Buyer or Buyer Subsidiary or to which Buyer or Buyer Subsidiary is a party, in each case that will affect Buyer’s or Buyer Subsidiary’s ability to consummate the Transactions. Neither Buyer nor Buyer Subsidiary is subject to any Order, in each case that will affect Buyer’s or Buyer Subsidiary’s ability to consummate the Transactions.

4.5 Brokers. Neither Buyer nor Buyer Subsidiary has obligation or other Liability to any broker, finder or similar intermediary that would cause the Company to become liable for payment of any fee or expense with respect thereto.

4.6 Investment Representations. Buyer is an investor experienced (or owned or managed by Persons experienced) in evaluating investments and, in particular (either on its own or with advisors), digital information storage systems, and has the knowledge, experience and resources to enable it to evaluate and to bear the risks of the investment represented by the Company Stock. Buyer is eligible to file registration statements on Form S-3, including but not limited to satisfying the “Registrant Requirements” of General Instruction I.A. to Form S-3 as such Form S-3 is in effect as of the date hereof.

4.7 Availability of Funds. As of the date hereof, Buyer has sufficient funds available to it to pay the Total Final Merger Consideration Amount and the fees and expenses of Buyer and Buyer Subsidiary related to the Transactions and to enable Buyer to perform all of its obligations under this Agreement and the Ancillary Documents. Buyer knows of no circumstance or condition that could be reasonably expected to prevent the availability at the Closing of such cash. Buyer acknowledges and agrees that notwithstanding anything to the contrary contained herein, its obligation to consummate the transactions contemplated hereby is not subject to any financing contingency or condition. To the Knowledge of Buyer, there is no reason to suspect that the monies used to fund the purchase of the Company or the transactions contemplated hereby have been or will be derived from or related to any illegal activities, including money laundering activities. To the Knowledge of Buyer, there is no reason to believe that any facts or circumstances exist which would cause it or any of its Affiliates to be (a) deemed to be operating in violation in any respect of the U.S. Bank Secrecy Act, the US PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, (b) listed on the U.S. Department of the Treasury’s Specially Designated Nationals List at its official website http://www.ustreas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf or at any replacement website or other replacement official publication of such list, or (c) in violation of any other applicable anti-money laundering or anti-terrorism statute, rule or regulation.

ARTICLE 5

CERTAIN COVENANTS

5.1 Efforts to Obtain Consents. The Company will use commercially reasonable efforts to give any required notices to, and make any required filings with, other Persons and to obtain each Required Consent before Closing, and Buyer will cooperate with the Company in all reasonable respects in connection therewith; provided, however, that no Party is required to make any payment to any other Person regarding any Required Consent in excess of $1,000, other than fees of legal counsel in connection therewith.

5.2 Pre-Closing Conduct of Business.

(a) Certain Required Actions. Except as expressly contemplated by this Agreement or any of the Ancillary Documents or as otherwise consented to in writing by Buyer (which consent will not be unreasonably withheld, conditioned or delayed) and except as set forth in Schedule 5.2(a), from the date hereof through Closing, the Company will conduct (and will cause each of the Acquired Companies to conduct) its business in its Ordinary Course of Business and not do (or permit any of the Acquired Companies to do) any of the following in respect of the Business:

(1) (A) issue or otherwise allow to become outstanding or acquire or pledge or otherwise encumber any equity interest or other security of any Acquired Company or right (including any option, warrant, put or call) to any such equity interest or other security, (B) declare, set aside or pay any dividend on, or make any other distribution in respect of, any of its equity interests or other securities, (C) split, combine or reclassify any of its equity interests or issue or authorize the issuance of any other security in respect of, in lieu of or in substitution for any of its equity interests or other securities or make any other change to its capital structure or (D) purchase, redeem or otherwise acquire any equity interest or any other security of any Acquired Company or any right, warrant or option to acquire any such equity interest or other security, provided that it is acknowledged that the Eligible Option Cancellation occurred prior to the date hereof and is expressly permitted;

(2) (A) except for sales of Inventory in its Ordinary Course of Business, make any sale, lease to any other Person, license to any other Person or other disposition of any material asset that exceeds $100,000 in value, (B) fail to preserve and maintain all of the Leased Real Property in substantially the same condition as existed on the date hereof, ordinary wear and tear excepted, (C) erect any new improvement on any of the Leased Real Property, (D) make any capital expenditure or purchase or otherwise acquire any material asset (other than purchases of inventory in its Ordinary Course of Business and capital expenditures that do not exceed $500,000 (individually or in the aggregate)), license any intangible asset from any other Person (other than non-exclusive licenses in its Ordinary Course of Business of commercially available off-the-shelf software), lease any real property from any other Person or lease any tangible personal property from any other Person (other than leases of tangible personal property in its Ordinary Course of Business under which the payments do not exceed $100,000 (individually or in the aggregate)), (E) acquire by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any Person or division thereof, (F) disclose any confidential, proprietary or non-public information (other than as is reasonably protected under a customary non-disclosure Contract) or (G) adopt a plan of liquidation, dissolution, merger, consolidation, statutory share exchange, restructuring, recapitalization or reorganization;

(3) grant or have come into existence any Encumbrance on any material asset, other than any Permitted Encumbrance;

(4) (A) become a guarantor with respect to any obligation of any other Person, (B) assume or otherwise become obligated for any obligation of any other Person for borrowed money or (C) agree to maintain the financial condition of any other Person;

(5) incur any Indebtedness for borrowed money that impacts the Business that will not be satisfied at Closing pursuant to a Payoff Letter, (B) make any loan, advance or capital contribution to, or investment in, any other Person or (C) make or pledge to make any charitable or other capital contribution;

(6) (A) except in its Ordinary Course of Business, enter into any material Contract, or amend or terminate in any respect that is material and adverse to any Acquired Company any material Contract to which any Acquired Company is a party, in each case that is not terminable by the applicable Acquired Company without penalty upon 90 days’ notice, or (B) waive, release or assign any material right or claim under any such material Contract;

(7) (A) fail to prepare and timely file all Tax Returns with respect to any Acquired Company required to be filed before Closing or timely withhold and remit any employment Taxes with respect to the Company, (B) file any amended Tax Return, (C) make or change any election with respect to Taxes or (D) settle or compromise any Income Tax Liability, enter into any Tax closing agreement, surrender any right to claim a refund of Taxes, waive any statute of limitations regarding any Tax or agree to any extension of time regarding the assessment of any Tax deficiency;

(8) (A) adopt or change any material accounting method or principle used by any Acquired Company, except as required under GAAP, the Code or Applicable Law or (B) change any annual accounting period;

(9) fail to use commercially reasonable efforts to (A) keep intact the business organization of each Acquired Company or (B) keep available to each Acquired Company its present officer and management-level employees;

(10) except for changes in its Ordinary Course of Business that, in the aggregate, do not result in a material increase of benefits or compensation expense to any Acquired Company relative to the level in effect before such changes and except as required by Applicable Law, (A) adopt, enter into, amend or terminate any bonus, profit-sharing, compensation, severance, termination, pension, retirement, deferred compensation, trust, fund or other arrangement or other Employee Plan for the benefit or welfare of any individual, (B) enter into or amend any employment arrangement or relationship with any new or existing employee that has the legal effect of any relationship other than at-will employment or employment subject to termination upon not more than 30 days’ notice without any post-termination obligation, (C) increase any compensation or fringe benefit of any director, officer or employee or pay any benefit to any director, officer or employee, other than pursuant to an existing Employee Plan that is, in each case, in an amount consistent with past practice, (D) grant any award to any director, officer or employee under any bonus, incentive, performance or other compensation Employee Plan (including the removal of any existing restriction in any Employee Plan or award made thereunder), (E) enter into or amend any collective bargaining agreement or (F) except as required by Applicable Law or Contract that exists on the date hereof, take any action to segregate any asset for, or in any other way secure, the payment of any compensation or benefit to any employee;

(11) amend any of its Organizational Documents in a manner could have any effect on the Transactions;

(12) except in its Ordinary Course of Business, pay, discharge, settle, waive, release or satisfy any claim or Liability (whether absolute, accrued, contingent or otherwise) for an amount that exceeds $100,000; or

(13) enter into any Contract, or agree or commit (binding or otherwise), to do any of the foregoing.

(b) Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the Company’s or any Acquired Company’s operations prior to the Closing. Prior to the Closing, the management of the Company shall exercise, consistent with and in accordance with the terms and conditions of this Agreement, complete control and supervision over the operations of the Company and the Acquired Companies.

5.3 Access to Information.

(a) Pre-Closing Access for Parties. From the date hereof through Closing, the Company will cause Buyer and Buyer’s representatives (including legal counsel, accountants) to have full access at all reasonable times, and in a manner so as not to unreasonably interfere with the normal business operations of the applicable Acquired Company to all properties, personnel, Records, Contracts and other documents of or pertaining to each applicable Acquired Company; provided, however, that (1) the Company shall have the right to (A) have a representative present for any communication with employees or officers of the Company or any Acquired Company and (B) impose reasonable restrictions and requirements for safety purposes and (2) the Company shall not be required to provide access to any information (A) that is subject to attorney-client privilege to the extent doing so would reasonably be expected to cause such privilege to be waived, (B) that is prohibited by Applicable Law or (C) that is subject to contractual prohibition against disclosure to the extent doing so would violate such prohibition. All such access and information obtained as a result of such access shall be subject to the terms and conditions of the Confidentiality Agreement. Notwithstanding anything to the contrary contained herein, from the date hereof through the Closing, without the prior written consent of the Company (i) neither Buyer nor any of its Affiliates or representatives shall contact any suppliers to, or customers of, the Company, other than in the ordinary course of business of Buyer or any of its Affiliates with respect to matters not involving the Company, and (ii) neither Buyer nor any of its Affiliates or representatives shall have the right to perform invasive or subsurface investigations of the properties or facilities of the Company.

(b) Post-Closing Access for Selling Parties’ Representative. Through the later of such time as the Escrow Account and the Selling Parties’ Representative Escrow Account remain outstanding or the covenant in Section 5.8 remains in effect, subject to the reasonable confidentiality precautions of the Person whose information is being accessed, Buyer or the Surviving Corporation will, during normal business hours and upon reasonable notice from Selling Parties’ Representative: (1) cause Selling Parties’ Representative and its designated representatives to have reasonable access to the Records (including financial and Tax Records, Tax Returns, files, papers and related items) of such Buyer and the Surviving Corporation, and to the personnel responsible for preparing and maintaining such Records, in each case to the extent necessary to (A) defend or pursue any Proceeding, (B) defend or pursue indemnification matters hereunder, (C) prepare or audit financial statements, (D) prepare or file Tax Returns or (E) address Tax, accounting, financial or legal matters or respond to any investigation or other inquiry by or under the control of any Governmental Authority; and (2) permit Selling Parties’ Representative and its designated representatives to make copies of such Records for the foregoing purposes, at its expense. If requested by Buyer or the Surviving Corporation, Selling Parties’ Representative will provide reasonable substantiation of its purpose for such access to show that such access is for any of the foregoing purposes, and if such reasonable substantiation is shown, Buyer or the Surviving Corporation shall provide the requested access without delay.

5.4 Further Assurances. If after Closing any further action is necessary, proper or desirable to carry out any purpose of this Agreement, then each Party will take such further action (including the execution and delivery of further documents) as any other Party reasonably requests to carry out such purpose. The foregoing will be at the expense of such requesting Party, except to the extent such requesting Party is entitled to indemnification therefor or to the extent this Agreement otherwise allocates such expense to any other Party.

5.5 Confidentiality and Publicity.

(a) Confidentiality Agreement. Subject to the other terms of this Section 5.5, the Confidential Disclosure Agreement between Buyer and the Company, dated June 12, 2012 (the “Confidentiality Agreement”), will remain in full force and effect pursuant to its terms through the Closing Date or the date of this Agreement’s termination, as applicable, except that, after the Closing Date, Confidential Information (as defined in the Confidentiality Agreement), for purposes of the obligations of Buyer under the Confidentiality Agreement, will be deemed not to refer to any information then solely relating to the Business.

(b) Publicity. Except as stated in this Section 5.5(b), (1) the Parties will not, and will cause each of its respective Affiliates not to, make any public release or announcement regarding this Agreement or any of the Transactions without the prior written approval of the other Parties (which approval shall not be unreasonably withheld, delayed or conditioned). Each Party will cooperate with each other in issuing, promptly after entering into this Agreement, a joint press release that announces the Parties’ entry into this Agreement and the transactions contemplated herein generally.

(c) Certain Permitted Disclosures. Notwithstanding the foregoing, nothing in this Section 5.5 will prevent any of the following at any time:

(1) a Party disclosing any information to the extent required under Applicable Law or under the rules and regulations of any national securities exchange (to the extent such Party or any of its Affiliates has any of its securities traded or listed thereon); provided, however, that if a Party or any of such Party’s Affiliates is required to so disclose any information that otherwise would be prohibited in the absence of this clause (1), then (A) such Party will provide to each other Party prompt written notice thereof and cooperate (and cause such Affiliate, as applicable, to cooperate) with any such other Party, to the extent such other Party reasonably requests, so that such other Party may seek a protective order or other appropriate remedy or waive compliance with the terms of this Agreement (subject, in each case, to legal requirements to the contrary) and (B) if such protective order or other remedy is not obtained, or if such other Party waives compliance with the terms of this Agreement, then such Party will (and will cause such Affiliate, as applicable, to) disclose only the portion of such information that is required to be disclosed, and such Party will (and will cause such Affiliate, as applicable, to) exercise its commercially reasonable, at the expense of such other Party, to obtain reasonable assurance that confidential treatment will be accorded such information;

(2) before Closing, the Company communicating with any of its suppliers, employees or customers on a need to know basis regarding the Transactions, including regarding any change to any document, requirement or process relating to any product or service of the Company;

(3) the Company communicating to its Stockholders about the Transactions;

(4) a Party or any of its Affiliates making a statement or disclosure (A) as part of its or any of its Affiliate’s financial statements or (B) to the extent reasonably necessary to enforce or comply with this Agreement;

(5) a Party making a statement or disclosure to (A) such Party’s (or any of its Affiliate’s) paid legal, accounting and financial advisers to the extent reasonably necessary for any such adviser to perform its paid legal, accounting and financial services, respectively, for such Party (or such Affiliate); provided, however, that such Party will cause each Person to whom such statement or disclosure is made under this clause (5) to keep confidential and not disclose to any other Person any information in such statement or disclosure; or

(6) a Stockholder from providing information about this Agreement and the Transactions to its limited partners or investors and their respective paid legal, accounting and financial advisers to the extent reasonably necessary for any such adviser to perform its paid legal, accounting and financial services for such Person; provided, however, that such Person will cause each Person to whom such statement or disclosure is made under this clause (6) to keep confidential and not disclose to any other Person any information in such statement or disclosure.

5.6 Employee Matters. Nothing in this Agreement will obligate Buyer, Surviving Corporation or any Acquired Company to continue the employment of any individual for any specific period after Closing (including any employee on medical, disability, family or other leave of absence).

5.7 [**]

**	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

5.8 Tax Provisions.

(a) Payment of Taxes. In accordance with and subject to Article 8, each Escrow Recipient, severally but not jointly, shall indemnify and hold harmless Buyer from and against all Taxes with respect to any (1) Acquired Company with respect to any Pre-Closing Tax Period, (2) member of an affiliated, consolidated, combined or unitary group of which an Acquired Company (or any predecessor thereto) is or was a member before Closing to which one or more entities other than an Acquired Company is or was also a member, including Taxes pursuant to Treasury Regulation 1.1502-6 or any similar Applicable Law and (3) Person (other than an Acquired Company) imposed on an Acquired Company for any period as a transferee or successor with respect to a transaction occurring on or before the Closing Date, by Applicable Law, Contract or otherwise (all of such Taxes being the “Pre-Closing Taxes”); provided however, that Pre-Closing Taxes shall not include Taxes resulting from (a) an election pursuant to Section 338 of the Code with respect to transactions contemplated by this Agreement, or (b) any transaction occurring on the Closing Date after the Closing outside the Ordinary Course of Business (other than as explicitly contemplated by this Agreement). Notwithstanding the foregoing, no Escrow Recipient will be liable for any such Taxes described in this Section 5.8(a) to the extent that such Taxes exceed the sum of (A) the amount, if any, of estimated Taxes paid for such Taxes on or before the Closing Date plus (B) the amount, if any, accrued for such Taxes in the Final Net Book Value. In determining whether any Pre Closing Taxes are due and payable by any Acquired Company, due consideration shall be given to applicable NOLs and income tax receivables.

(b) Tax Returns. The Acquired Companies shall, at the Acquired Companies’ expense, prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Acquired Companies for all periods ending on or before the Closing Date and which are due on or before the Closing Date, and the Acquired Companies shall pay or cause to be paid all Taxes with respect to such periods. The Buyer shall, at the Buyer’s expense, prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date and which are due after the Closing Date. All Tax Returns referred to herein shall be prepared in accordance with past practices of the Company at least fifteen (15) Business Days before they are due. The Buyer shall permit the Selling Parties’ Representative a reasonable period of time, but not less than fifteen (15) Business Days, to review and comment on each such Tax Return prior to filing. The Buyer and the Surviving Corporation shall consider in good faith any changes to each such Tax Return that are reasonably requested by the Selling Parties’ Representative. The Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Acquired Companies for Tax periods that end after the Closing Date, including all Tax Returns for Straddle Periods, and the Buyer shall cause the Company to pay all Taxes with respect to such periods. The Buyer shall permit the Selling Parties’ Representative a reasonable period of time, but not less than fifteen (15) Business Days, to review and comment, prior to filing, on each Tax Return for a Straddle Period. The Buyer and the Surviving Corporation shall consider in good faith any changes to such Straddle Period Tax Returns that are reasonably requested by the Selling Parties’ Representative with respect to Taxes for which the Selling Parties would bear liability pursuant to this Agreement.

(c) Cooperation. Each Party will, and each Party will cause its applicable Affiliates to, cooperate in all reasonable respects with respect to Tax matters and provide one another with such information as is reasonably requested to enable the requesting Party to complete and file all Tax Returns it may be required to file (or cause to be filed) with respect to any Acquired Company, to respond to Tax audits, inquiries or other Tax Proceedings and to otherwise satisfy Tax requirements. Such cooperation also will include promptly forwarding copies (to the extent related thereto) of (1) relevant Tax notices, forms or other communications received from or sent to any Governmental Authority and (2) reasonably requested copies of all relevant Tax Returns together with accompanying schedules and related workpapers, documents relating to rulings, audits or other Tax determinations by any Governmental Authority and records concerning the ownership and Tax basis of property.

(d) Straddle Periods. In the case of any Straddle Period, the amount of any Income Taxes with respect to a Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Taxable year of any pass-through entity will be deemed to terminate at such time) and the amount of any other Tax with respect to an Acquired Company with respect to any Straddle Period which relates to a Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of such Straddle Period ending on the Closing Date and the denominator of which is the total number of days in such Straddle Period.

(e) Transfer Taxes. Each Party will pay half of all transfer, documentary, sales, use, stamp and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the Transactions, and the Selling Parties’ Representative and Buyer will cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of Applicable Law relating thereto.

(f) Tax-Sharing Agreements. The Acquired Companies will terminate all Tax-sharing agreements and similar arrangements with respect to any Acquired Company before or as of the Closing Date to the extent required to cause no Acquired Company to be bound therefor or have any Liability thereunder after the Closing Date.

5.9 No Shop. Throughout the period that begins on the Signing Date and ends upon the earlier of the Effective Time or the termination of this Agreement pursuant to Section 6.2, the Company will not, and the Company will cause each Affiliate and other representative or agent of any Acquired Company not to, directly or indirectly, solicit, initiate, seek or encourage any inquiry, proposal or offer from, furnish any information to or participate in any discussion or negotiation with any Person (other than Buyer or any Person on Buyer’s behalf) regarding any acquisition of any Acquired Company’s capital stock, assets or business, in whole or in part (by purchase, merger, tender offer, statutory share exchange, joint venture or otherwise), except sales of inventory in the Ordinary Course of Business of the Company. The Company will, and the Company will cause each Affiliate and other representative or agent of the Company to, immediately terminate all such discussions or negotiations that may be in progress on the date hereof.

5.10 Form S-3 Registration.

(a) Buyer will file a registration statement on Form S-3 with respect to the Aggregate Shares of Buyer Stock with the SEC no later than fifteen (15) days following the Closing Date and Buyer will use commercially reasonable efforts to have such registration statement declared effective as soon as possible and Buyer will use commercially reasonable efforts to have such registration statement declared effective as soon as possible, will maintain such effectiveness continuously until the date that is twelve (12) months after the Closing Date (or such earlier date when substantially all of the stock or assets of Buyer are acquired by a third party), with respect to Aggregate Shares of Buyer Stock issuable hereunder, and will enable all holders of such stock to use the prospectus forming a part thereof for resales of all such stock during such time period. All fees and expenses incurred in connection with preparing and filing such registration statement on Form S-3 (including all legal, accounting and printing fees and expenses) will be borne by Buyer. Buyer will use all commercially reasonable efforts to (a) register or qualify such stock to be included in such registration statement under such securities laws or blue sky laws of such jurisdictions as any holder thereof will reasonably request (provided Buyer will not be required to qualify to do business or to file a general consent to service of process in any jurisdiction) and (b) keep such registrations or qualifications in effect and comply with such laws so as to permit the continuance of offers, sales and dealings therein in such jurisdictions until the earlier of (a) such times as all of the distribution of such stock pursuant to the registration statement has been completed or (b) twelve (12) months after such registration statement became effective. Buyer shall indemnify and hold harmless each of such holder against any losses, expenses, claims, damages or liabilities, joint or several, including actions, proceedings, investigations, settlements, judgments and fines, to which such holder may become subject under the Securities Act, or otherwise, insofar as such expenses, losses, claims, damages, liabilities, actions, proceedings, investigations, settlements, judgments and fines arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained or incorporated by reference in such registration statement under which such stock is registered under the Securities Act, or any preliminary, final or free writing prospectus contained or incorporated by reference therein or furnished by Buyer to any such holder or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or in connection with any such registration statement any violation by Buyer of the Securities Act, the Exchange Act, any state securities or “Blue Sky” law or any rule or regulation under any of the foregoing, and will reimburse such holder for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such action or claim as such expenses are incurred. Each such holder shall indemnify and hold harmless, severally and not jointly, Buyer against any losses, expenses, claims, damages or liabilities, joint or several, including actions, proceedings, investigations, settlements, judgments and fines, to which Buyer may become subject under the Securities Act, or otherwise, insofar as such expenses, losses, claims, damages, liabilities, actions, proceedings, investigations, settlements, judgments and fines arise out of or are based upon an untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, contained in any information expressly provided by such holder for inclusion in such registration statement under which such stock is registered under the Securities Act, or in any preliminary, final or free writing prospectus contained or incorporated by reference therein or in any amendment or supplement thereto, and will reimburse Buyer for any legal or other expenses reasonably incurred by Buyer in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that no such holder shall have any liability to Buyer in excess of the amount of proceeds (less any commissions or brokerage fees incurred by such holder) actually received by such holder from the sale of such holder’s shares pursuant to such registration statement.

(b) As soon as it is possible under applicable laws to remove the Securities Act legends restricting transfer of the Buyer Stock from the certificate representing the Buyer Stock held in the Escrow Account, Buyer shall immediately (and within 10 days of such eligibility) take all commercially reasonable steps required to remove all legends restricting transfer of the Buyer Stock from the Buyer Stock certificate in the Escrow Account, including but not limited to, at Buyer’s sole expense, (i) causing a nationally recognized law firm to issue an opinion of counsel stating that the transfer restriction legend may be removed and (ii) exchanging the share of Buyer Stock held in the Escrow Account in the name of the Escrow Agent at the time of such eligibility for an equivalent number of shares without a restrictive legend. If, for any reason, the Buyer Stock held in the Escrow Account sixteen months following the Closing Date continues to bear any legend restricting transfer, Buyer shall file a registration statement on Form S-3 with respect to such Buyer Stock with the SEC no later than fifteen (15) days thereafter, and take all actions, and be subject to all obligations, with respect to such registration statement as described above in Section 5.10(a); provided all time periods in Section 5.10(a) shall instead be measured from the date the Buyer Stock is released to the Escrow Recipients from the Escrow Account.

5.11 Section 280G. To the extent applicable, the Selling Parties will use commercially reasonable efforts to (i) solicit waivers from each Person who is subject to United States Tax and has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated herein that would be deemed to constitute “excess parachute payments” (within the meaning of Section 280G of the Code (the “Waived 280G Benefits”), and (ii) solicit the approval of the Stockholders of the Company in a manner intended to comply with Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code of any Waived 280G Benefits.

5.12 Reservation and Listing of Buyer Stock. Effective at or prior to the Effective Time, Buyer will reserve (free from preemptive rights) sufficient shares of Buyer Stock to provide for the issuance by Buyer of all shares of Buyer Stock that may be issued as a result of the Merger and the transactions contemplated hereby. Buyer will take all action necessary to cause the shares of Buyer Stock to be issued at the Effective Time to be approved for listing on the New York Stock Exchange at or prior to the Effective Time and will take all action necessary to cause any additional shares of Buyer Stock to be issued after the Effective Time pursuant to this Agreement to be approved for listing on the New York Stock Exchange prior to their issuance.

5.13 [**]

ARTICLE 6

TERMINATION

**	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

6.1 Termination of Agreement. This Agreement may be terminated before Closing as follows:

(a) by mutual written consent of Buyer and the Company;

(b) by Buyer or the Company, if

(i) the Closing has not occurred on or before March 31, 2013 (the “Termination Date”);

(ii) if any court of competent jurisdiction in the United States or other Governmental Authority shall have issued a final Order or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the Transactions and such Order or other action is or shall have become final and nonappealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 6.1(b)(ii) shall have used its commercially reasonable best efforts to prevent the entry of and to promptly appeal any adverse determination which is not nonappealable and to diligently pursue such appeal or remove such Order or final action;

(c) by Buyer, if there has been a material breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement which (1) would result in a failure of a condition set forth in Section 7.1(a) or 7.1(b) and (2) cannot be cured prior to the Termination Date and provided that Buyer has not waived such condition;

(d) by the Company, if there has been a material breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement which (1) would result in a failure of a condition set forth in Section 7.2(a) or 7.2(b) and (2) cannot be cured prior to the Termination Date and provided that the Company has not waived such condition; or

(e) by the Company, if the Closing has not occurred on December 31, 2012, the Conversion Payment has not been made to the Disbursing Agent on December 31, 2012 or the major stockholders of the Company have not received on December 31, 2012 the amount of the Total Final Merger Consideration Amount in cash and Buyer Stock to which they are entitled pursuant to this Agreement.

A termination of this Agreement under any of the preceding clauses (b) through (d) will be effective two Business Days after the Party seeking termination gives to each other Party written notice of such termination. Notwithstanding any term in this Section 6.1, a Party will not have the right to terminate this Agreement (except by mutual written consent pursuant to Section 6.1(a)) if the failure to satisfy any condition to Closing or consummate the transactions contemplated herein results in any material respect from the breach by such Party of any of its representations, warranties, covenants or agreements herein.

6.2 Effect of Termination. If this Agreement is validly terminated pursuant to Section 6.1, this Agreement will forthwith become null and void, and there will be no liability on the part of any Party (or any of their respective representatives or Affiliates) in respect of this Agreement, except as provided in this Section 6.2, and except that the provisions with respect to expenses in Section 9.2 and confidentiality in Section 5.5 will continue to apply following any termination; provided, however, that nothing in this Section 6.2 shall release any Party from liability for any willful and material breach of this Agreement by such Party prior to the termination of this Agreement.

ARTICLE 7

CONDITIONS TO OBLIGATIONS TO CLOSE

7.1 Conditions to Obligation of Buyer to Close. The obligation of Buyer to effect the closing of the transactions contemplated herein is subject to the satisfaction at or before Closing of all of the following conditions, any one or more of which may be waived by Buyer, in Buyer’s sole discretion:

(a) Accuracy of Representations and Warranties. Each representation and warranty of the Company in Article 3 will have been true and correct in all material respects as of the Signing Date and will be true and correct in all material respects as of the Closing Date as if made on the Closing Date, except (i) in each case, if any such representation and warranty is expressly stated to have been made as of a specific date, then, for such representation and warranty, as of such specific date; (ii) for changes permitted or contemplated hereby; and (iii) where the failure to be true and correct in all material respects would not reasonably be expected to result in a Material Adverse Effect.

(b) Observance and Performance. The Company will have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed and complied with by the Company on or before the Closing Date.

(c) Officer’s Certificate. The Company will have delivered to Buyer a certificate from a duly authorized officer of the Company, dated the Closing Date and executed by such officer, certifying the items in Sections 7.1(a) and 7.1(b).

(d) Required Consents. The Company will have obtained and delivered to Buyer each Required Consent, each dated on or before the Closing Date and in a form reasonably satisfactory to Buyer.

(e) No Legal Actions. There will not be any Applicable Law that restrains, prohibits, enjoins or otherwise prevents (whether temporarily, preliminarily or permanently) consummation of any of the Transactions that have been enacted, issued, promulgated, enforced or entered. There will not be any pending or Threatened Proceeding brought by any Governmental Authority that seeks to restrain, prohibit, enjoin or otherwise inhibit (whether temporarily, preliminarily or permanently), or that reasonably could cause the rescission of or challenge the legality or validity of, consummation of any of the Transactions.

(f) No Material Adverse Effect. Since the Signing Date, there will not have been any Material Adverse Effect on the Company and the Acquired Companies taken as a whole.

(g) Payoff Letters. The Company will have delivered to Buyer (1) a payoff letter, in a form satisfactory to Buyer acting reasonably, from each Person who holds Closing Borrowed Money Debt which will be due and payable as of the Effective Time, dated as of a date no earlier than three Business Days prior to the Closing Date, that lists all obligations of the Company to such Person as of the Closing Date under Contracts or other obligations between the Company and such Persons constituting Indebtedness, in each case with such Person (A) agreeing that payment of such amounts will satisfy all outstanding obligations of the Company with respect to the identified Indebtedness, (B) agreeing that all Encumbrances on or with respect to the assets of the Business will automatically be released upon the satisfaction of the conditions in such letter and (C) if applicable, providing wire transfer instructions (each a “Payoff Letter”), and the certificate contemplated by Section 1.7.

(h) Escrow Agreement. U.S. Bank National Association (the “Escrow Agent”) will have executed and delivered the Escrow Agreement to each Party.

(i) Competition Law Filings. The applicable waiting period, and any extension thereof, under the HSR Act will have expired or been duly terminated and any applicable waiting period, and any extension thereof, under any Non-US Competition Law for which the Parties have submitted a filing will have expired or been duly terminated.

(j) Closing Consideration Certificate. The Company will have delivered to Buyer the certificate contemplated by Section 1.12(c).

(k) Stockholder Approval. This Agreement, the Merger and the Transactions will have been approved and adopted by (i) Stockholders constituting the Requisite Stockholder Approval and (ii) no less than 90% of the voting power of the Stockholders in accordance with the DGCL.

(l) Company Certificate. The Company will have delivered to Buyer a certificate signed by the Company’s corporate Secretary and dated the Closing Date, in form and substance satisfactory to Buyer acting reasonably, certifying as to (1) a certified copy of the Company’s Existing Articles of Incorporation from the Delaware Secretary of State dated as of a date within ten days of the Closing Date and that no amendments to the Existing Articles of Incorporation have taken place since the date of the certification; (2) the Company’s Bylaws; (3) the resolutions of the Company’s Board of Directors (A) authorizing the execution, delivery, and performance of this Agreement and the Transactions, and (B) approving this Agreement and the Transactions and declaring their advisability; (4) resolutions of the Stockholders approving by written consent this Agreement, the Merger and the Transactions, in accordance with the DGCL; and (5) attesting to the incumbency of the officers of the Company executing this Agreement and the other documents contemplated hereby.

(m) Stock Option Acknowledgements. The Company will have delivered to Buyer a Stock Option Acknowledgment from the holders of not less than 60% of the Company Stock Options as contemplated by Section 1.8(f).

(n) Warrants Acknowledgements. The Company will have delivered to Buyer a Warrant Acknowledgment from each holder of a Company Warrant which has not been fully exercised on or prior to the Closing Date as contemplated by Section 1.9(b).

7.2 Conditions to Obligation of the Company to Close. The obligation of the Company to effect the closing of the Transactions is subject to the satisfaction at or before Closing of all of the following conditions, any one or more of which may be waived by the Company, in the Company’s sole discretion:

(a) Accuracy of Representations and Warranties. Each representation and warranty of Buyer in Article 4 will have been true and correct in all material respects as of the Signing Date and will be true and correct in all material respects as of the Closing Date as if made on the Closing Date, except (i) in each case, if any such representation and warranty is expressly stated to have been made as of a specific date, then, for such representation and warranty, as of such specific date; (ii) for changes permitted or contemplated hereby; and (iii) where the failure to be true and correct in all material respects would not reasonably be expected to result in a material adverse effect of Buyer.

(b) Observance and Performance. Buyer will have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed and complied with by Buyer on or before the Closing Date.

(c) Officer’s Certificate. Buyer will have delivered to the Company a certificate of a duly authorized officer of Buyer, dated the Closing Date and executed by such officer, certifying the items in Sections 7.2(a) and 7.2(b).

(d) Delivery of Other Items. Buyer will have delivered (or caused to be delivered) to the Company each of the other items contemplated to be so delivered by this Agreement.

(e) No Legal Actions. There will not be any Applicable Law that restrains, prohibits, enjoins or otherwise prevents (whether temporarily, preliminarily or permanently) consummation of any of the Transactions that has been enacted, issued, promulgated, enforced or entered. There will not be any pending or Threatened Proceeding brought by any Governmental Authority that seeks to restrain, prohibit, enjoin or otherwise inhibit (whether temporarily, preliminarily or permanently), or that reasonably could cause the rescission of or challenge the legality or validity of, consummation of any of the Transactions.

(f) Escrow Agreement. The Escrow Agent will have executed and delivered the Escrow Agreement to each Party.

(g) Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.

(h) No Material Adverse Effect. Since the Signing Date of this Agreement, there will not have been any material adverse effect of Buyer and its subsidiaries taken as a whole.

ARTICLE 8

INDEMNIFICATION AND RESOLUTION OF CERTAIN DISPUTES

8.1 Indemnification by the Escrow Recipients. Subject to the other terms and limitations of this Article 8, subsequent to the Effective Time, each Escrow Recipient, severally but not jointly in proportion to (and not in excess of) such Escrow Recipient’s Pro-Rata

Percentage, will indemnify, defend and hold harmless Buyer and each of Buyer’s Other Indemnified Persons from and against all Losses as a result of any:

(a) breach by the Company of any representation or warranty made by the Company in Article 3 of this Agreement at Closing as if given at Closing or inaccuracy in any certificate delivered pursuant to Section 1.12(c) and Section 7.1(c);

(b) breach by the Company of any covenant or agreement of the Company contained in this Agreement;

(c) cash payments made to holders of Dissenting Shares in excess of the value of the consideration to which they would have been entitled for their shares of Company Stock as of the Effective Time had they received merger consideration payable pursuant to Section 1.10 rather than exercising dissenters’ rights, but excluding the fees, costs and expenses incurred by or on behalf of the Company or Buyer in connection with the proceedings relating to such exercise of dissenters’ rights;

(d) [**]

(e) any Pre Closing Taxes, but only as and to the extent specified in Section 5.8(a).

8.2 Indemnification by Buyer. Subject to the other terms and limitations of this Article 8, subsequent to the Effective Time , Buyer will indemnify, defend and hold harmless each Selling Party and each of the Selling Party’s Other Indemnified Persons from and against all Losses as a result of any:

(a) breach by Buyer of any representation or warranty made by Buyer in Article 4 of this Agreement at Closing as if given at Closing or inaccuracy in any certificate delivered pursuant to Section 7.2(c); or

(b) breach by Buyer of any covenant or agreement of Buyer contained in this Agreement.

8.3 Certain Limitations and Other Matters Regarding Claims. Notwithstanding any other provision of this Agreement:

(a) [**]

(b) Cap Respecting Buyer Indemnification Claims. Subject to the other terms of this Article 8, the maximum amount that Buyer and each of Buyer’s Other Indemnified Persons may recover from each Escrow Recipient pursuant to Section 5.8 or Section 8.1 will not exceed an amount equal to such Escrow Recipient’s Pro-Rata Percentage of the Initial Indemnification Escrow Amount (the “Cap”); provided, however, that following disbursement of

**	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

the Escrow Account, with respect to each Escrow Recipient, the Cap will equal the amount of the Escrow Consideration actually received by such Escrow Recipient. No claim for indemnification may be made under Section 5.8 or Section 8.1 by Buyer or any of the Buyer’s Other Indemnified Persons against any Stockholder, Selling Party or Escrow Recipient for any Losses which cannot be recovered from amounts then remaining, if any, in the Escrow Account, which have not already been paid in satisfaction of prior indemnification claims, except in the event of a claim for indemnification against the Escrow Recipients as a result of indemnification required by Section 5.8 following disbursement of the Escrow Account (in which case the proviso of the first sentence of this Section 8.3(b) shall apply).

(c) Threshold Respecting Selling Parties’ Indemnification Claims. No claim for indemnification may be made under Section 8.2(a) or Section 8.2(b), unless and until the aggregate amount of Losses of Selling Party and each of the Selling Party’s Other Indemnified Persons that may be claimed thereunder exceeds the Threshold; provided, however, that if such aggregate amount of Losses exceeds the Threshold, then a claim for indemnification may be made under Section 8.2 for all of such Losses (including those equal to or less than the Threshold), subject to the other terms of this Article 8.

(d) Cap Respecting Selling Parties’ Indemnification Claims. Buyer’s obligations under Section 8.2, in the aggregate, will not exceed an amount equal to $11,950,000, subject to the other terms of this Article 8.

(e) Treatment of Fraudulent Representations. Notwithstanding the foregoing terms of this Section 8.3, Section 8.3(a), 8.3(b), 8.3(c) or 8.3(d) will not limit any claim for indemnification under Section 8.1(a) with respect to the breach of any representation or warranty of the Company in Article 3 of this Agreement or any in accuracy in any certificate delivered pursuant to Section 1.12(c) and Section 7.1(c) which constitutes intentional fraud against Buyer. Notwithstanding the foregoing terms of this Section 8.3, Section 8.3(a), 8.3(b), 8.3(c) or 8.3(d) will not limit any claim for indemnification under Section 8.2(a) with respect to the breach of any representation or warranty of Buyer in Article 4 of this Agreement or any in accuracy in any certificate delivered pursuant to Section 7.2(c) which constitutes intentional fraud against the Company. For the avoidance of doubt, to the extent that Buyer or any of Buyer’s Other Indemnified Persons are entitled to recover Losses outside of the Escrow Account due to this Section 8.3(e), the liability of the Indemnifying Parties for such Losses outside of the Escrow Account shall be several and not joint and allocated based on each Indemnifying Party’s Pro-Rata Percentage and will be limited to the amount of the Total Final Merger Consideration Amount actually received by such Person.

(f) Per Claim Test. No claim for indemnification may be made under Section 8.1(a) or Section 8.2(a) with respect to any single Loss, or related Losses arising out of substantially similar facts and circumstances, not in excess of $10,000.

(g) Knowledge Not Limiting. One purpose of the representations, warranties, covenants and agreements herein is to shift or allocate the risk and responsibility for certain matters among the Parties. No right or obligation under this Article 8 will be waived or otherwise affected by any knowledge (of any form or type) of Buyer or by any investigation, due diligence or verification by or on behalf of Buyer on or before the date hereof or at or before Closing. All representations, warranties, covenants and agreements herein will be deemed material and relied upon by each Party, and none will be waived by any failure to pursue any action or consummation of the transactions contemplated herein, except to the extent stated herein.

(h) No Recovery for Punitive Damages. No Claiming Party shall have any right to seek or obtain indemnification under this Agreement for any exemplary or punitive damages, regardless of whether any such damages are deemed to result from the failure or inadequacy of any exclusive or other remedy, unless such exemplary or punitive damages are the subject of an indemnifiable Third Party Claim pursuant to a final, non-appealable judgment.

(i) Sole and Exclusive Remedies. Notwithstanding any other term of this Agreement, subsequent to the Effective Time the sole and exclusive remedies of Buyer, each of Buyer’s Other Indemnified Persons, the Selling Parties and each of the Selling Party’s Other Indemnified Persons for any Losses or Liabilities arising out of, relating to or resulting from any breach of any representation, warranty, covenant or agreement in this Agreement, any certificate delivered pursuant hereto or the transactions contemplated hereby, or the interpretation, making, performance, breach or termination thereof, will be strictly and exclusively limited to those contained in this Article 8. Except to the extent expressly stated herein to the contrary, the rights and obligations (including remedies) arising out of, relating to, resulting from or in connection with any Ancillary Document are not limited by this Agreement. In furtherance of the foregoing, to the maximum extent permitted by Applicable Law, each Party hereby waives and (if necessary to give effect to this Section 8.3) will cause each of its Other Indemnified Persons to waive, all claims, causes of action and other remedies of such Party against each other as a matter of Contract, equity, under or based upon any Applicable Law or otherwise (including for rescission), except to the extent expressly stated in this Agreement.

(1) Each Party, on behalf of itself and each of its Other Indemnified Persons, hereby expressly waives any rights or benefits available under the provisions of Section 1542 of the California Civil Code, which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HER SETTLEMENT WITH THE DEBTOR.”

(2) Each Party, on behalf of itself and each such Person, fully understands the statutory language of said statute and nevertheless elects to and hereby does waive all claims it may have against any of them expressly provided in Section 8.3(i), whether known or unknown, arising from the subject matter of this waiver and specifically waives any rights which it may have under said statute. Each Party, on behalf of itself and each such Person, fully understands that if the facts with respect to this waiver are found hereafter to be other than or different from the facts now believed to be true, it expressly accepts and assumes the risk of such possible difference in fact notwithstanding any such differences.

(j) Other Factors Not Limiting. The terms of this Article 8 will be enforceable regardless of whether Liability is based on past, present or future acts, claims or legal requirements and regardless of any sole, concurrent, contributory, comparative or similar negligence, or of any sole, concurrent, strict or similar Liability, of a Person seeking indemnification (or of any of its Other Indemnified Persons).

8.4 Certain Survival Periods.

(a) Survival of Representations, Warranties and Covenants. Subject to Section 8.4(b), each representation or warranty herein, and each covenant and agreement set forth in Sections 5.2, 5.3(b), 5.4, 5.5(b), 5.5(c), will survive the execution and delivery of this Agreement and remain in full force and effect until the date that is eighteen (18) months after the Closing Date, at which time such representation, warranty or covenant will expire and terminate and no indemnification obligation will be associated therewith or based thereon, except that any representation or warranty made through intentional fraud will survive until all Liability hereunder relating thereto is barred by all applicable statutes of limitation. Notwithstanding any other provision of this Agreement, the covenants and agreements contained in Sections 5.1, 5.3(a), 5.5(a), 5.6, 5.9, and 5.11 shall not survive, and shall expire and terminate as of, the Effective Time and no indemnification obligation will be associated therewith or based thereon after the Effective Time.

(b) Final Determination of Claims. Notwithstanding Section 8.4(a), for each claim for indemnification hereunder regarding a representation, warranty or covenant that is made before expiration of such representation, warranty or covenant, such claim and associated right to indemnification (including any right to pursue such indemnification, including via any Proceeding) will not terminate before final determination and satisfaction of such claim.

(c) Survival of Certain Covenants and Agreements. Except as otherwise provided in Section 8.4(a) and Section 8.4(b), each covenant and agreement (i.e., other than representations and warranties) herein, and all associated rights to indemnification, will survive Closing and will continue in full force thereafter until duly performed and until all potential Liability with respect thereto is barred by all applicable statutes of limitation, subject to any applicable limitation stated herein.

(d) Effect. Notwithstanding any other provision of this Agreement, it is the intention and agreement of the Parties that the foregoing survival periods and termination dates supersede any applicable statute of limitations applicable to such representations, warranties and covenants.

8.5 Notice of Claims and Procedures.

(a) Notice of Claims. A Party entitled to indemnification hereunder (the “Claiming Party” and for purposes of this Agreement if any Selling Party would qualify as a Claiming Party pursuant to this Agreement, the Selling Parties’ Representative must act on behalf of such Selling Party) will give the Party obligated to provide such indemnification (the “Indemnifying Party” and for purposes of this Agreement if any Selling Party would qualify as an Indemnifying Party pursuant to this Agreement, the Selling Parties’ Representative must act on behalf of such Selling Party) prompt notice of any claim, for which such Claiming Party proposes to demand indemnification, (1) by a Person that is not a Party nor an Other Indemnified Person (such a claim being a “Third Party Claim” and such notice of such Third Party Claim being the “Initial Claim Notice”) or (2) that does not involve a Third Party Claim, in each case specifying the amount and nature of such claim (to the extent known). Thereafter, the Claiming Party will give the Indemnifying Party, promptly after the Claiming Party’s (or any of its applicable Other Indemnified Person’s) receipt or delivery thereof, copies of all documents (including court papers) received or delivered by the Claiming Party (or any such Other Indemnified Person) relating to any such Third Party Claim. The failure to promptly give such notice or to promptly give such copies will not relieve the Indemnifying Party of any Liability hereunder, except if the Indemnifying Party was prejudiced thereby, but only to the extent of such prejudice.

(b) Access and Cooperation. Each Party will, and will cause its Other Indemnified Persons to, cooperate and assist in all reasonable respects regarding such Third Party Claim, including by promptly making available to such other Party (and its legal counsel and other professional advisers with a reasonable need to know) all books and records of such Person relating to such Third Party Claim, subject to reasonable confidentiality precautions.

(c) Defense and Participation Regarding Third Party Claims. This Section 8.5(c) relates only to Third Party Claims.

(1) Election to Conduct Defense. Promptly after receiving an Initial Claim Notice under Section 8.5(a), the Indemnifying Party will have the option to conduct the Defense of such Third Party Claim, at the expense of the Indemnifying Party, except if (A) the aggregate amount of the potential obligations of the Claiming Party (or its Other Indemnified Persons) regarding such Third Party Claim exceeds the maximum obligations of the Indemnifying Party under this Agreement regarding such Third Party Claim, (B) there is a reasonable probability that such Third Party Claim will materially and adversely affect the Claiming Party (or any of its Other Indemnified Persons), other than as a result of money damages, or (C) the Indemnifying Party fails to provide the Claiming Party with evidence reasonably satisfactory to the Claiming Party that the Indemnifying Party has the financial resources to actively and diligently conduct the Defense of such Third Party Claim and fulfill the Indemnifying Party’s indemnification obligations hereunder with respect thereto. To elect to conduct such Defense, the Indemnifying Party must give written notice of such election to the Claiming Party within 10 days (or within the shorter period, if any, during which a Defense must be commenced for the preservation of rights) after the Claiming Party gives the corresponding Initial Claim Notice to the Indemnifying Party (otherwise, such right to conduct such Defense will be deemed waived). If the Indemnifying Party validly makes such election, it will nonetheless lose such right to conduct such Defense if it fails to continue to actively and diligently conduct such Defense.

(2) Conduct of Defense, Participation and Settlement. If the Indemnifying Party conducts the Defense of such Third Party Claim, then (A) the Claiming Party may participate, at its own expense (except that the Indemnifying Party will be responsible for the fees and expenses of the Claiming Party’s counsel (but not more than one law firm per jurisdiction) if the Claiming Party reasonably concludes that counsel to the Indemnifying Party has a conflict of interest), in such Defense (including any

Proceeding regarding such Third Party Claim) and will have the right to receive copies of all notices, pleadings or other similar submissions regarding such Defense, (B) the Indemnifying Party will keep the Claiming Party reasonably informed of all matters material to such Defense and Third Party Claim at all stages thereof, (C) the Claiming Party will not (and will cause its Other Indemnified Persons not to) admit Liability with respect to, or compromise or settle, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent will not be unreasonably withheld, delayed or conditioned), (D) there will be no compromise or settlement of such Third Party Claim without the consent of the Claiming Party (which consent will not be unreasonably withheld, delayed or conditioned), and (E) the Indemnifying Party’s election to conduct the Defense of such Third Party Claim will conclusively establish the Indemnifying Party’s obligation to indemnify the Claiming Party with respect to such Third Party Claim hereunder; provided, however, that the amount of indemnifiable Losses with respect to such Third Party Claim, if any, shall be determined only as provided in this Article 8.

(3) Indemnifying Party Does Not Conduct Defense. If the Indemnifying Party does not validly elect to conduct the Defense of a Third Party Claim (other than pursuant to Section 8.5(c)(1)) or does not preserve such option (including by failing to commence such Defense within 10 days following receipt of such Initial Claim Notice or within the shorter period, if any, during which a Defense must be commenced for the preservation of rights), then the Claiming Party may conduct the Defense of such Third Party Claim in any manner that the Claiming Party reasonably deems appropriate, at the expense of the Indemnifying Party (subject to the other limitations of this Article 8), and the Claiming Party will have the right to compromise or settle such Third Party Claim after receiving the consent of the Indemnifying Party (which consent will not be unreasonably withheld, delayed or conditioned).

8.6 Materiality Qualifiers. For purposes of this Article 8, for the specific purpose of determining the amount of Losses resulting from, directly or indirectly, a breach of a representation or warranty in this Agreement, but specifically not for purposes of determining whether a breach occurred, all Materiality Qualifiers will be ignored and each such representation and warranty will be read and interpreted without regard to any Materiality Qualifier.

8.7 Mitigation. Each Party will use its commercially reasonable efforts to mitigate each Loss for which such Party is or may become entitled to be indemnified hereunder.

8.8 Effect of Adjustments. Any Loss for which a Party would otherwise be obligated to provide indemnification hereunder will be offset to the extent (but only to the extent) such Loss is reflected in the adjustments to the Total Final Merger Consideration under Article 1. Except to the extent expressly agreed otherwise (but subject to the preceding sentence), resolution of the matters in Article 1 is for such purpose only and will not waive or otherwise limit any representation, warranty, covenant or agreement herein nor preclude any remedy or other right hereunder for any breach of any representation, warranty, covenant or agreement herein.

8.9 Effect of Officer’s Certificates. For the avoidance of doubt, any written certification by a Person (or any officer thereof on behalf of such Person) of the accuracy of any representation or warranty in Article 3 or Article 4, as the case may be, of this Agreement (or of any other matter), including any certification contemplated in Section 7.1(c) or 7.2(c), will be deemed to constitute the making or re-making of such representation or warranty by such Person (or a representation or warranty hereunder regarding such other matter) at the time of such certification in the manner and to the extent stated in such certification, including for purposes of Section 8.1(a) and 8.2(a).

8.10 Escrow.

(a) To secure the indemnification obligations of the Company under this Agreement, the Initial Indemnification Escrow Amount, the Initial Reconciliation Escrow Amount and the Litigation Fees Escrow Amount (if applicable), and, to fund the activities of the Selling Parties’ Representative, the Selling Parties Representative Escrow Amount (which shall be under the control of the Selling Parties’ Representative pursuant to Section 1.6(b)), will all be deposited into an escrow account (the “Escrow Account”), each with a separate sub-account segregated from the others and governed by the terms of an Escrow Agreement in the form attached hereto as Exhibit 8.10 (the “Escrow Agreement”).

(b) Any disbursements from the Escrow Account to the Disbursing Agent for further payment to the Selling Parties pursuant to the terms of the Escrow Agreement, Section 1.5(e), Section 1.13, and Article 10 whether in the form of cash or Buyer Stock is “Escrow Consideration.”

(c) [**]

(d) Any disbursements of the Selling Parties’ Representative Escrow Account to the Selling Parties’ Representative to fund the activities of Selling Parties’ Representative will be made pursuant to Section 1.6(b) and Article 10.

(e) Any disbursements from the Escrow Account in respect of an indemnification payment to Buyer or Buyer’s Other Indemnified Persons in the form of Buyer Stock shall be made valuing the stock at the average closing sale price per share of Buyer Stock that is publically traded on the New York Stock Exchange for the five (5) consecutive trading days ending with the trading day two days preceding the date of the release of the Buyer Stock from the Escrow Account.

(f) Until such time as the Buyer Stock is delivered to the Selling Parties (or returned to or repurchased by Buyer), the Selling Parties shall be deemed to be the beneficial owner of their Pro-Rata Percentage of the Buyer Stock that is held pursuant to the Escrow Agreement and shall possess, through the Selling Parties’ Representative, all rights with respect to such shares, except the right of possession thereof. In particular, the respective Selling Parties, through the Selling Parties’ Representative as their agent and attorney-in-fact, shall have the right to exercise any voting rights with respect to their allocable portion of the Buyer Stock that is held pursuant to the Escrow Agreement. In addition, any dividends (other than non-taxable stock dividends) made with respect to the Buyer Stock that is held pursuant to the Escrow Agreement

**	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

shall be promptly paid to the Disbursing Agent for payment to the Selling Parties in accordance with their allocable portion of the Buyer Stock. The Selling Parties’ Representative shall not have any obligation to exercise any rights with respect to such escrowed Buyer Stock held pursuant to the Escrow Agreement unless directed to do so under the letter agreement, dated on or around the date hereof, by and among the Selling Parties’ Representative and certain of the Selling Parties.

8.11 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article 8 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Applicable Law.

ARTICLE 9

CERTAIN GENERAL TERMS AND OTHER AGREEMENTS

9.1 Notices. All notices or other communications required or permitted to be given hereunder will be in writing and will be (a) delivered by hand, (b) sent by United States registered or certified mail or (c) sent by nationally recognized overnight delivery service for next Business Day delivery, in each case as follows:

(1) if to the Company, to: Nexsan Corporation 1445 Lawrence Drive Thousand Oaks, CA 91320 Attn: Chief Executive Officer	with a copy (which shall not constitute notice) to: Orrick, Herrington & Sutcliffe LLP The Orrick Building 405 Howard Street San Francisco, CA 94105-2669 Attn: Richard Vernon Smith

(2) if to Buyer, to: Imation Corp. Discovery Bldg. 1A-041 One Imation Place Oakdale, MN 55128 Attention: General Counsel Fax No.: (651) 704-4412

with a copy (which shall not constitute notice) to:

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402

Attention: Andrew J. Ritten

Fax No.: (612) 766-1600

(3) if to Selling Parties’ Representative, to: Shareholder Representative Services LLC 1614 15th Street, Suite 200 Denver, CO 80202 Attention: Managing Director Fax No.: (303) 623-0294	with a copy (which shall not constitute notice) to: Orrick, Herrington & Sutcliffe LLP The Orrick Building 405 Howard Street San Francisco, CA 94105-2669 Attn: Richard Vernon Smith

Such notices or communications will be deemed given (A) if so delivered by hand, when so delivered, (B) if so sent by mail, three Business Days after mailing, or (C) if so sent by overnight delivery service, one Business Day after delivery to such service. A Party may change the address to which such notices and other communications are to be given by giving each other Party notice in the foregoing manner.

9.2 Expenses. Except as is expressly stated otherwise herein, each Party will bear its own costs and expenses incurred in connection with the transactions contemplated herein. Without limiting the generality of the foregoing, (a) Buyer and the Company will bear equally the fees and expenses incurred in connection with making all filings pursuant to the HSR Act; and (b) Buyer will bear solely all the costs and expenses related to all other regulatory filings, including the costs and expenses related to the Form S-3 registration statement in accordance with Section 5.10 and any other securities filings made with the SEC.

9.3 Interpretation; Construction. In this Agreement:

(a) the table of contents and headings are for convenience of reference only and will not affect the meaning or interpretation of this Agreement;

(b) the words “herein,” “hereunder,” “hereby” and similar words refer to this Agreement as a whole (and not to the particular sentence, paragraph or Section where they appear);

(c) terms used in the plural include the singular, and vice versa, unless the context clearly requires otherwise;

(d) unless expressly stated herein to the contrary, reference to any document means such document as amended or modified and as in effect from time to time in accordance with the terms thereof;

(e) unless expressly stated herein to the contrary, reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and as in effect from time to time, including any rule or regulation promulgated thereunder;

(f) the words “including,” “include” and variations thereof are deemed to be followed by the words “without limitation”;

(g) “or” is used in the sense of “and/or”; “any” is used in the sense of “any or all”; and “with respect to” any item includes the concept “of,” “under” or “regarding” such item or any similar relationship regarding such item;

(h) unless expressly stated herein to the contrary, reference to a document, including this Agreement, will be deemed to also refer to each annex, addendum, exhibit, schedule or other attachment thereto;

(i) unless expressly stated herein to the contrary, reference to an Article, Section, Schedule or Exhibit is to an article, section, schedule or exhibit, respectively, of this Agreement;

(j) all dollar amounts are expressed in United States dollars and will be paid in cash (unless expressly stated herein to the contrary) in United States currency;

(k) when calculating a period of time, the day that is the initial reference day in calculating such period will be excluded and, if the last day of such period is not a Business Day, such period will end on the next day that is a Business Day;

(l) with respect to all dates and time periods in or referred to in this Agreement, time is of the essence; and

(m) the Parties participated jointly in the negotiation and drafting of this Agreement and the documents relating hereto, and each Party was (or had ample opportunity to be) represented by legal counsel in connection with this Agreement and such other documents and each Party and each Party’s counsel has reviewed and revised (or had ample opportunity to review and revise) this Agreement and such other documents; therefore, if an ambiguity or question of intent or interpretation arises, then this Agreement and such other documents will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the terms hereof or thereof.

9.4 Parties in Interest; No Third-Party Beneficiaries. Except as provided in Section 5.7, there is no third party beneficiary hereof and nothing in this Agreement (whether express or implied, including Section 5.6) will or is intended to confer any right or remedy under or by reason of this Agreement on any Person, except each Party and their respective permitted successors and assigns.

9.5 Governing Law. This Agreement will be construed and enforced in accordance with the substantive laws of the State of Delaware without reference to principles of conflicts of law. Subject to Section 9.7, each Party hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Subject to Section 9.7, each Party agrees not to commence any legal proceedings related hereto except in any such court.

9.6 Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY LEGAL ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT OR THAT OTHERWISE RELATES TO THIS AGREEMENT.

9.7 Arbitration. Any dispute, controversy or claim, whether based on contract, tort, statute, fraud, misrepresentation or any other legal theory (a “Dispute”) which (i) arises out of or relates to this Agreement or any right or obligation under this Agreement, including as to this Agreement’s existence, enforceability, validity, interpretation, performance, indemnification, breach or damages, including claims in tort, whether arising before or after the termination of this Agreement, and (ii) which Buyer and the Selling Parties’ Representative agree, each acting reasonably, is not reasonably likely to exceed one million dollars ($1,000,000) in damages or Liability, will be settled exclusively by confidential binding arbitration conducted in San Francisco, California in accordance with the JAMS Comprehensive Arbitration Rules and

Procedures then in effect at the time of the commencement of the arbitration as modified by the following provisions of this Agreement. If this Section 9.7 is applicable, then the following additional rules will apply:

(a) Buyer, on the one hand, and the Selling Parties’ Representative (following the Effective Time) or the Company (prior to the Effective Time), on the other, will together select one neutral arbitrator from the JAMS panel list; provided, that if they are unable to reach agreement with respect to the arbitrator, the arbitrator will be chosen within ten (10) days after the filing of the request for arbitration of such Dispute in accordance with the JAMS appointment rules.

(b) The arbitration proceedings will be conducted on an expedited basis in the state of Delaware or an alternative location mutually agreeable to Buyer and the Selling Parties’ Representative. Proceedings in arbitration will be scheduled to begin no more than thirty (30) days after the filing of the request for arbitration of such Dispute and to conclude no later than one hundred twenty (120) days after the filing of such request. All hearings, unless otherwise agreed to by the Selling Parties’ Representative and the Indemnifying Parties, will be held in San Francisco, California.

(c) The parties to this Agreement who are parties in an arbitration proceeding will be permitted to obtain and take discovery, including requests for production, interrogatories, requests for admissions and depositions, as provided by the Federal Rules of Civil Procedure; provided that the arbitrator will be permitted, in his or her discretion, to set parameters on the timing and/or completion of this discovery and to order additional pre-hearing exchange of information, including exchange of summaries of testimony or exchange of statements of positions.

(d) The arbitration proceedings and all testimony, filings, documents and information relating to or presented during the arbitration proceedings will be disclosed exclusively for the purpose of facilitating the arbitration process and for no other purpose.

(e) The Parties will each bear all their own costs and expenses, irrespective of which Party is the prevailing party in the arbitration.

(f) The arbitrator will only be authorized to, and will only have the consent of the Parties to, interpret and apply the terms and provisions of this Agreement in accordance with the laws of the State of Delaware. The arbitrator will not be authorized to, and will not, order any remedy not permitted by this Agreement and will not change any term or provision of this Agreement, deprive either party of any remedy expressly provided hereunder or provide any right or remedy that has not been expressly provided hereunder. Without limiting the foregoing, the arbitrator will have the authority to grant injunctive relief and order specific performance, except with respect to any arbitration proceeding which only seeks such remedies.

(g) Prior to the Effective Time, the Parties to the arbitration may apply to a court of competent jurisdiction for a temporary restraining order, preliminary injunction or other interim or conservatory relief, or an order of specific performance of this Agreement, as necessary, without breach of this arbitration provision and without abridgement of the powers of the arbitrator.

(h) The Federal Arbitration Act, 9 U.S.C. Sections 1 through 14 (as amended and including any successor provision), except as modified hereby, will govern the interpretation and enforcement of this Section 9.7.

9.8 Entire Agreement; Amendment; Waiver. Before signing this Agreement, the Parties had numerous conversations (including preliminary discussions, formal negotiations and informal conversations) and generated correspondence and other writings, in which the Parties discussed the transactions contemplated herein and aspirations for their success. In doing so, Persons may have expressed judgments and beliefs regarding the intentions, capabilities and practices of the Parties and may have forecasted future events. Each Party acknowledges that such actions often involved an effort to be positive and optimistic about the prospects for such transactions. Each Party also acknowledges that all transactions contain an element of risk and that it is normal business practice to limit the related rights and obligations of contracting parties to only those representations, warranties, covenants and agreements that are essential to their transactions so as to provide certainty as to their respective rights and obligations. Therefore, each Party agrees that, in addition to the foregoing, this Agreement, including the Disclosure Schedules and the Updated Disclosure Schedules, constitutes the entire Agreement between the Parties pertaining to the subject matter herein and supersedes any other representation, warranty, covenant, assurance, projection or agreement (whether direct or indirect, written or oral, or statutory, express or implied) of any Party regarding such subject matter. No supplement, modification or amendment hereof will be binding unless expressed as such and executed in writing by each Party (except as contemplated in Section 9.9). Except to the extent as may otherwise be stated herein, no waiver of any term hereof will be binding unless expressed as such in a document executed by the Party making such waiver (and then only to the extent so expressed). No waiver of any term hereof will be a waiver of any other term hereof, whether or not similar, nor will any such waiver be a continuing waiver beyond its stated terms. Except to the extent as may otherwise be stated herein, failure to enforce strict compliance with any term hereof will not be a waiver of, or estoppel with respect to, any existing or subsequent failure to comply.

9.9 Assignment; Binding Effect. Neither this Agreement nor any right or obligation hereunder will be assigned, delegated or otherwise transferred (by operation of law or otherwise) by any Party without the prior written consent of each other Party (which consent will not be unreasonably withheld), except that each Party will have the right to assign or otherwise transfer this Agreement or any right hereunder or delegate any obligation hereunder to (a) a Person that does all of the following: (1) acquires or otherwise succeeds to all or substantially all of such Party’s business and assets; (2) assumes all of such Party’s obligations hereunder or such Party’s obligations hereunder that arise after such assignment, delegation or transfer; and (3) agrees to perform or cause performance of all such assumed obligations when due; or (b) any of its Affiliates; provided that no such assignment, delegation or transfer under clause (a) or (b) above will relieve the assigning, delegating or transferring Party of any obligation hereunder. This Agreement will be binding on and inure to the benefit of the respective permitted successors and assigns of the Parties. Any purported assignment, delegation or other transfer not permitted by this Section is void.

9.10 Severability; Blue-Pencil. The terms of this Agreement will, where possible, be interpreted and enforced so as to sustain their legality and enforceability, read as if they cover only the specific situation to which they are being applied and enforced to the fullest extent permissible under Applicable Law. If any term of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced, then all other terms of this Agreement will nevertheless remain in full force and effect, and such term automatically will be amended so that it is valid, legal and enforceable to the maximum extent permitted by Applicable Law, but as close to the Parties’ original intent as is permissible.

9.11 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Such counterparts may be executed and delivered by facsimile or other electronic means by any of the Parties, and the receiving Party may rely on the receipt of such document so executed and delivered as if the original had been received.

9.12 Updated Disclosure Schedules. From time to time on or before the Closing Date (but before Closing), the Company may supplement or otherwise update the Disclosure Schedules with respect to any event, circumstance or change that first arises after the execution and delivery of this Agreement that would make any representation or warranty in Article 3 inaccurate if such representation or warranty were given at or immediately before Closing (all of such updates, together with the Disclosure Schedules that were made a part of this Agreement upon its execution, is the “Updated Disclosure Schedules”).

(a) For purposes of determining the satisfaction of the conditions in Section 7.1(a), the Disclosure Schedules will only contain the items contained in the Disclosure Schedules upon this Agreement’s execution and the Updated Disclosure Schedules will have no effect.

(b) For purposes of determining the presence of a breach of a representation or warranty made on the Closing Date for purposes of Article 8 and rights to indemnification, the Disclosure Schedules will be deemed to also contain each item in the Updated Disclosure Schedules.

(c) For any purpose, the Updated Disclosure Schedules will not, and the Disclosure Schedules will not be deemed to, contain any item that affects the presence of breach of a representation or warranty made on the date of this Agreement and the Updated Disclosure Schedules will not, and will not be deemed to, prevent or cure any breach of any such representation or warranty.

ARTICLE 10

SELLING PARTIES’ REPRESENTATIVE

10.1 Appointment.

(a) By virtue of the Requisite Stockholder Approval and/or delivery of Letters of Transmittal to the Disbursing Agent in accordance with Section 1.15, and without any further act of the Escrow Recipients, the Escrow Recipients will be deemed to have appointed Shareholder Representative Services LLC, as the representative (the “Selling Parties’ Representative”) of the Selling Parties as agent and attorney-in-fact for each Escrow Recipient (except such stockholders, if any, holding Dissenting Shares) for all matters relating to this Agreement and to the Escrow Agreement, including to give and receive notices and communications; to bind the Escrow Recipients to the terms of the Escrow Agreement; to authorize disbursements from the Escrow Account in satisfaction of claims by Buyer or Surviving Corporation; to object to such deliveries; to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims; to exercise voting rights with respect to any Buyer Stock held in the Escrow Account and receive and disburse any dividends with respect thereto; and to take all actions necessary or appropriate in the judgment of the Selling Parties’ Representative for the accomplishment of the foregoing.

(b) The Selling Parties’ Representative may be changed by the Escrow Recipients from time to time upon not less than 30 days’ prior written notice to Buyer, the Escrow Agent and the Selling Parties’ Representative, provided that Escrow Recipients holding a majority interest of the Escrow Account agree to such removal of Shareholder Representative Services LLC and any successors thereto and to the identity of the substituted agent. A Selling Parties’ Representative may resign at any time upon giving at least 45 days’ written notice to the Escrow Recipients, the Escrow Agent and Buyer. Upon resignation of a Selling Parties’ Representative, Escrow Recipients holding a majority interest of the Escrow Account will agree on a successor Selling Parties’ Representative thereto within 45 days after receiving such notice. If Escrow Recipients holding a majority interest of the Escrow Account fail to agree upon a successor Selling Parties’ Representative within such time, the resigning Selling Parties’ Representative will have the right to appoint a successor Selling Parties’ Representative, or if a Selling Parties’ Representative is not designated within 45 days after receipt of the initial notice, Buyer will designate a successor Selling Parties’ Representative. Any successor Selling Parties’ Representative will execute and deliver an instrument accepting such appointment and, without further acts, will be vested with all the rights, powers, and duties of the predecessor Selling Parties’ Representative as if originally named as Selling Parties’ Representative and thereafter the resigning Selling Parties’ Representative will be discharged from any further duties and Liability under this Agreement. No bond will be required of any Selling Parties’ Representative. Notices or communications to or from the Selling Parties’ Representative will constitute notice to or from each Escrow Recipient for all matters relating to this Agreement and to the Escrow Agreement.

10.2 Authority.

(a) The Selling Parties’ Representative will not be liable for any act done or omitted hereunder as the Selling Parties’ Representative while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith). The Escrow Recipients will severally, based on their Pro Rata Percentage of such Escrow Recipient’s share of the amounts held in the Escrow Account, indemnify the Selling Parties’ Representative and hold it harmless against any loss, liability, or expense arising out of or in connection with the acceptance or administration of its duties hereunder or under the Ancillary Document, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Selling Parties’ Representative, in each case as such loss, liability or expense is incurred or suffered; provided that if it is finally adjudicated that any such loss, liability or expense or any portion thereof was primarily caused by the bad faith or intentional misconduct of the Selling Parties’ Representative, the Selling Parties’ Representative will reimburse the Escrow Recipients the amount of such indemnified loss, liability or expense attributable to such gross negligence or willful misconduct. Subject to the limitations of the Escrow Agreement, the Selling Parties’ Representative Escrow Amount (and to the extent provided in this Agreement or the Escrow Agreement, the Initial Indemnification Escrow Amount) will be available to indemnify the Selling Parties’ Representative and hold the Selling Parties’ Representative harmless against all loss, Liability, or expense incurred without bad faith or intentional misconduct on the part of such Selling Parties’ Representative and arising out of or in connection with the acceptance or administration of such Selling Parties’ Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Selling Parties’ Representative; provided that while this section allows the Selling Parties’ Representative to be paid from the Selling Parties’ Representative Escrow Account, this does not relieve the Escrow Recipients from their obligation to promptly pay such losses, Liabilities and expenses as they are suffered or incurred, nor does it prevent the Selling Parties’ Representative from seeking any remedies available to it at law or otherwise.

(b) A decision, act, consent, or instruction of the Selling Parties’ Representative relating to this Agreement or to the Escrow Agreement will constitute a decision of the Escrow Recipients and will be final, binding, and conclusive upon each such Person. Claiming Parties may rely upon any such decision, act, consent, or instruction of the Selling Parties’ Representative as being the decision, act, consent, or instruction of the Escrow Recipients. Buyer, Surviving Corporation, and all other Claiming Parties are hereby relieved from any Liability to any Person for any acts done by them in accordance with such decision, act, consent, or instruction of the Selling Parties’ Representative.

ARTICLE 11

CERTAIN DEFINITIONS

“2001 Stock Plan” means that certain Nexsan Corporation 2001 Stock Plan pursuant to which the Company reserved a total of 7,572,222 shares of Common Stock to be issued in connection with certain incentive equity awards or grants which the 2001 Stock Plan authorized the Company to make.

“2003 Non-Plan Option Agreements” means means the stock option agreements, dated April 1, 2003, by and between the Company and the following optionees: (i) Diamond Lauffin, originally granting a right to purchase 2,000,000 shares of the Company’s Common Stock and presently containing a right to purchase 190,476 shares of the Company’s Common Stock, (ii) Jim Molenda, originally granting a right to purchase 1,200,000 shares of the Company’s Common Stock and presently containing a right to purchase 114,286 shares of the Company’s Common Stock, (iii) Mohan Vachani, originally granting a right to purchase 37,500 shares of the Company’s Common Stock and presently containing a right to purchase 3,571 shares of the Company’s Common Stock and (iv) Beechtree Capital, originally granting a right to purchase 1,000,000 shares of the Company’s Common Stock and presently containing a right to purchase 95,238 shares of the Company’s Common Stock.

“2008 Non-Plan Option Agreements” means means the stock option agreements by and between the Company and the following optionees: (i) Diamond Lauffin, dated January 4, 2008, originally granting a right to purchase 1,500,000 shares of the Company’s Common Stock and presently containing a right to purchase 142,857 shares of the Company’s Common Stock, (ii) Jim Molenda, dated January 15, 2008, originally granting a right to purchase 1,200,000 shares of the Company’s Common Stock and presently containing a right to purchase 114,286 shares of the Company’s Common Stock, and (iii) Beechtree Capital, dated January 30, 2008, originally granting a right to purchase 1,000,000 shares of the Company’s Common Stock and presently containing a right to purchase 95,238 shares of the Company’s Common Stock.

“2012 Equity Incentive Plan” means that certain Nexsan Corporation 2012 Equity Incentive Plan pursuant to which the Company reserved a total of 903,565 shares of Common Stock (plus certain additional shares of Common Stock contemplated to be issued under the 2001 Stock Plan) to be issued in connection with certain incentive equity awards or grants which the 2012 Equity Incentive Plan authorized the Company to make.

“Acceptance Notice” is defined in Section 1.13(d).

“Accredited Investor” means any Selling Party who qualifies as an “Accredited Investor” as that term is defined in Regulation D, Rule 501(a) promulgated under the Securities Act, with such qualification status determined solely by such Selling Party’s representation in the Proper Documentation or in a Stock Option Acknowledgment; provided, however, that each holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and/or Company Warrants will be presumed to be an Accredited Investor.

“Accredited Selling Party” means any Selling Party who represented that such Selling Party is an Accredited Investor in the Proper Documentation or in a Stock Option Acknowledgment.

“Acquired Company” is defined in the Introduction.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person. For purposes of this definition, “control,” “controlled by” and “under common control with,” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of section 1504(a) of the Code or any similar group defined under a similar provision of Applicable Law.

“Aggregate Closing Stock Consideration Amount” means the sum total of that portion of the Aggregate Total Stock Consideration Amount paid by Buyer to any Selling Party in connection with the Closing as contemplated by Section 1.11 and specifically does not include any portion of the Aggregate Escrow Consideration.

“Aggregate Escrow Consideration Amount” is defined in Section 1.5(d).

“Aggregate Final Cash Consideration Amount” is defined in Section 1.5(b).

“Aggregate Preliminary Cash Consideration Amount” is defined in Section 1.5(b).

“Aggregate Shares of Buyer Stock” is defined in Section 1.5(c).

“Aggregate Total Stock Consideration Amount” is defined in Section 1.5(c).

“Agreement” is defined in the Preamble.

“Ancillary Document” means, with respect to a Person, any agreement or document executed and delivered by or on behalf of such Person pursuant to the terms of this Agreement (but not including this Agreement). As to the Company, the only Ancillary Documents are (a) any agreement between the Company and the Disbursing Agent and (b) the [**]

“Annual Balance Sheet” is defined in Section 3.4(a)(1).

“Annual Balance Sheet Date” is defined in Section 3.4(a)(1).

“Annual Financial Statements” is defined in Section 3.4(a)(1).

“Applicable Law” means any applicable provision of any constitution, treaty, statute, law (including the common law), rule, regulation, ordinance, code or order enacted, adopted, issued or promulgated by any Governmental Authority.

“Business” is defined in the Introduction.

“Business Day” means any day, other than a Saturday or Sunday and other than a day that banks in the State of Minnesota are generally authorized or required by Applicable Law to be closed.

“Buyer” is defined in the Preamble.

“Buyer Balance Sheet” is defined in Section 4.3(b).

“Buyer SEC Reports” is defined in Section 4.3(a).

“Buyer Stock” is defined in the Introduction.

“Buyer Stock Reference Price” is defined in Section 1.5(c).

“Buyer Subsidiary” is defined in the Preamble.

“Bylaws” is defined in Section 1.3.

**	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

“Cancelled Option RSU” is defined in Section 1.8(b).

“Cap” is defined in Section 8.3(b).

“Cash Deficiency” is defined in Section 1.13(c).

“Cash Payment” is defined in Section 1.13(c).

“Certificate of Merger” is defined in Section 1.2.

“Certificates” is defined in Section 1.15(c).

“Claiming Party” is defined in Section 8.5(a).

“Closing” is defined in Section 2.1.

“Closing Balance Sheet” is defined in Section 1.13(d).

“Closing Borrowed Money Debt Amount” is defined in Section 1.7.

“Closing Date” is defined in Section 2.1.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state or local laws.

“Code” means the Internal Revenue Code of 1986, as amended.

“Comerica Warrant” means a stock purchase warrant, originally granting a right to purchase up to 48,872 shares of Series A Preferred Stock and presently containing a right to purchase up to 4,654 shares of Series A Preferred Stock, issued by the Company in favor of Comerica Bank under that certain Warrant to Purchase Stock dated October 1, 2006.

“Common Share Equivalents” means, with respect to any Selling Party immediately prior to the Effective Time, the sum of (a) the number of shares of Common Stock held by the Selling Party plus (b) the number of shares of Common Stock assuming full conversion into shares of Common Stock of any shares of Series A Preferred Stock, Exchangeable Stock, Series C Preferred Stock, Vested Company Stock Options which receive a cash payment pursuant to Section 1.8(a), Vested RSU, Cancelled Option RSU or Company Warrant, as applicable, held by the Selling Party. For purposes of clarity, shares of Series B Preferred Stock will not be considered in calculating Common Share Equivalents.

“Common Stock” is defined in the Introduction, and the number of shares of Common Stock shall for all purposes under this Agreement, include the shares of Common Stock included in the Transaction Bonus Amount to be issued to the Company’s executives as bonuses in connection with the consummation of the Transactions.

“Company” is defined in the Preamble.

“Company Equity Incentive Plan” means the 2001 Stock Plan and the 2012 Equity Incentive Plan.

“Company Indemnitees” is defined in Section 5.7(a).

“Company Payroll Taxes” means all payroll taxes owed by the Company or the Surviving Corporation with respect to the transactions contemplated by this Agreement, including, but not limited to, the payments made as a result of the transactions set forth in Section 1.8.

“Company Security Policy” is defined in Section 3.19(b).

“Company Stock” is defined in the Introduction.

“Company Stock Option” means any optional right to purchase Common Stock as memorialized in the 2003 Non-Plan Option Agreements, the 2008 Non-Plan Option Agreements, or any stock option agreement or other similarly titled Contract signed by the Company and issued pursuant to any Company Equity Incentive Plan.

“Company Transaction Expenses” mean all expenses incurred by any Acquired Company or which any Acquired Company may have agreed to pay on behalf of any other Person, including all fees and disbursements of attorneys, accountants, brokers, investment bankers, and other advisors or service providers, and which relate in whole or in part to (a) preparation of this Agreement or any Ancillary Documents; (b) consummation of the Transactions; (c) expenses owed by any Acquired Company to the Selling Parties’ Representative beyond the Selling Parties’ Representative Escrow Account, (d) the Company’s allocable portion of the fees and expenses associated with the Disbursing Agent pursuant to Section 1.15(a), and (e) any attempts by the Company to publicly register any class of Company Stock prior to the Effective Time including the IPO Expenses.

“Company Warrants” means the Comerica Warrant, the FTQ 2009 Warrant and the FTQ 2012 Warrant.

“Computer System” is defined in Section 3.24(a).

“Confidentiality Agreement” is defined in Section 5.5(a).

“Consent” is defined in Section 3.3(c).

“Contract” means any written contract, agreement, purchase order, warranty or guarantee, license, use agreement, lease (whether for real estate, a capital lease, an operating lease or other), instrument or note, in each case that creates a legally binding obligation.

“Conversion Payment” is defined in Section 1.15(a).

“Customs Duty” is defined in Section 3.22(a).

“Defense” means legal defense (which may include related counterclaims) reasonably conducted by reputable legal counsel of good standing selected with the written consent of the Claiming Party (which consent will not be unreasonably withheld or delayed).

“Determination Date” is defined in Section 1.13(g).

“DGCL” is defined in the Introduction.

“Disbursing Agent” is defined in Section 1.15(a).

“Disclosure Schedules” is defined in Article 3.

“Dispute” is defined in Section 9.7.

“Dissenting Share” is defined in Section 1.14.

“Effective Time” is defined in Section 1.2.

“Eligible Option Cancellation” means the transaction approved by the Company’s board of directors prior to the date hereof pursuant to which each holder of a Company Stock Option (each, an “Eligible Option”) with an exercise price per share greater than $2.94 per share (“2.94 Option”) or a Company Stock Option granted on December 31, 2002 (“2002 Option”) shall receive the following in exchange for the cancellation and termination of all of such holder’s Eligible Options, provided that each such holder executes a general release of claims and consent document in the form prescribed by the Company: (i) for each $2.94 Option, a holder will receive one (1) fully vested Canceled Option RSU for every three (3) shares of Common Stock subject to the holder’s $2.94 Options, regardless of whether such $2.94 Options are vested or unvested as of the Effective Time, rounded up to the nearest Canceled Option RSU; and (ii) for each 2002 Option, a holder will receive a definitive number of vested Canceled Option RSUs, as determined by the Board, for all of his shares of Common Stock subject to the holder’s 2002 Options.

“Employee Closing Consideration Amount” means the sum of (a) the aggregate amount payable to holders of Vested Company Stock Options pursuant to Section 1.8(a), (b) the aggregate amount payable to holders of Vested RSUs pursuant to Section 1.8(b) and (c) the aggregate amount payable to holders of Cancelled Option RSUs pursuant to Section 1.8(c).

“Employee Plans” mean all written or oral plans, arrangements, agreements, programs, policies, practices or undertakings providing bonus, incentive compensation, pension, supplemental retirement, deferred compensation, superannuation scheme, save-as-you-earn (SAYE), money purchase, profit-sharing, medical, prescription drug, dental, vision, life insurance, disability, flexible spending account, pre-tax premium, transportation, educational assistance, stock option, stock incentive or other equity compensation, vacation, sick leave, holiday, change in control, severance or fringe benefits or benefit under any other employee benefit plan (as such term is defined in Section 3(3) of ERISA) with respect to all current, retired or former employees, directors or managers (or dependent) of the Company or its ERISA Affiliates, regardless of location or jurisdiction, pursuant to which the Company or its ERISA Affiliates have any Liability.

“Executive Employment Agreement” is defined in Section 3.7(a).

“Encumbrance” means any mortgage, pledge, security interest, charge, lien, option or other right to purchase, restriction or reservation or any other encumbrance whatsoever.

“Enforcement Limitation” means any applicable bankruptcy, reorganization, insolvency, moratorium or other similar Applicable Law affecting creditors’ rights generally and principles governing the availability of equitable remedies.

“Environmental Claim” means any written notice by a Governmental Authority alleging potential Liability (including potential Liability for investigatory cost, cleanup cost, governmental response cost, natural resources damage, property damage, personal injury or penalty) arising out of, relating to or resulting from, directly or indirectly, (a) the presence, or release into the environment, of any material or form of energy at any location, whether or not owned by any Acquired Company or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Law” means any applicable federal, state, provincial, or local law or other legal requirement relating to pollution or protection of the environment, including any law relating to any emission, discharge, release or possible release of any pollutant, contaminant, Hazardous Substance, hazardous or toxic material, substance or waste into air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any pollutant, contaminant or hazardous or toxic material, substance or waste.

“Environmental Permit” means any Permit required under an Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any (if any) corporation, trade or business (whether or not incorporated) that at any time before Closing is or was under common control with the Company pursuant to section 414(b), (c), (m) or (o) of the Code.

“Escrow Account” is defined in Section 8.10.

“Escrow Agent” is defined in Section 7.1(g).

“Escrow Agreement” is defined in Section 8.11.

“Escrow Consideration” is defined in Section 8.11.

“Escrow Recipients” is defined in Section 1.5(e).

“Estimated Closing Balance Sheet” is defined in Section 1.13(b).

“Estimated Excess Cash Amount” is defined in Section 1.13(c).

“Excess Cash Amount” is defined in Section 1.13(c).

“Exchangeable Stock” is defined in the Introduction.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agreement” means that certain exchange agreement, dated as of March 24, 2005, by and among the Company, 6360319 Canada Inc., 6360246 Canada Inc. and Thomas F. Gosnell.

“Existing Articles of Incorporation” is defined in Section 1.3.

“Export Administration Regulations” means any Applicable Law specifically relating to the use, export, or re-export of commercial items produced or used in the Business, including without limitation those laws and regulations administered or enforced by the U.S. Department of Commerce’s Bureau of Industry and Security (including without limitation the Export Administration Regulations, Denied Persons List, and Antiboycott laws), the U.S. Department of State’s Directorate of Defense Trade Controls (including without limitation the International Traffic in Arms and the Arms Export Control Act), the U.S. Department of the Treasury’s Office of Foreign Assets Control (including without limitation Applicable Laws relating to boycotts applicable to certain nations and to matters relating to suspected terrorism sponsoring organizations and narcotics traffickers), the U.S. Patent and Trademark Office (including without Applicable Laws relating to the export of technology and intellectual property), the U.S. Defense Technology Security Administration (including without limitation Applicable Laws relating to Department of Defense security policies) and the U.S. Bureau of Customs and Border Protection (including without limitation Applicable Laws relating to the enforcement of export laws and regulations administered by other agencies).

“Final Net Book Value Amount” means the difference between the aggregate value of the assets and liabilities of the Company as of the Closing as determined based on the Closing Balance Sheet, which shall be the sum of (a) the assets of the Company less (b) cash, less (c) total liabilities of the Company plus (d) the Closing Borrowed Money Debt Amount plus (e) any accrued interest plus (f) any fixed asset written off by the Company since September 30, 2012 as a result of the pending transactions contemplated by this Agreement plus (g) any stock compensation liability related to Warrants and Company Stock Options plus (h) any liability related to the Company Payroll Taxes, the Company Transaction Expenses,the Transaction Bonus Amount, or the IPO Split Amount to the extent not paid at the time of calculation; less (i) any Income Tax receivables related to income taxes paid. “Financial Statements” is defined in Section 3.4(a)(2).

“Foreign Official” is defined in Section 3.23.

“Fractional Share Amount” is defined in Section 1.5(h).

“FTQ 2009 Warrant” means a stock purchase warrant, originally granting a right to purchase up to 2,400,000 shares of Series C Preferred Stock and presently containing a right to purchase up to 228,570 shares of Series C Preferred Stock, issued by the Company in favor of Fonds de solidarité des travailleurs du Québec under that certain Warrant dated September 21, 2009.

“FTQ 2012 Warrant” means a stock purchase warrant granting a right to purchase up to 28,499 shares of Common Stock issued by the Company in favor of Fonds de solidarité des travailleurs du Québec under that certain Warrant dated June 6, 2012.

“Fully Diluted Share Number” means the sum total of all Common Share Equivalents existing immediately prior to the Effective Time .

“GAAP” means generally accepted United States accounting principles as have been consistently applied by the Company (in instances where the statement applies to the Company) or by Buyer (in instances where the statement applies to Buyer).

“Governmental Authority” means any: (a) nation, state, county, city, district or other similar jurisdiction of any nature; (b) federal, state, provincial, local or foreign government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, commission, bureau, instrumentality, department, official, entity, court or tribunal); (d) multi-national organization or body; or (e) body or other Person entitled by Applicable Law to exercise any arbitrative, administrative, executive, judicial, legislative, police, regulatory or Taxing authority or power.

“Hazardous Substance” means any pollutant, contaminant, hazardous substance, hazardous waste or petroleum or fraction thereof, and any other chemical, waste, substance or material listed in or regulated by or identified in any Environmental Law.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” means any Tax (other than sales, use, stamp, duty, value-added, business, goods and services, property, transfer, recording, documentary, conveyancing or similar Tax) based upon or measured by gross or net receipts of gross or net income (including any Tax in the nature of minimum taxes, tax preference items and alternative minimum taxes) and including any Liability arising pursuant to the application of Treasury Regulation section 1.1502-6 or any similar provision of any Applicable Law regarding any Tax.

“Indebtedness” means any obligation or other Liability under or for any of the following (excluding any trade payable incurred in the Ordinary Course of Business of the Company): (a) indebtedness for borrowed money (including if guaranteed or for which a Person is otherwise liable or responsible, including an obligation to assume indebtedness); (b) obligation evidenced by a note, bond, debenture or similar instrument (including any letter of credit); (c) surety bond; (d) swap or hedging Contract; (e) banker acceptance; (f) purchase money mortgage, indenture, deed of trust or other purchase money lien or conditional sale or other title retention agreement; (g) indebtedness secured by any mortgage, indenture or deed of trust upon any asset; or (h) interest, fee or other expense regarding any of the foregoing. Indebtedness hereunder shall not include prepaid or deferred revenue or rent.

“Indemnifying Party” is defined in Section 8.5(a).

“Independent Accounting Firm” is defined in Section 1.13(f).

“Initial Claim Notice” is defined in Section 8.5(a).

“Initial Escrow Amount” is defined in Section 1.6(d).

“Initial Indemnification Escrow Amount” is defined in Section 1.6(a).

“Initial Reconciliation Escrow Amount” is defined in Section 1.6(d).

“Intellectual Property” means, in any jurisdiction in the world, any of the following: (a) invention (whether patentable or unpatentable and whether or not reduced to practice) or improvement thereto, patent, patent application or patent disclosure, together with any reissuance, continuation, continuation-in-part, revision. extension or reexamination thereof (together “Patents”); (b) trademark, service mark, trade dress, logo, slogan, trade name, entity name, internet domain name (and including any goodwill associated therewith); (c) copyrightable work or copyright; (d) mask work; (e) trade secret or confidential business information (including any idea, research or development, know-how, formula, composition, manufacturing or production process or technique, technical data, design, drawing, specification, customer or supplier list, pricing or cost information or business or marketing plan or proposal, in each case to the extent considered a trade secret or confidential by the Company); (f) Software whether or not protected or protectable under patent or copyright law; (g) advertising or promotional material; (h) other proprietary right or other intangible asset; or (i) application, registration or renewal regarding any of the foregoing.

“Interim Balance Sheet” is defined in Section 3.4(a)(2).

“Interim Balance Sheet Date” is defined in Section 3.4(a)(2).

“Interim Financial Statements” is defined in Section 3.4(a)(2).

“Inventory” means all merchandise, supplies (including office supplies and advertising and promotional materials), raw materials, work in process and other inventory related to the Business wherever held or located.

[**]

**	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

“IPO Split Amount” means the cash amount due and payable to the Company’s security holders in respect of fractional shares resulting from the reverse stock split that the Company effected in connection with the Company’s discontinued initial public offering efforts and pursuant to its Sixth Amended and Restated Certificate of Incorporation.

“Knowledge of the Buyer” means the actual knowledge, without inquiry, of Richard B. Parran, John P. Breedlove and Eric Nealy.

“Knowledge of the Company” means the actual knowledge, without inquiry, of Philip Black, Gene Spies, Thomas Gosnell, Walter Palhetas, Cameron Presley, Jim Whitt and Gary Watson.

“Leased Real Property” is defined in Section 3.9(a).

“Letter of Transmittal” is defined in Section 1.15(a).

“Liability” means any liability or obligation of any kind or nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due).

“Litigation Fees Escrow Amount” is defined in Section 1.6(c).

“Loss” means any claim, demand, loss, fine, interest, penalty, assessment, cost or expense (including reasonable attorneys’ fees or expenses), damage or any other Liability.

“made available” means that a complete and accurate copy of the document referenced (a) has been posted in the electronic data site maintained by the Company in connection with the transactions contemplated hereby or (b) has been delivered to Buyer.

“Major Contract” is defined in Section 3.7(a).

“Malicious Instructions” is defined in Section 3.24(b).

“Material Adverse Effect” means any state of facts, change, development, event, effect, condition or occurrence materially adverse to the Business, properties, liabilities or financial condition of the Company and the Company Subsidiaries taken as a whole; provided, however, that (a) any adverse change or effect attributable to any of the following shall not be considered a Material Adverse Effect: (i) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any Order, protocol, government program, industry standard or Applicable Law (including Environmental Law) of or by any Governmental Authority, (ii) any change affecting the industry in which the Company or the Acquired Companies participate, (iii) any change in general regulatory or political conditions, including any engagement of hostilities, act of war or terrorist activity or any change imposed by a Governmental Authority associated with additional security, (iv) any effect of weather, geological or meteorological events, (v) any change in GAAP (including the rules and principles related to accelerated depreciation), (vi) the announcement, pendency or consummation of the Transactions (including any decrease in customer demand, any reduction in revenues, any disruption in supplier, partner or similar relationships, any loss of employees or any Proceeding brought or threatened by any stockholder of any Party), (vii) any change or development in any financial, banking or securities market (including any increased interest rates or other costs for, or reduction in the availability of, financing or suspension of trading in, or limitation on prices for, securities on a securities market (including an over-the-counter market), exchange or trading platform) or the economy in general, (viii) any labor strike, request for representation, organizing campaign, work stoppage, slowdown, or lockout or other labor dispute or (ix) any action of any competitor of the Company; provided that with respect to clauses (i) through (v) and clauses (vii) and (viii), the changes or conditions do not have a materially disproportionate effect (relative to other participants in such industries); and (b) any loss or claim relating to any state of facts, change, development, event, effect, condition or occurrence that is cured prior to the Closing Date shall not be considered a Material Adverse Effect.

“Materiality Qualifier” means a qualification to a representation or warranty by use of the word “material,” “materially” or other variations of the root word “material” or by a reference regarding the occurrence or non-occurrence or possible occurrence or non-occurrence of a Material Adverse Effect or a “materially adverse effect.”

“Merger” is defined in the Introduction.

“Minimum Closing Cash Amount” is defined in Section 1.13(b).

“Net Book Value Deviation” is defined in Section 1.13(a).

“Net Deferred Revenue Liability” is defined on Exhibit 1.13(b).

“Non-Accredited Selling Party” means any Selling Party who does not represent that such Selling Party is an Accredited Investor in the Proper Documentation or in a Stock Option Acknowledgment and any Selling Party who does not submit Proper Documentation.

“Non-US Competition Law” means any Applicable Law in any non-United States jurisdiction that is applicable to the transactions contemplated herein that is comparable in intent or purpose to the HSR Act in that it requires notification to, filing with or clearance or approval from, a Governmental Authority with respect to antitrust, competition, market concentration or any similar matter.

“Objection Notice” is defined in Section 1.13(d).

“Open Source Code” means any software code that is distributed as “open source software” or “freeware” or is otherwise distributed publicly or made generally available in source code form under terms that permit modification and redistribution of such software. Open Source Code includes without limitation software code that is licensed under the Common Development and Distribution (CDDL) or GNU General Public licenses. “Order” means any order, writ, injunction, decree, judgment, award or determination that is binding on the applicable Person, of or from any Governmental Authority or similar binding decision of any arbitration (or similar Proceeding).

“Ordinary Course of Business” means, with respect to a Person, the ordinary and usual course of normal day-to-day operations of such Person, consistent with such Person’s past practice.

“Organizational Document” means, for any Person: (a) the articles or certificate of incorporation, formation or organization (as applicable) and the by-laws or similar governing document of such Person; (b) any limited liability company agreement, partnership agreement, operating agreement, stockholder agreement, voting agreement, voting trust agreement or similar document of or regarding such Person; (c) any other charter or similar document adopted or filed in connection with the incorporation, formation, organization or governance of such Person; or (d) any Contract regarding the governance of such Person or the relations among any of its equity holders with respect to such Person.

“Other Indemnified Person” means, for any Person, such Person’s Affiliates and each of such Person’s officers, directors, partners, members, governors, managers, employees, and permitted successors and assigns.

“Owing Party” is defined in Section 8.10.

“Party” means Buyer, Buyer Subsidiary and the Company.

“Payment Date” is defined in Section 1.11(a).

“Payoff Letter” is defined in Section 7.1(f).

“Per Claim Test” is defined in Section 8.3(f).

“Per Common Share Equivalent Consideration Amount” is defined in Section 1.11(f).

“Permit” means any license, permit, registration or similar authorization from a Governmental Authority.

“Permitted Encumbrance” means any: (a) Encumbrance for any Tax, assessment or other governmental charge that is not yet due and payable, that is being contested in good faith through appropriate proceedings or that may thereafter be paid without penalty; (b) mechanic’s, materialmen’s, landlord’s or similar Encumbrance arising or incurred in the Ordinary Course of Business of the applicable Person that secures any amount that is not overdue; (c) Encumbrance arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business, (d) license entered into in the Ordinary Course of Business, (e) easement, right of way, zoning ordinance and other land use and environmental regulation by any Governmental Authority and other similar Encumbrance affecting real property, and (f) other immaterial imperfections of title.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trustee or trust, joint venture, unincorporated organization or any other business entity or association or any Government Authority.

[**]

**	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

“Post Merger Articles of Incorporation” is defined in Section 1.3.

“Pre-Closing Tax Period” means (a) any Tax period ending on or before the Closing Date and (b) with respect to a Straddle Period, any portion thereof ending on, and including, the Closing Date.

“Pre-Closing Taxes” is defined in Section 5.8(a).

“Proceeding” means any action, arbitration, audit, claim, demand, grievance, complaint, hearing, inquiry, investigation, litigation, proceeding or suit (whether civil, criminal or administrative), in each case that is commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Product Validation Certificate” is defined in Section 3.19(b).

“Proper Documentation” is defined in Section 1.11(a).

“Proprietary Information Technology System” is defined in Section 3.24(a).

“Pro-Rata Percentage” with respect to each Selling Party or Escrow Recipient, as the case may be, means such Selling Party’s or Escrow Recipient’s percentage equity ownership in the Company immediately prior to the Effective Time based on the Fully-Diluted Share Number.

“Quebec R&D Credits” is defined as illustrated in Exhibit 1.13(b).

“Range High Point” is defined in Section 1.13(a).

“Range Low Point” is defined in Section 1.13(a).

“Real Property Lease” is defined in Section 3.9(a).

“Records” means books, records, manuals or other materials or similar information (including customer records, personnel or payroll records, accounting or Tax records, purchase or sale records, price lists, correspondence, quality control records or research or development files).

“Required Consent” is defined in Section 3.3(c).

“Requisite Stockholder Approval” means the vote required of the Stockholders pursuant to Section 251(c) of the DGCL and Company’s Organizational Documents to approve this Agreement and the Transactions, including the Merger.

“Residual Common Stock Closing Merger Consideration Amount” is defined in Section 1.11(a).

“RSU” means any right to receive Common Stock as memorialized in a Notice of Restricted Stock Unit Award, Award Agreement (Restricted Stock Units) or any other similarly titled Contracts signed by the Company and issued pursuant to the 2001 Stock Plan or the 2012 Equity Incentive Plan other than Cancelled Option RSUs.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers’ Accountant” is defined in Section 1.13(d).

“Selling Parties” means all holders of any shares of Company Stock, Common Share Equivalents, Company Stock Options and RSUs immediately prior to the Effective Time.

“Selling Parties’ Representative” is defined in Section 10.1.

“Selling Parties’ Representative Escrow Account” is defined in Section 1.6(b).

“Selling Parties’ Representative Escrow Amount” is defined in Section 1.6(b).

“Series A Preference Amount” has the meaning provided therefor in the Existing Articles of Incorporation.

“Series A Preferred Individual Consideration” is defined in Section 1.11(e).

“Series A Preferred Stock” is defined in the Introduction.

“Series B Preferred Stock” is defined in the Introduction.

“Series C Preference Amount” has the definition provided therefor in the Existing Articles of Incorporation.

“Series C Preferred Individual Consideration” is defined in Section 1.11(c).

“Series C Preferred Stock” is defined in the Introduction.

“Setting Off Party” is defined in Section 8.10.

“Signing Date” is defined in the Preamble.

“Software” means computer programs, including firmware and any and all software implementations of algorithms, models and methodologies whether in source code, object code or other form, including any and all descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing.

“Stock Option Acknowledgement” is defined in Section 1.8(e).

“Stockholders” is defined in the Introduction.

“Straddle Period” means any complete Tax period of any Acquired Company relating to any Tax period that includes but does not end on the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or other interests, having by their terms ordinary voting power to elect a majority of the board of directors of such other Person (or others performing similar functions with respect to such other Person), is directly or indirectly owned or controlled by such first Person or by any one or more of such first Person’s Subsidiaries.

“Surviving Corporation” is defined in Section 1.1.

“Surviving Corporation Common Stock” is defined in Section 1.11(j).

“Tax” means any federal, state, provincial, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, fine, penalty or similar addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Liability for any Tax of any other Person.

“Tax Return” means any return, declaration, report, filing, claim for refund or information return or statement relating to any Tax, including any schedule or attachment thereto and including any amendment thereof.

“Termination Date” is defined in Section 6.1(b).

“Territory” means North America, South America, Europe, Asia, Australia and Africa.

“Third Party Claim” is defined in Section 8.5(a).

“Thousand Oaks Lease” means that certain Standard Industrial/Commercial Multi-Tenant Lease between Voit Conejo Partners, LLC, a California limited liability company, and the Company dated as of December 15, 2010, for the Company’s leased space with the street address of 1445 Lawrence Drive, Thousand Oaks, California 91320, as amended.

“Threatened” means, with respect to any matter, that a demand, notice or statement has been made or given, in writing, that such matter is being or will be asserted, commenced, taken or otherwise pursued, including if conditioned upon certain events occurring or not occurring.

“Threshold” is defined in Section 8.3(a).

“Total Common Stock Closing Merger Consideration Amount” is defined in Section 1.11(a).

“Total Final Merger Consideration Amount” is defined in Section 1.5(a).

“Total Non-Accredited Selling Party Cash Amount” is defined in Section 1.11(a).

“Total Preliminary Merger Consideration Amount” is defined in Section 1.11(a).

“Transactions” means the transactions contemplated under this Agreement.

“Transactions Bonus Amount” means the cash and Common Stock bonuses payable to executives of the Company as a result of the consummation of the Transactions, and includes any Tax payment to the Internal Revenue Service in connection therewith.

“Unvested Employee Stock Option” means any Company Stock Option or portion thereof held by an employee of any Acquired Company at the Effective Time that does not constitute a Vested Company Stock Option.

“Updated Disclosure Schedules” is defined in Section 9.12.

“Validated Company Product” is defined in Section 3.19(b).

“Vested Company Stock Option” means any Company Stock Option that by its terms (in whole or in part, and as those terms may be amended as permitted by the existing provisions of the Contract defining the Company Stock Option and by this Agreement) provides to the holder of the Company Stock Option a right to exercise the Company Stock Option to purchase Common Stock at any time on or prior to the Effective Time.

“Vested RSU” is defined in Section 1.8(b).

“Warrant Acknowledgement” is defined in Section 1.9(b).

“Waived 280G Benefits” is defined in Section 5.13.

*        *        *         *        *

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto do execute and deliver this Agreement as of the date first above written.

COMPANY:

NEXSAN CORPORATION

By	/s/ Philip Black
Name	Philip Black
Its	CEO

BUYER:

IMATION CORP.

By	/s/ Mark E. Lucas
Name	Mark E. Lucas
Its	President and Chief Executive Officer

BUYER SUBSIDIARY:

NABOO MERGER CORP.

By	/s/ Mark E. Lucas
Name	Mark E. Lucas
Its	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Solely with respect to their obligations as Selling Parties’ Representative:

SHAREHOLDER REPRESENTATIVE SERVICES LLC

By	/s/ W. Paul Koenig
Name	W. Paul Koenig
Its	Managing Director

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Nexsan Shareholder List

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Exhibit A

Nexsan Shareholder List

Shareholder	Series A Preferred Stock	Series C Preferred Stock	Preferred Stock Company Warrant	Common Stock	RSU	Company Stock Option	Common Stock Company Warrant	Transaction Bonus Amount shares
Adrian Wojnowski					11,350
Agnes McWilliams				461
Agnes McWilliams IRA				1,443
Alan Jeffery				3,729	159	3,809
Alastair Bryers				2,619	4,763	33,332
ALASTAIR PETER MCEWEN				16,371
Aldo Franzioni and Lilia Ivanioukhina JT TEN				2,095
Alessandro Baima				1,904
Alexander Demerson					1,667
Alfred J. Mandel	1,689			17,194
Alfred J. Ruiz & Carol L. Ruiz JT TEN				5,950
ALLEN H FISHER				3,605
Andrea Grifi				1,904
Andrew Maxim					159
Andrew Paul George Randall				3,666		47,618
Andrew Randall					6,351
Andrew W. Strobel				1,904
Andy Garrett					254
Andy Hill					84,945
Angela M. Prestia				2,857
Anthony Jones					572
Antonia Sclafani				3,809
Arlene G. Dubin				952
Arthur Money					10,732
Audrey Rosetta Long				3,928
Bai Hua He					635
Barrie Vaughan				85,261
Barry R. Barnard				2,450
BARRY ZYSKIND				1,891
Bear Stearns Securities Corp.				38,761
Beechtree Capital LLC		27,109		66,380		95,238
BER Investments Ltd.				9,523
Bernard Dishy and Linda Dishy JT TEN				1,904
Bert Ven der Woning					5,724
BI FROST FUND LP				2,857
Bin Zeng					3,811
BIX FAMILY INVESTMENTS LLC	1,678			3,134
BLUE CHIP V LLC				40,804
Brian Potiker Revocable Trust v/a/o/ 08/7/96	11,466	2,534		34,013

EXHIBIT A

Shareholder	Series A Preferred Stock	Series C Preferred Stock	Preferred Stock Company Warrant		Common Stock	RSU	Company Stock Option	Common Stock Company Warrant	Transaction Bonus Amount shares
Brian S. Geller and Varda G. Geller JT TEN					1,904
Brian S. Katan					1,904
BRUCE L HULTGREN TRUSTEE ANESTHESIA MEDICAL GROUP OF SANTA CRUZ MPPS U/A DATED 01/01/94 FBO HULTGREN	99				2,706
Bruce L. Hultgren	45				1,247
Bruno Fazio						1,270
Byron Tucker					3,809
Calvin L. Strand					1,183
Cameron Presley						85,000
Cary Aminoff and Linda Aminoff					4,777
CDLM Investments Ltd.					9,523
CDLM-Weiss Associates					230,973
Cemgraft Ltd.	6,670				13,509
Charles Amodeo Pension Fund					1,904
Charles Burger						8,335
Charles Greenberg	2,359				7,952
Charles Hibbert						3,811
Charles Maletz					1,904
Cheryl Kishlock						1,270
Chris Smith						477
Chris Wales						1,270
Christopher A. Vito & Cristina V. Vito					1,715
CHRISTOPHER MOORE					1,904
CHRISTOPHER PETER RORY HEIER					1,523
Christopher W. Conway					1,904
Cinthya Luna						667
Claire Bragg						397
Cliff Condrey					420
Comerica Bank (1)			4,654	(1)
Constance Brown					1,223
Craig Riekenberg						1,667
Crumb Family Trust	1,142				4,267
DAN C TUTCHER					4,728
Daniel W. Book					721
Dave Belcher						20,144	3,809
Dave Buehner						1,100	1,428
Dave Sanderson						318
Dave Stoner						5,953
David Fries					1,624
David H. Guenther					3,005
David Marple						1,270

EXHIBIT A

Shareholder	Series A Preferred Stock	Series C Preferred Stock	Preferred Stock Company Warrant		Common Stock	RSU	Company Stock Option	Common Stock Company Warrant		Transaction Bonus Amount shares
David Weinless					1,904
Debbie Whiting							1,190
Deborah Schaub						1,270
Debra Turnbull-Dobson—Simplified Employee Pension Plan, CGM SEP IRA Custodian, UPO Beechtree Capital Ltd. a/c#119 69992-11-330					909
Dennis E. O’Neill					1,904
Dennis J. Tormey and Denise M. Tormey					571
Diamond Lauffin							190,476
Diego Pasquiero					1,904
Direct Brokerage Retirement Plan FBO Paul Freed					1,904
DLG Investment Partnership	17,103				64,232
Domenico Grassi					733
Don A. Sanders	49,161	46,399			51,495
Don Chouinard						4,168
Don Durnil						934
Don L. Fitch					3,809
Don Weir & Julie Ellen Weir JT TEN	5,733	23,199			17,006
Donald Robert Dewar					1,183
E. Corprew Reed					4,329
Edward Klimerman and Janet C. Walden	3,068	495			6,037
Ekrem Koc						2,540
Elihu Allinson					1,904
Elizabeth Freytag					1,904
Elliot Goldstein Trust					952
EMANUEL NADLER					4,728
Eniko Henits					1,904
Eric Beaudoin						1,667
Eric Boyd						667
Eric Friis						5,001
Esther Hotter					36,848
Eugene Trager					1,904
Fanglei Wang						635
Fengtian An						635
FONDS DE SOLIDARITE DES TRAVAILLEURS DU QUEBEC (F.T.Q.) (2)		1,428,571	228,570	(2)				28,499	(2)
Frances Spano					1,904
Frank Argano					136,070
Frank Di Giovanna					1,904
Frank Dwyer					1,904
Frank Maslowsi						1,588

EXHIBIT A

Shareholder	Series A Preferred Stock	Series C Preferred Stock	Preferred Stock Company Warrant	Common Stock	RSU	Company Stock Option	Common Stock Company Warrant	Transaction Bonus Amount shares
Frank W. Cubbon, Jr.	1,291			6,268
Frank Woodward	294			2,779
Franklin C. Fisher, Jr.				38,095
Frederic Harmignies					635
FREDERICK EDWARD OLIVER PORTER				3,474
FREDERICK JEREMY PORTER				7,714
G.P.P.F. Partnership				8,571
Gail Komito				2,666
Gary Schwartz				476
Gary Watson				163,286	5,980
Gavin Biffar					1,270
Gene Spies					52,236			187,500
Geoff Barrall					10,716
Geoff Mott				211	11,393
George E. Taylor	1,238			3,675
George E. Taylor, M.D. Inc. Employee Retirement Trust	2,477			7,350
George Weiss					44,761
Gerald D. Driskill				1,225
Gerald R. Bollier				2,450
Gerhard Pateisky				19,047
Giovanni Saladino				198
Gregg Pugmire					11,114
Gregory A. Leisle DDS Retirement Plan				4,761
Hans G. Rudelt				3,809
Hans-Joachim Mann				5,714
Hans-Otto Mieth				19,047
Hans-Ulrich Jakubowski				1,904
HAROLD L SHAW II				2,380
Heidrun Held				1,904
Ingvar Jensen	6,709			12,532
James Freitag				2,779
JAMES MONTFORD VICTOR BUTTERFIELD				12,445
James Peck					874
JAMES PEET				5,674
James V. Parolisi				1,904
JANE ISOBEL PORTER				5,942
Janet Breza				952
Jared N. Gellert				13,333
Jeffrey Goodfellow					1,389
Jess Levine				1,904
Jill Chertok Alter Rev. Tr. Dtd 10/2/97				3,552
Jim Molenda						114,285

EXHIBIT A

Shareholder	Series A Preferred Stock	Series C Preferred Stock	Preferred Stock Company Warrant	Common Stock	RSU	Company Stock Option	Common Stock Company Warrant	Transaction Bonus Amount shares
JIM STATHAKIS				476
Jim Whitt					4,764
John Bayliffe				2,380	127	952
John C. Moore, III				3,782
John F. Curtin				1,904
JOHN GOLDENRING				1,715
John Merrill					5,000
John Walter Patterson				6,965
Jose Rodrigues					1,334
Joseph Stephen Stanley	750			818
Josh Boudreu					750
Joshipura Sanket					1,334
Julie Cresenti-Heck					5,001
Jun Li					3,334
Justin Couvillion					11,668
Kai Gaertner				5,714
Kapoor 1979 Trust	2,488			2,409
Karen G. Olah				1,904
Karl F. Peterson	476			2,450
Karl-Gunther Schwantes				1,904
Katherine U. Sanders	8,551	23,199		17,601
Kathryn Marie Boddy				190,495
Katrina Madore					3,494
Kelly Brayshaw (Parkin)					635
Kent Wilson					1,270
Kevin McNally				1,904
Kevin Tongue					239
Kirankumar R. Vyas MD Retirement Trust	3,260			6,089
Larry Zalk	8,454			51,959
Lars P. Lidberg	3,421			12,054
Lasting Touch LLC	1,209			10,134
Laurence Gussoff				1,904
Laurie K. Katan				1,904
LEDGEWOOD PROPERTIES INC				38,873
Ledgewood Properties, Inc. Profit Sharing Plan	11,273	23,164		39,930
Lee W. Shubert	1,984			2,125
Lin Zhang					667
Linda K. Hegstrand				1,715
Lisa M. Boutote				1,904
Loren R. Hooker				1,225
Louis V. Liguori				1,904
Luca Gallina				1,904

EXHIBIT A

Shareholder	Series A Preferred Stock	Series C Preferred Stock	Preferred Stock Company Warrant	Common Stock	RSU	Company Stock Option	Common Stock Company Warrant	Transaction Bonus Amount shares
Lynn Cox				30,272		2,380
Marco Pegorin				1,904
Marco Pogliano				1,904
Marilou Tan					1,334
Mark Bath					1,667
Mark Chauvin					3,334
Mark Sproson					667
Mark Whiffen					1,334
Martin Boddy				224,238
Maxine Goldstein	526			5,756
MERYL ERLANGER				6,666
MFP PARTNERS LP	749,718	239,886		1,544,557
Michael J. Emont				1,257
Michael McDermott					20,477
Michael Peterson					20,000
Michael R. McAllister	5,636			34,639
Michael Wengrofsky				5,714
Micheleine Shapira (Ben-Levy)					953	952
Michelle Kramer					3,334
Mickael Pic					1,270
Mike Cirrincione					40,636
Mike Friedrich					635
Mircea Turcu					1,905
Mitchell Ryan					1,667
MMG Bank & Trust Ltd.	5,612			34,637
Mohan & Nancy Vachani Trust	2,490			276
Mohan Vachani						3,571
Mohan Vachani and Nancy Vachani JT TEN	642			2,847
Murray Cooper				980
N. Keith DeSilvey					1,667
Nancy B. Charmak				1,904
Nancy Chandler				6,190
Nevil Hunt					318
Nicholas Smith	974			24,530
Nikolaus Graf Bernstorff				4,761
Nitsan Tucker					10,637	1,428
NTC & CO	119
ODD-JORGEN SAGDAHL	6,249			694
Oivind Martinsen	6,249			40,294	3,175	4,761
Pal-Bro Partners LLC				1,904
PARTNERSHIP G.P.P.F.				19,047
Patrick Coffey				1,904
PAUL A ZAROU				476

EXHIBIT A

Shareholder	Series A Preferred Stock	Series C Preferred Stock	Preferred Stock Company Warrant	Common Stock	RSU	Company Stock Option	Common Stock Company Warrant	Transaction Bonus Amount shares
Paul Asnes				1,904
PAUL BLACKSHAW				952
Paul Coxon				5,399
Paul Reinlein					1,667
Paul Skelton				97,723
Pete Geer					10,318
Peter James Thornhill				3,928
Peter Meier	190			822
Peter Rifkin					318
Phil Livingston					10,732
Philip Black					48,941			750,000
Philip Crocker					953
Philip Marwill				7,268
Piero Franzioni				6,533
PIERS DANIEL SAMSON				1,476
Pree Wimalasena					4,924
Puneet Mehta				7,369
Raghu Kulkarni					2,001
Rainer Inzelmann				1,904
Ralph Akhras					29,721
Randy Chalfant					2,541
Raymond Cabana					10,001
Raymond Chan					1,334
Renzo Gasparello					1,001
Richard Brunelle					1,667
Richard Cruceanu					635
Richard F. Hirt				6,666
Richard McGinn				23,003	44,761
Richard Milner					3,175
Rik Mussman					37,879	9,523
Robert C. O’Neill				1,904
Robert Capon Profit Sharing Pension Plan				1,904
Robert G. Delamore				221,087
Robert James Long				3,928
Robert Morrissette					5,001
Roberta C. Henderson				1,904
Ronald Greenberg	1,249	82		263
Rosamaria Koppes				7,369
Roy F. Wright and Lisa K. Wright JT TEN				3,500
RRE Ventures Fund III, L.P.	53,286	8,419
RRE Ventures III, L.P.	29,344	4,636
RRE Ventures III-A, L.P.	637,654	100,753
Ruediger Pestlin				2,011

EXHIBIT A

Shareholder	Series A Preferred Stock	Series C Preferred Stock	Preferred Stock Company Warrant	Common Stock		RSU	Company Stock Option	Common Stock Company Warrant	Transaction Bonus Amount shares
S. Marcus Finkle				1,904
Sam Kirecci						667
Sanders Opportunity Fund (Inst), LP	40,754	35,332		46,050
Sanders Opportunity Fund, LP	14,130	11,066		12,925
Sandra Silva						667
Saverio Pancaldi				1,923
Scott D. Lester				2,891
Seth Wiesen						1,270
Shawn C. O’Neill				1,904
Shelley Buckingham						3,969
Shoeb Master						3,001
Simon Provost						1,270
Soleil (Dan) Pollock						635
Stephen Freeman						15,877
Steve Misch				2,450
Steven Capo				1,904
Stewart Gallacher						1,905	1,904
Stuart Charman						159
Subhas Sarkar and Ratna Sarkar JT TEN	5,543			3,195
Tara Rihal						635
Tatiana Akhras						667
Ted Pound						6,834
TERESA CHU				721
Terra Ventures Ltd.				21,983
Thao Le						635
THE FINKLE MARITAL INCOME TRUST				1,904
The Gunther 1993 Family Trust	4,801			25,550
Thomas Flynn				1,904
Thomas Gosnell (3)				464,283	(3)	31,753
Thomas Ladage				1,904
Thomas Lander				1,904
Thomas Scatliff						1,969
Thor A. Brevik	24,929			2,769
TianHong Zhao						1,588
Timothy Stott				3,809
Tom Hughes						6,668
Travin Partners LLP				38,095
Tyler D. Shubert				1,904
Valarie Miller						635
VANTAGEPOINT VENTURE ASSOCIATES IV LLC				12,995
VantagePoint Venture Partners IV (Q), L.P.	2,175,020	342,562
Vantagepoint Venture Partners IV Principals Fund, L.P.	7,923	1,247

EXHIBIT A

Shareholder	Series A Preferred Stock	Series C Preferred Stock	Preferred Stock Company Warrant	Common Stock	RSU	Company Stock Option	Common Stock Company Warrant	Transaction Bonus Amount shares
Vantagepoint Venture Partners IV, L.P.	218,006	34,294
Victoria Grey					50,000
Vijai Manilal and Georgina A. Khan JT TEN	2,484			3,123
Vijay Kapoor and Pamela Kapoor JT TEN				714
Vince McDermott					635
Walter Palhetas					212,128
Wayne Kauth	3,052			8,775
Weir Holdings LP	12,561			2,651
Will Paduano					1,667
William K. Dickenson III				1,904
Yam Chhetri					750
Yu Zhang					1,334

(1)	Comerica holds a Company Warrant to purchase Series A Preferred Stock. At the Effective Time, in exchange for $15,000, the Company Warrant shall be terminated and no shares will be issued under the Company Warrant.
(2)	FTQ holds a Company Warrant to purchase Series C Preferred Stock and a Company Warrant to purchase Common Stock. At the Effective Time, each such Company Warrant will be net exercised.
(3)	Thomas Gosnell’s holdings include shares of Exchangeable Stock which will convert to shares of Common Stock at the Effective Time.

New Company Share Issuances at the Effective Time

In addition to the holders listed above, the persons listed in the following table will be receiving the issuance of new shares of the Company immediately prior to the Effective Time in the amounts set forth below. These amounts are already included in the table above, but for the avoidance of doubt, new issuances for the vesting of RSUs, the conversion of Exchangeable Shares, the issuance of Transaction Bonus Amount shares and the net exercise of Company Warrants will be made immediately prior to the Effective Time as follows:

Shareholder	New Shares Issued at Effective Time(a)
Thomas F. Gosnell	464,283
Fonds de solidarite des travailleurs du Quebec (F.T.Q.)	179

EXHIBIT A

Fonds de solidarite des travailleurs du Quebec (F.T.Q.)	57,294	(b)
Philip Black	407,400
Gene Spies	101,850
Walter Palhetas	181,818
Cameron Presley	85,000
Andy Hill	73,810
Victoria Grey	50,000
Gene Spies	40,000
Mike Cirrincione	34,286
Michael Peterson	20,000
Michael McDermott	15,714
Dave Belcher	14,619
Rik Mussman	13,408
Ralph Akhras	10,985
Adrian Wojnowski	9,762
Pete Geer	7,143
Justin Couvillion	5,000
Raymond Cabana	5,000
John Merrill	5,000
Nitsan Tucker	4,762
Bert Ven der Woning	3,810

EXHIBIT A

Pree Wimalasena	3,810
Dave Stoner	3,571
Ted Pound	3,500
Shelley Buckingham	2,381
Richard Milner	1,905
Ekrem Koc	1,905
Dave Buehner	1,100
Josh Boudreu	750
Yam Chhetri	750
N. Keith DeSilvey	714
Jeffrey Goodfellow	595

(a)	All shareholders in this table shall receive new issuances of Common Stock, with the exception of Fonds de solidarite des travailleurs du Quebec (F.T.Q.), which will receive separate issuances of Series C Preferred Stock and Common Stock under its Company Warrants.
(b)	Series C Preferred Stock issued under Company Warrant.

EXHIBIT B

PRINCIPAL COMPANY STOCKHOLDERS

1.	Fonds De Solidarite Des Travailleurs Du Quebec (F.T.Q.)

2.	M.F.P. Partners LP

3.	VantagePoint Venture Partners IV (Q), L.P.

4.	VantagePoint Venture Partners IV, L.P.

5.	VantagePoint Venture Associates IV LLC

6.	VantagePoint Venture Partners IV Principals Fund, L.P.

B-1

EXHIBIT C

COMPANY SUBSIDIARIES

1.	The Company has four direct wholly-owned Subsidiaries:

a. Nexsan Technologies Incorporated, a Delaware corporation

b. Nexsan Technologies Limited, an English limited company

c. Springtek Limited, an English limited company

d. 6360246 Canada Inc., a corporation duly incorporated according to the Canada Business Corporation Act

2.	The Canadian Holding Company has one direct wholly-owned Subsidiary:

a. 6360319 Canada Inc., a corporation duly incorporated according to the Canada Business Corporation Act

3.	The Canadian Intermediate Company has one direct wholly-owned Subsidiary:

a. Nexsan Technologies Canada Inc., a corporation duly incorporated according to the Canada Business Corporation Act

C-1

EXHIBIT 1.3

SEVENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NEXSAN CORPORATION

ARTICLE I

NAME

The name of the Corporation is Nexsan Corporation.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 874 Walker Road, Suite C, City of Dover, County of Kent. The registered agent of the Corporation at that address is United Corporate Services, Inc.

ARTICLE III

PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

CAPITAL STOCK

The total number of shares of stock that the Corporation shall have authority to issue is 1,000 shares, all of which shall be common stock having a par value of $0.01 per share.

ARTICLE V

BOARD OF DIRECTORS

The business and affairs of the Corporation shall be managed by or under the direction of a board of directors. Each director of the Corporation shall serve indefinitely until such director’s successor is elected and qualified. The number of directors shall be such number as from time to time shall be fixed by, or in the manner provided in, the bylaws of the Corporation. Unless and except to the extent that the bylaws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot. Except as otherwise provided in this Certificate of Incorporation, each director of the Corporation shall be entitled to one vote per director on all matters voted or acted upon by the board of directors.

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ARTICLE VI

LIMITATION OF LIABILITY

A director of the Corporation shall not be liable to the Corporation or its stockholder for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the General Corporation Law of the State of Delaware as in effect at the time such liability is determined. No amendment or repeal of this Article VI shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE VII

INDEMNIFICATION

The Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of the Corporation or while a director or officer is or was serving at the request of the Corporation as a directors, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding or claim initiated by or on behalf of such person or any counterclaim against the Corporation initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any bylaw, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this Article VII shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. With the intent that the Corporation shall be the primary source of funds for any advancement or indemnification obligation hereunder, the Corporation shall have no right to seek contribution or other reimbursement from any other party (other than pursuant to insurance policies procured by the Corporation and indemnity arrangements entered into in writing with the Corporation) with an obligation (under contract, law or otherwise) to indemnify a director of the Corporation. Any repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection of a director or officer of the Corporation or other party with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification, without regard to whether a claim is commenced before or after such repeal or modification.

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ARTICLE VIII

BYLAWS

In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the board of directors of the Corporation is expressly authorized and empowered to adopt, amend and repeal the bylaws of the Corporation.

ARTICLE IX

RESERVATION OF RIGHT TO AMEND CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time, and from time to time, to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware in force at the time may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences, and privileges of any nature conferred upon stockholders, directors, or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article IX.

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Exhibit 1.13(b)

[**]

**	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

EXHIBIT 1.15

Letter of Transmittal for Shares of Capital Stock of Nexsan Corporation

Surrendered for Cash Payment Pursuant to the Merger of

Nexsan Corporation with Imation Corp.

December 31, 2012

The Paying Agent for the Merger is: U.S. Bank National Association

DELIVERY INSTRUCTIONS
By First Class Mail: U. S. Bank National Association Attn: Specialized Finance 60 Livingston Avenue – EP-MN-WS2N St. Paul, MN 55107-2292	By Courier or Overnight Delivery: U. S. Bank National Association Attn: Specialized Finance 111 Fillmore Avenue St. Paul, MN 55107-1402
For information please email escrowexchangepayments@usbank.com or call 651-677-xxxx

THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED. IF CERTIFICATES ARE REGISTERED IN DIFFERENT NAMES, A SEPARATE LETTER OF TRANSMITTAL MUST BE SUBMITTED FOR EACH DIFFERENT REGISTERED HOLDER. SEE INSTRUCTION 4.

Ladies and Gentlemen:

On December [XX], 2012, Nexsan Corporation (“Nexsan”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Imation Corp., a Delaware corporation (“Imation”), Naboo Merger Corp., a Delaware corporation and wholly-owned subsidiary of Imation (“Buyer Subsidiary”), and Shareholder Representative Services LLC, as selling parties’ representative (the “Selling Parties’ Representative”). Subject to the terms and conditions of the Merger Agreement, Imation will acquire Nexsan through the merger (the “Merger”) of Buyer Subsidiary with and into Nexsan, with Nexsan continuing as the surviving corporation. As a result of the Merger, Nexsan will become a wholly owned subsidiary of Imation. The Merger closed on December [XX], 2012. Capitalized terms used herein and not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

The Merger Agreement provides for the payment by Imation of the Merger consideration in the form of cash and Imation common stock to the holders of Nexsan capital stock in accordance with the terms of the Merger Agreement. The per share amount of consideration to be paid to holders of shares of Nexsan capital stock was calculated as of the effective time of the Merger (the “Effective Time”) in accordance with the terms of the Merger Agreement and is $[XX] per share of Nexsan Series A Preferred Stock (the “Series A Preferred Stock”), $[XX] per share Nexsan Series C Preferred Stock (the “Series C Preferred Stock”) and $[XX] per share of Nexsan common stock (the “Common Stock”). Only holders of Nexsan capital stock who are “accredited investors,” as defined in the Securities Act of 1933, as amended, will receive stock as part of their payment. The aggregate amount of cash and Imation common stock consideration to be received by each Nexsan security holder shall be reduced by such holder’s Pro-Rata Percentage of the Initial Reconciliation Escrow Amount, the Litigation Fees Escrow Amount, (if applicable) the Initial Indemnification Escrow Amount and the Selling Parties’ Representative Escrow Amount.

Immediately prior to the Effective Time, (i) all shares of Nexsan Series A Preferred Stock, (ii) all shares of Nexsan Series C Preferred Stock and (iii) all shares of Nexsan Common Stock were automatically converted into the right to receive the Merger consideration described in the Merger Agreement. Additionally, each of your certificate(s) formerly representing either Series A Preferred Stock, Series C Preferred Stock and/or Common Stock, if any, will also be entitled to the consideration payable with respect to fractional shares that were to be issued in connection with a stock split the Company effected in 2010. For the purposes of completing this Letter of Transmittal, you should treat all of your certificates representing your shares of Nexsan stock prior to the stock split as representing shares of Nexsan stock.

This Letter of Transmittal must accompany your certificate(s) formerly representing shares of Nexsan stock (“Nexsan Securities”) in order to exchange, subject to the terms and conditions of the Merger Agreement, those Nexsan Securities for cash and Imation common stock in connection with the Merger. See instructions below. You must fill out and deliver this Letter of Transmittal even if you have never had certificate(s) or other documentation for your Nexsan Securities.

NOTICE: BY EXECUTION AND DELIVERY OF THIS LETTER OF TRANSMITTAL TO THE DISBURSING AGENT, THE UNDERSIGNED IS MAKING ALL OF THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS THAT ARE STATED IN THIS LETTER OF TRANSMITTAL.

Representations, Warranties, Covenants and Agreements

1. I (or we or it, as applicable), the undersigned, hereby surrender to U.S. Bank National Association (the “Paying Agent”), for exchange, the Nexsan Securities identified in Box 1 below and enclosed herewith (or represented by the enclosed Affidavit of Lost, Missing or Destroyed Instrument(s) and Agreement of Indemnity).

2. By signing below, I hereby certify that I have complied with all requirements as stated in the instructions below, and hereby represent and warrant that: (a) I have the full legal right, power, and authority to execute and deliver this Letter of Transmittal and deliver the Nexsan Securities, and that this Letter of Transmittal constitutes a legal, valid and binding obligation of mine, enforceable against me in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general equitable principles; (b) I am the registered and beneficial holder of the Nexsan Securities identified below and such Nexsan Securities are being surrendered and delivered free and clear of any and all liens, restrictions, claims, charges, and encumbrances; and (c) the delivery and surrender of such Nexsan Securities in accordance with the terms of this Letter of Transmittal does not violate, conflict with, or result in a breach of (i) any injunction, judgment, order, decree, ruling, charge, or other restriction of any governmental entity to which I am subject or (ii) any agreement, contract, lease, license, instrument or other arrangement to which I am a party or am bound or to which such Nexsan Securities are subject.

3. By signing below, I acknowledge and agree to be bound by the terms and conditions of the Merger Agreement, including, without limitation, Section 1.6 (Closing Escrow Payments), Section 1.11 (Conversion of Shares), Section 1.12 (Closing Company Stock Payments), Section 1.8 (Company Stock Options and RSUs), Article 8 (Indemnification), and Article 10 (Selling Parties’ Representative) of the Merger Agreement and to the terms of the Escrow Agreement and the agreement among Nexsan, the Nexsan stockholders and the Selling Parties’ Representative (the “Agent Agreement”). I acknowledge that I have received copies of the Merger Agreement, the Escrow Agreement and Agent Agreement.

4. By signing below, I agree not to make any public announcement after the signing hereof concerning the Merger Agreement and the Transactions without the prior written consent of Imation, and I will furnish to Imation all releases before publication. Notwithstanding the foregoing, nothing in this Letter of Transmittal prevents at any time (i) the furnishing of any information to any Governmental Authority, as required by law, in which circumstance the disclosing party will make commercially reasonable efforts to consult with Imation in advance to the extent practicable and in any event will notify Imation as soon as practicable, (ii) in the case of a Nexsan stockholder who is a corporation, limited partnership or limited liability company, the furnishing of information relating to the terms and conditions of the Merger Agreement and the Transactions to any former stockholders, partners or members who retained an economic interest in such Nexsan stockholder, current or prospective partner of the partnership or any subsequent partnership under common investment management, limited partner, general partner, member, management company or parent or sister company of such Nexsan stockholder (or any employee or representative of any of the foregoing), to the extent necessary to comply with any reporting or other obligations of such Nexsan stockholder to such persons or in connection with customary reports or other communications of such Nexsan stockholder to such persons, or legal counsel, accountants or representatives for such Nexsan stockholder and (iii) the disclosure of any information that is or becomes generally available to the public.

5. By signing below, I acknowledges the receipt of a copy of the Nexsan Corporation Information Statement, Solicitatin of Consents and Waiver and Notice of Appraisal and Dissenters’ Rights dated December     , 2012 and Notice dated December     , 2012, containing certain information about the Company, the Merger (including a copy of the Merger Agreement) and the undersigned’s appraisal and dissenters’ rights thereunder, that the undersigned understands the terms and conditions described therein, has been advised to and has had full opportunity to have the Merger Agreement and the Escrow Agreement reviewed by independent counsel and independent tax counsel, and has been given full opportunity to ask further questions of the Company relating to such information.

6. Without limiting the foregoing, by signing below, I, the undersigned (a) acknowledge and agree that a portion of the consideration otherwise payable for tendering the Nexsan Securities listed below will be retained in escrow pursuant to the Escrow Agreement; and (b) consent to the placement of my Pro-Rata Percentage of the Initial Reconciliation Escrow Amount, the Litigation Fees Escrow Amount, (if applicable) the Initial Indemnification Escrow Amount and the Selling Parties’ Representative Escrow Amount into the Escrow Account to be available for the purposes set forth in the Merger Agreement, the Escrow Agreement and the Agent Agreement and (c) acknowledge and agree that certain consideration, or in limited circumstances, all consideration otherwise payable to the undersigned is subject to indemnification claims by Buyer and each of Buyer’s Other Indemnified Persons under Article 8 of the Merger Agreement.

7. Without limiting the foregoing, by signing below, I, the undersigned (a) approve the appointment of Shareholder Representative Services LLC to serve as my true and lawful agent and attorney-in-fact, with full power of substitution and with the authority to act for and on my behalf as set forth in the Merger Agreement, the Escrow Agreement and the Agent Agreement and (b) specifically hereby irrevocably constitute and appoint Shareholder Representative Services LLC (and by execution of the

2

Merger Agreement as the Selling Parties’ Representative, Shareholder Representative Services LLC accepts such appointment) as the “Selling Parties’ Representative” and as my true, exclusive and lawful attorney-in-fact and agent to act in the name, place and stead in connection with the execution and performance of the Merger Agreement, the Escrow Agreement and the Agent Agreement, and the transactions contemplated by each such agreement, and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Selling Parties’ Representative shall deem necessary or appropriate in connection with the transactions contemplated by the Merger Agreement, the Escrow Agreement and the Agent Agreement, including to give and receive notices and communications; to bind the Escrow Recipients to the terms of the Escrow Agreement; to authorize disbursements from the Escrow Account in satisfaction of claims by Buyer or Surviving Corporation; to object to such deliveries; to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims; to exercise voting rights with respect to any Buyer Stock held in the Escrow Account and receive and disburse any dividends with respect thereto; and to take all actions necessary or appropriate in the judgment of the Selling Parties’ Representative for the accomplishment of the foregoing.

8. Without limiting the foregoing, by signing below, I, the undersigned understand, acknowledge and agree that (a) by operation of law, the undersigned is bound by all of the terms and conditions of the Merger Agreement that apply to holders of Company capital stock, as if the undersigned were a signatory to the Merger Agreement and (b) this Letter of Transmittal and all amounts payable to me pursuant to the Merger Agreement as a stockholder of Nexsan are subject to, and governed by, the terms and conditions of the Merger Agreement, the Escrow Agreement, the Agent Agreement and the Ancillary Documents.

9. The undersigned represents that the undersigned has full authority to surrender the Nexsan shares the undersigned is surrendering hereunder, free and clear of all liens, claims and encumbrances. The undersigned will, upon request, execute and deliver any additional documents reasonably deemed appropriate or necessary by the Paying Agent in connection with the surrender of the Nexsan shares. All authority conferred or agreed to be conferred in this Letter of Transmittal shall be binding upon the successors, assigns, heirs, executors, administrators and legal representatives of the undersigned and shall not be affected by, and shall survive, the death or incapacity of the undersigned. The surrender of the Nexsan shares hereby is irrevocable.

10. The undersigned understands that surrender is not made in acceptable form until the receipt by U.S. Bank National Association (the “Paying Agent”) of this Letter of Transmittal duly completed and signed, and of the Certificate(s), together with all accompanying evidences of authority in form satisfactory to the Company (which may delegate power in whole or in part to the Paying Agent). All questions as to validity, form and eligibility of any surrender of the Nexsan shares hereby will be determined by the Company (which may delegate power in whole or in part to the Paying Agent) and such determination shall be final and binding.

11. The undersigned understands that payment for surrendered Nexsan shares will be made as promptly as practicable after the surrender of Certificate(s) representing the Shares is made in acceptable form. The undersigned understands that by surrendering the Certificate(s), the undersigned also surrenders Nexsan shares that may be issued to the undersigned after the Certificate(s) are surrendered and prior to the closing of the Merger.

Please issue the payment to which the undersigned is entitled in the name set forth and deliver such payment by the method set forth, unless otherwise indicated under the Special Payment Instructions or Special Delivery Instructions in Box 5 below.

3

PLEASE CAREFULLY READ THE ACCOMPANYING INSTRUCTIONS

DO NOT USE WHITEOUT OR CORRECTION TAPE – DO NOT CROSS OUT INCORRECT INFORMATION

CONTACT US BANK FOR ADDITIONAL COPIES OF THE LETTER OF TRANSMITTAL

1. DESCRIPTION OF SHARES SURRENDERED
Name(s) of Registered Holder(s) (Please fill in, exactly as name(s) appear(s) on Share Certificate(s))
Security Position(s) Surrendered (Attach additional signed list if necessary)
Type of Share(s) (e.g. Common, Preferred)	Share Certificate Number(s)	Check box if Lost/Misplaced (See Instruction 10)	Number of Shares Represented by Share Certificate(s)
☐
☐
☐
☐
☐
☐
2. CHECK PAYMENT INSTRUCTIONS

If you wish to have cash consideration to be issued to you in the Merger (as defined herein) sent by check, please complete the remainder of this Letter of Transmittal and provide mailing address instructions below.

Address

City, State, Zip

Country

3. WIRE PAYMENT INSTRUCTIONS

If you wish to have cash consideration to be issued to you in the Merger (as defined herein) sent by wire transfer, please complete the remainder of this Letter of Transmittal and provide wire instructions below or include such instructions herewith. For international wires, please provide the SWIFT code (BIC) in the ABA Number field, and the complete IBAN in the Account Number field, if available.

Bank Name

Bank Routing Number (ABA Number)

Account Name*

Account Number

FFC Account Name (if applicable)

FFC Account Number (if applicable)

Bank Contact/Telephone Number
*Please provide the name on the account not the type of account (If wire is to be issued to an account in a name other than that set forth above, See Instructions 3, 4, 5 and 7)

4. SPECIAL PAYMENT/DELIVERY INSTRUCTIONS (See Instructions 3, 4, 5, 7 and 11)

If you wish to have cash consideration to be issued in a name other than that of the registered securityholder, please complete the remainder of this Letter of Transmittal and provide the payment instructions below.**

Payee Name

Address

City, State, Zip

Country

Tax Identification Number***
**Requires signature guarantee. See Instruction No. 3 to this Letter of Transmittal. ***Fill in Taxpayer Identification Number of Payee. See Instruction 11 to this Letter of Transmittal.

4

IMPORTANT - STOCKHOLDER SIGNATURE PAGE

Must be signed by registered holder(s) exactly as name(s) appear(s) on stock certificate(s) or on a security position listing or by person(s) authorized to become registered holder(s) by certificates and documents transmitted herewith. Signature below certifies that no language alterations have been made in any way to this form of Letter of Transmittal. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, please set forth full title. See Instruction 4. (For information concerning signature guarantees see Instruction 3.)

Dated

Sign Here X
(Signature(s) of Owner(s))

Name(s)
(Please Print)

Capacity

(See Instruction 4)

Address

Area Code & Telephone No.

Email Address
(Complete the Substitute Form W-9 contained herein)

SIGNATURE GUARANTEE
(Carefully review instruction 3 to determine if this section requires completion)
Dated	(Apply Medallion Signature Guarantee Stamp Here)

Authorized Signature

Name
(Please Print)

Title
(Please Print)

Name of Firm

Area Code & Telephone No.

Address

5

Substitute Form W-9 Request for Taxpayer Identification Number and Certification

Name as shown on account (if joint, list first and circle name of the person or entity whose number you enter below)

Name:

Business name/disregarded entity name if different from above:

Address:

City, State, and Zip Code:

Check appropriate box for federal tax Classification:

☐ Individual/sole proprietor ☐ C Corporation ☐ S Corporation ☐ Partnership ☐ Trust/estate

☐ Limited liability company. Enter the tax classification (C=C corporation, S=S corporation, P=Partnership):

☐ Other:

☐ Exempt payee

SUBSTITUTE Form W-9 Department of the Treasury Internal Revenue Service Payer’s Request for Taxpayer Identification Number (TIN)	TAXPAYER IDENTIFICATION NO. FOR ALL ACCOUNTS Enter your taxpayer identification number to the right: For most individuals, this is your social security number (SSN).	Social Security Number (SSN) OR Employer Identification Number (EIN)

Certification – Under penalties of perjury, I certify that:

(1)	The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), and

(2)	I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and

(3)	I am a U.S. citizen or other U.S. person (including a U.S. resident alien)

Certification Instructions – You must cross out Item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest or dividends on your tax returns. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are no longer subject to backup withholding, do not cross out Item (2). The certification requirement does not apply to real estate transactions, mortgage interest paid, the acquisition or abandonment of secured property, contributions to an individual retirement account, and payments other than interest and dividends.

SIGNATURE	DATE

FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP WITHHOLDING

For more information, visit the IRS at its Internet website: www.irs.gov

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INSTRUCTIONS

1. Delivery of Letter of Transmittal and Certificate(s).

This Letter of Transmittal filled in and signed, must be used in connection with the delivery and surrender of the Certificate(s). A Letter of Transmittal and the Certificate(s) must be received by the Paying Agent, in satisfactory form, in order to make an effective surrender. Delivery of the Certificate(s) and other documents shall be effected, and the risk of loss and title to the Certificate(s) shall pass, only upon proper delivery of the Certificate(s) to the Paying Agent. The method of delivery of the Certificate(s) and other documents is at the election and risk of the stockholder. If such delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. Surrender may be made by mail, by hand or by overnight courier to U. S. Bank National Association, as Paying Agent, at one of the addresses shown above. Upon surrender of the Certificate(s), any Shares issued subsequent to such surrender and prior to the closing of the Merger shall be deemed to be surrendered for payment.

2. Terms of Conversion of the Shares.

Each Share (as shown in the box on the first page of this Letter of Transmittal) will be converted at the effective time of the Merger into the right to receive cash in an amount equal to $         per Share, without interest, and subject to applicable withholding, as set forth in the Merger Agreement.

3. Guarantee of Signature.

The Certificate(s) need not be endorsed and stock powers and signature guarantees are unnecessary unless (a) the Certificate(s) is(are) registered in a name other than that of the person surrendering the Certificate(s) or (b) such registered holder completes the Special Payment/Delivery Instructions or requests payment to a name other than the registered holder. In the case of (a) above, any such Certificate(s) must be duly endorsed or accompanied by a properly executed stock power with the signature on the endorsement or stock power and on the Letter of Transmittal guaranteed by a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an “Eligible Institution”). In the case of (b) above, only the signature on the Letter of Transmittal should be similarly guaranteed.

4. Signatures on Letter of Transmittal and Endorsements.

If this Letter of Transmittal is signed by the registered holder(s) of the Shares surrendered hereby, the signature(s) must correspond with the name(s) as written on the face of the Certificate(s) without alteration, enlargement or any change whatsoever. If any of the Shares surrendered hereby are registered in different names on several Certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of Certificates.

If any of the Shares surrendered hereby are held of record by two or more joint owners, all such owners must sign this Letter of Transmittal. If this Letter of Transmittal or any Share certificate or stock power is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted.

If this Letter of Transmittal is signed by the registered holder(s) of the Shares listed and surrendered hereby, no endorsements of Certificates or separate stock powers are required unless payment is to be issued in the name of a person other than the registered holder(s). Signatures on any such Certificates or stock powers must be guaranteed by an Eligible Institution.

If this Letter of Transmittal is signed by a person other than the registered holder(s) of the Shares evidenced by Certificates listed and surrendered hereby, the Certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the Certificates. Signature(s) on any such Certificates or stock powers must be guaranteed by an Eligible Institution.

If this Letter of Transmittal or any Certificate(s) or stock power(s) is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and submit evidence attesting to his or her authority.

5. Stock Transfer Taxes.

The Company will bear liability for any state stock transfer taxes applicable to the delivery of checks in payment for surrendered Shares; provided, however, that if any such check is to be issued to any person(s) other than the registered holder(s) of the surrendered Shares, it shall be a condition of the issuance and delivery of such check that the amount of any stock transfer taxes (whether imposed on the registered holder(s) or such person(s)) payable on account of the transfer (or transfers) of the surrendered Shares shall be delivered to the Paying Agent or satisfactory evidence of the payment of such taxes or nonapplicability thereof shall be submitted to the Paying Agent before such check will be issued.

6. Validity of Surrender, Irregularities.

All questions as to validity, form and eligibility of any surrender of Shares hereby will be determined by the Company (which may delegate power in whole or in part to the Paying Agent), and such determination shall be final and binding. The Company reserves the right to waive any irregularities or defects in the surrender of any Shares, and its interpretations of the terms and conditions of the Merger Agreement and of this Letter of Transmittal (including these instructions) with respect to such irregularities or defects shall be final and binding. A surrender will not be deemed to have been made until all irregularities have been cured or waived.

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7. Special Payment and Delivery Instructions.

Indicate the name and address to which payment for the Shares is to be sent if different from the name and/or address of the person(s) signing this Letter of Transmittal.

8. Requests for Information or Additional Copies.

Information and additional copies of this Letter of Transmittal and of the Notice of Merger may be obtained from the Paying Agent by writing to the address on the front of this Letter of Transmittal.

9. Inadequate Space.

If the space provided on this Letter of Transmittal is inadequate, the Share certificate numbers and number of Shares should be listed on a separate signed schedule affixed hereto.

10. Letter of Transmittal Required; Surrender of Certificate(s); Lost Certificate(s).

You will not receive any cash for your Shares unless and until you deliver this Letter of Transmittal duly completed and signed, to the Paying Agent, together with the Certificate(s) representing such Shares (except for any portion of Shares that are issued subsequent to your submission of this Letter of Transmittal and the Certificate(s), which Certificate(s) for such Shares shall be retained by the Company) and any required accompanying evidences of authority in form satisfactory to the Company. If the Certificate(s) has (have) been lost or destroyed, such fact should be indicated on the face of this Letter of Transmittal. In such event, the Paying Agent will forward additional documentation and instructions necessary to be completed in order to effectively surrender the Shares represented by such lost or destroyed Certificate(s) (including instructions relating to payment by holder of such lost or destroyed Certificate of an indemnity/surety bond fee equal to 2.25% of the cash value of the Shares represented by such Certificate with a minimum of $150.00. No interest will be paid on amounts due for the Shares.

11. Form W-9. Each stockholder surrendering Shares for payment is required to provide the Paying Agent with a correct Taxpayer Identification Number (“TIN”) and certain other information on a Substitute Form W-9 or an appropriate IRS Form W-8.

12. Investor Questionnaire. Complete the Investor Questionnaire included with this Letter of Transmittal and have any person receiving Buyer Stock in accordance with instruction 6 above complete the Investor Questionnaire included with this Letter of Transmittal.

13. Merger Agreement Issues. The registered holder shall timely pay all transfer, documentary, sales, use, stamp, registration and other taxes arising from or relating to the transactions contemplated by the Merger Agreement (“Merger Agreement Taxes”), and the undersigned shall, at his or her own expense, file all necessary tax returns and other documentation with respect to the Merger Agreement Taxes. In the event that any Merger Agreement Taxes become payable by reason of the payment of the Merger Consideration in any name other than that of the registered holder, such transferee or assignee must pay such Merger Agreement Tax or establish that such tax has been paid or is not applicable. The Disbursing Agent will have no responsibility with respect to Merger Agreement Taxes.

14. Proper Documentation. If the Paying Agent determines that any Letter of Transmittal has not been properly completed or executed, or that a Certificate is not in proper form for surrender, or if any other irregularity in connection with the surrender exists, the Paying Agent shall be entitled to consult with Imation for further instructions and may reject the Certificate(s). Stockholders entitled to payment in excess of $500,000 may be contacted directly by the Paying Agent and requested to provide any missing or incomplete information. If there are any discrepancies between the number of shares of capital stock of the Company that any Letter of Transmittal, Certificate or other supporting document may indicate are owned by a stockholder and the number of shares of capital stock of the Company that the stockholder list indicates such stockholder owned of record, the Paying Agent shall consult with Imation for instructions as to the number of shares of capital stock of the Company, if any, it is authorized to accept for payment, and shall, except as thereafter directed in writing by Imation, continue to hold any Certificates and other documents surrendered in connection therewith.

15. Timing of Payment. Delivery of a check or wire transfer (if applicable) for cash payment and delivery of Buyer Stock to which you are entitled under the Merger Agreement shall be made within approximately ( ) business days after the proper delivery, and receipt by the Paying Agent, of this Letter of Transmittal, which must be COMPLETE, the appropriate stock certificates and any other documents requested by the Paying Agent.

16. Deadline To Return Letter of Transmittal. This Letter of Transmittal must be returned to the Paying Agent within 18 months of the date set forth above.

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EXHIBIT 5.13

[**]

**	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

EXHIBIT 8.10

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is entered into as of December 31, 2012 (the “Effective Date”), by and among Imation Corp., a Delaware corporation (“Buyer”), Shareholder Representative Services LLC, a Colorado limited liability company, acting solely in its capacity as the appointed and authorized representative of the Selling Parties (the “Selling Parties’ Representative”), and U.S. Bank National Association, a national banking association (the “Escrow Agent”). Buyer, Selling Parties’ Representative and the Escrow Agent are referred to collectively as the “Parties” or individually as a “Party.” Each capitalized term used herein and not otherwise defined shall have the meaning ascribed to such term in the Merger Agreement (as hereinafter defined).

RECITALS

A. Buyer, Naboo Merger Corp., a Delaware corporation and a direct, wholly-owned subsidiary of Buyer (“Buyer Subsidiary”), the Selling Parties’ Representative and Nexsan Corporation, a Delaware corporation (the “Company”) are parties to that certain Agreement and Plan of Merger dated as of December 31, 2012 (the “Merger Agreement”), which contemplates a merger pursuant to which Buyer Subsidiary will be merged with and into Company, with the Company remaining as the Surviving Corporation and will result in Buyer becoming the sole stockholder of the Surviving Corporation.

B. Section 8.10 of the Merger Agreement contemplates that at the Closing, Buyer and the Selling Parties’ Representative shall establish an escrow account (the “Escrow Account”) and Buyer, the Selling Parties’ Representative and the Escrow Agent shall execute and deliver an escrow agreement in the form hereof.

C. Section 1.6(a) of the Merger Agreement provides that Buyer will deposit in escrow with the Escrow Agent $5,975,000 (plus the value of any Fractional Share Amount as stated therein) and 1,327,777 shares of Buyer Stock representing a value, as measured at the Buyer Stock Reference Price of $5,975,000 (less the value of any Fractional Share Amount as stated therein) registered in the name of the Escrow Agent (the “Escrow Stock”) which will be held in a separate segregated subaccount by the Escrow Agent (the “General Subaccount”) pursuant to the terms of this Agreement and the Merger Agreement. Section 1.5(g) and (h) of the Merger Agreement may require that Buyer deposit additional funds with the Escrow Agent in exchange for the release of certain Buyer Stock to Buyer in accordance with Section 1.5(g) and (h) of the Merger Agreement.

D. Section 1.6(b) of the Merger Agreement provides that Buyer will deposit in escrow with the Escrow Agent $200,000 as the Selling Parties’ Representative Escrow Amount which will be held in a separate segregated subaccount by the Escrow Agent (the “Selling Parties’ Representative Subaccount”) pursuant to the terms of this Agreement and the Merger Agreement.

[**]

AGREEMENT

In consideration of the mutual covenants set forth in this Agreement and other good and valuable consideration, the receipt of which are hereby acknowledged, each Party hereby agrees as follows:

1. Appointment of Escrow Agent and Escrow Account. Buyer and the Selling Parties’ Representative hereby appoint the Escrow Agent to serve as escrow agent for the Escrow Account pursuant to the terms hereof. On or before the first Business Day following the date hereof, Buyer shall deliver to the Escrow Agent the Cash Escrow Amount, in cash by wire transfer of immediately available funds pursuant to wire transfer instructions provided by the Escrow Agent and the Escrow Stock by delivery of stock certificates of Buyer Stock issued in the name of the Escrow Agent. The Escrow Agent hereby accepts appointment as escrow agent and agrees to hold and disburse the undisbursed balance of the Escrow Holdings, which Escrow Holdings shall include any interest income and other amounts received thereon (the “Escrow Earnings”), in accordance with the terms hereof. The Escrow Agent will hold the Escrow Holdings in the applicable segregated Escrow Subaccounts. Escrow Holdings cannot be transferred between Escrow Subaccounts without a joint written instruction signed by the Selling Parties’ Representative and Buyer (a “Joint Instruction”) and, except as otherwise explicitly provided in the Merger Agreement, cannot be used to satisfy claims associated with a different Escrow Subaccount. For purposes of this Agreement, “Business Day” means any day, other than a Saturday or Sunday and other than a day that banks in the State of Minnesota are generally authorized or required by Applicable Law to be closed. Any action that is required to be taken which falls on a day that is not a Business Day shall be taken on the next occurring Business Day.

2. Escrow Investments. Until all cash in the Escrow Subaccounts has been fully disbursed, the Escrow Agent shall invest the Cash Escrow Amount (plus any Escrow Earnings received as cash), in the U.S. Bank Money Market Deposit Account set forth on the attached Schedule A. If, for some reason, both the Selling Parties’ Representative and Buyer agree to invest the Cash Escrow Amount (plus any Escrow Earnings received as cash) in a different investment vehicle, the Selling Parties’ Representative and Buyer will issue a Joint Instruction to the Escrow Agent selecting a different investment vehicle for the Cash Escrow Amount (plus any Escrow Earnings received as cash). All investments shall be made in the name of Escrow Agent. All investment earnings (“Escrow Earnings”) shall become part of the Escrow Holdings and investment losses shall be charged against the Escrow Holdings; provided however, that Escrow Earnings and investment losses shall only accrue for the benefit or detriment of the Escrow Subaccount to which they relate. Notwithstanding anything in this Agreement to the contrary, in no event will the interest or other income earned or received with respect to the cash amounts deposited into an Escrow Subaccount exceed in the aggregate 18% of the initial deposit in such

**	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

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Escrow Subaccount, and any amounts of interest or other income earned or received with respect to the cash amounts deposited into an Escrow Subaccount in excess thereof will be paid to Buyer; provided, however, that for the avoidance of doubt, such limitation shall not apply to the Escrow Stock or any interest or other income earned or received with respect to the Escrow Stock (or proceeds therefrom). The preceding sentence is intended to ensure that the right of the Escrow Recipients to the Cash Escrow Amount and any interest and earnings earned thereon is not treated as a contingent payment without a stated maximum selling price under Section 453 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder. The Escrow Agent shall not be liable or responsible for loss in the value of any investment made pursuant to this Escrow Agreement, or for any loss, cost or penalty resulting from any sale or liquidation of investments of the Cash Escrow Amount (plus any Escrow Earnings received as cash), except, in either case, in the event of bad faith or gross negligence of the Escrow Agent. The Escrow Agent is authorized to liquidate, in accordance with its customary procedures, any portion of the Cash Escrow Amount (plus any Escrow Earnings received as cash) consisting of investments to provide for payments hereunder. The Escrow Stock shall be held as Buyer Stock and shall not be liquidated or otherwise reinvested. The Escrow Agent shall not use the Escrow Stock to cover any losses on any investments of Escrow Holdings. Any amounts received by the Escrow Agent on account of holding Escrow Stock shall be held in the form received, except that cash received on account of such stock shall be invested as all other cash held in the Escrow Account. Until such time as the Escrow Stock is delivered to the Escrow Recipients (or returned to or repurchased by Buyer), the Escrow Recipients shall be deemed to be the beneficial owner of their Pro-Rata Percentage of the Buyer Stock that is held pursuant to this Agreement and shall possess, through the Selling Parties’ Representative, all rights with respect to such shares, except the right of possession thereof. In particular, the respective Escrow Recipients, through the Selling Parties’ Representative as their agent and attorney-in-fact, shall have the right to exercise any voting rights with respect to their allocable portion of the Buyer Stock that is held pursuant to this Agreement. Each Escrow Recipient shall direct the Selling Parties’ Representative in writing as to the exercise of any voting rights by such Escrow Recipient, and the Selling Parties’ Representative and Escrow Agent shall comply with any such directions of such Escrow Recipient. In the absence of such directions by an Escrow Recipient with respect to its Pro Rata Share of the Escrow Stock, neither Buyer, Escrow Agent nor the Selling Parties’ Representative shall vote any of the Escrow Stock attributable to such Escrow Recipient. In addition, any dividends (other than non-taxable stock dividends) made with respect to the Buyer Stock that is held pursuant to this Agreement shall be promptly paid to the Disbursing Agent for payment to the Escrow Recipients in accordance with their allocable portion of the Buyer Stock. The Buyer Stock shall be registered in the name of the Escrow Agent on behalf of the Escrow Recipients, and the Escrow Recipients shall be treated as the beneficial owners of their allocable portion of the Escrow Stock for tax purposes.

3. Escrow Earnings.

(a) Ownership of Escrow Earnings. The Parties agree that the Escrow Recipients shall be treated as the owner of the Escrow Earnings with respect to the Selling Parties’ Representative Subaccount and the Buyer Stock for all tax purposes and that the Escrow Recipients shall include in their gross income any Escrow Earnings for each taxable year of such Escrow Recipient that has accrued during such taxable year with respect to the Selling Parties’ Representative Subaccount and the Buyer Stock, without regard to whether such Escrow

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Earnings are ever paid to such Escrow Recipients. The Parties agree that Buyer shall be treated as the owner of the Escrow Earnings for all tax purposes with respect to the other Escrow Subaccounts and that Buyer shall include in its gross income any Escrow Earnings for each taxable year of Buyer that has accrued during such taxable year with respect to the other Escrow Subaccounts, and Buyer will be entitled to an interest deduction in an amount provided by Sections 1.1275-4(c) or 1.483-4 of the Treasury Regulations upon distribution of such Escrow Subaccounts to the Escrow Recipients. Subject to the following sentence, the Escrow Agent shall pay to the Disbursing Agent (for distribution to the Escrow Recipients in accordance with their Pro-Rata Percentages) all non-cash dividends on Escrow Stock earned during any calendar quarter on or before the 15th of the month following such calendar quarter, or upon termination of the Escrow Account in the final year of the Escrow Account, less any amount the Escrow Agent may be required by the Internal Revenue Code to withhold for payment of taxes. For Escrow Stock that is attributable to Non-Accredited Selling Parties, the Escrow Agent shall retain as additions to Escrow Stock all non-cash dividends on Escrow Stock earned during any calendar quarter and only release such additional shares of Escrow Stock to Buyer upon termination of the Escrow Account in the final year of the Escrow Account in accordance with the procedures in of Section 1.5(g) of the Merger Agreement, and following the conclusion of such procedures, the Escrow Agent shall pay to the Disbursing Agent (for distribution to the Escrow Recipients who are Non-Accredited Selling Parties in accordance with their Pro-Rata Percentages) less any amount the Escrow Agent may be required by the Internal Revenue Code to withhold for payment of taxes. The Selling Parties’ Representative and Buyer shall promptly deliver such certificates and other documents in its possession as the Escrow Agent may reasonably request in connection with the foregoing, including, without limitation, a completed, executed Form W-9 (or Form W-8BEN, in the case of non-U.S. persons).

(b) Disbursement of Escrow Earnings. All Escrow Earnings not distributed pursuant to Section 3(a) hereof shall be distributed at the times, and in the proportions, that the Escrow Holdings are distributed.

4. General Subaccount Claims and Notices of Retention Amounts.

(a) Notice of a Claim. From time to time, Buyer may give written notice (a “Claim Notice”) to the Selling Parties’ Representative (with a copy to the Escrow Agent) of any claim for indemnification that Buyer may have based on Buyer’s reasonable judgment pursuant to Section 8.5 of the Merger Agreement (a “Claim”). Such Claim Notice shall specifically identify this Agreement and specify in reasonable detail the facts giving rise to any claims for indemnification under the Merger Agreement, the amount of the Claim or the method of computation of the amount of such Claim, a reference to the applicable provision(s) in the Merger Agreement or other document delivered pursuant thereto upon which the Claim is based and identify the Escrow Subaccount from which such Claim shall be satisfied. Additionally, the Claim Notice shall identify the type (cash and/or Buyer Stock) and amounts (dollar amounts and/or number of share of Buyer Stock) of Escrow Holdings that Buyer claims to be entitled to receive (the “Cash/Stock Proposal”). If the dollar amount of such Claim cannot be accurately determined, the Claim Notice shall include Buyer’s good-faith estimate (which shall be subject to the Selling Parties’ Representative’s approval, which will not be unreasonably withheld nor construed as any admission on the Selling Parties’ part), which shall serve as the dollar amount in question hereunder until such dollar amount can be more accurately determined. The Escrow Agent shall not inquire into or consider whether a Claim complies with the requirements of the Merger Agreement.

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(b) Response from the Selling Parties’ Representative. The Selling Parties’ Representative has thirty (30) days following its receipt of a Claim Notice to either (i) agree to the amount or method of determination set forth in the Claim Notice and the Cash/Stock Proposal and to instruct the Escrow Agent to pay such amount and/or deliver such Buyer Stock, as provide in the Claim Notice, to Buyer in immediately available funds and/or immediate deliver to Buyer such amount of Buyer Stock from the General Subaccount, or (ii) provide Buyer and the Escrow Agent with notice that the Selling Parties’ Representative disagrees with the amount or method of determination set forth in the Claim Notice or any other aspect of the Claim Notice including, but not limited to, the Claim in its entirety (the “Dispute Notice”). Failure by the Selling Parties’ Representative to provide Buyer and the Escrow Agent with a Dispute Notice within such time period shall be deemed an acceptance of such Claim and Buyer and the Escrow Agent shall be entitled to treat such Claim as if a Joint Instruction had been received with respect to the payment of such Claim.

(c) Claim Resolution. For any Claim for which the Selling Parties’ Representative delivers a Dispute Notice, the Escrow Agent shall make payment with respect thereto only in accordance with (i) any Joint Instruction or (ii) Section 4(d) hereof. If Buyer and the Selling Parties’ Representative resolve such Claim, Buyer and the Selling Parties’ Representative shall promptly deliver a Joint Instruction to the Escrow Agent as to the disposition of such Claim, and the Escrow Agent shall promptly act in accordance therewith.

(d) Court Orders and Other Circumstances.

(i) In addition to any disbursements otherwise provided for in this Section 4, the Escrow Agent shall also make disbursements from General Subaccount to Buyer or the Selling Parties’ Representative upon receipt of any court order or arbitral decision that is accompanied by a written legal opinion by counsel to the Party purportedly eligible to receive such disbursement to the effect that the court order or arbitral decision is final and non-appealable and determining that the amount stated therein is owed to Buyer or the Selling Parties’ Representative (as applicable) pursuant to the Merger Agreement and this Agreement. The Escrow Agent shall act on such court order or arbitral decision and legal opinion without further inquiry, regardless of whether the Escrow Agent has received a Joint Instruction from Buyer and the Selling Parties’ Representative with respect thereto.

(ii) Subject to Section 4(d)(i) hereof, if the Escrow Agent is at any time uncertain as to what action it should take hereunder, then the Escrow Agent shall notify Buyer and the Selling Parties’ Representative thereof and may in its sole discretion, take either or both of the following actions:

(x) suspend the performance of any of its obligations (including without limitation any disbursement obligations) under this Agreement until such uncertainty is resolved via a Joint Instruction or until a successor Escrow Agent shall have been appointed (as the case may be).

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(y) petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in any venue convenient to the Escrow Agent, for instructions with respect to such dispute or uncertainty, and to the extent required or permitted by law, pay into such court, for holding and disposition in accordance with the instructions of such court, all Escrow Holdings, after deduction and payment to the Escrow Agent of all fees and expenses (including court costs and attorneys’ fees) payable to, incurred by, or expected to be incurred by the Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder (such deductions to be made first from cash in the General Subaccount, second from cash in the Selling Parties’ Representative Subaccount, third from cash in the Reconciliation Subaccount and fourth from Buyer Stock in the General Subaccount).

The Escrow Agent shall have no liability to Buyer, the Selling Parties’ Representative, the Selling Parties, any of their respective owners, shareholders or members, or any other Person with respect to any such suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of the Escrow Holdings or any delay in or with respect to any other action required or requested of Escrow Agent.

(e) Distributions of Buyer Stock. Anytime Buyer Stock is to be distributed by the Escrow Agent from the General Subaccount to Buyer, the Escrow Agent will take such reasonable actions as Buyer may request to transfer beneficial ownership of such Buyer Stock to Buyer, including instructions to have the Escrow Agent provide the certificates of Buyer Stock directly to Buyer’s transfer agent responsible for administration and issuance of Buyer Stock share certificates (the “Transfer Agent”) with direction to the Transfer Agent to issue Buyer Stock share certificates in the name of Buyer and to deliver such certificates to Buyer or to retire and cancel such certificates as Buyer may instruct.

5. Disbursements from the General Subaccount to the Disbursing Agent.

(a) Release Dates from General Subaccount. Except for any Pending Claim Amounts as provided in Section 5(b) hereof, on the eighteen month anniversary of the Effective Date (the “Initial Release Date”), the Escrow Agent shall disburse to the Disbursing Agent the remainder of the Escrow Holdings contained within the General Subaccount minus (i) any Pending Claim Amounts as provided in Section 5(b) hereof and (ii) any Escrow Earnings on that portion of the Escrow Amount, which will not be released pursuant to this Section 5(a)(i), but are addressed in Section 3(b) of this Agreement.

(b) Pending Claims. If there are outstanding Claims on the Initial Release Date, then an amount adequate to cover such pending Claims (a “Pending Claim Amount”) shall be withheld by the Escrow Agent from the Escrow Holdings of the General Subaccount for as long as required to finally resolve such pending Claims. Any Pending Claim Amounts shall be determined in the reasonable judgment of Buyer, subject to objection by the Selling Parties’ Representative and any resolution of the related Claim as provided in the Merger Agreement.

(c) Disbursement upon Resolution of Pending Claims. Within two Business Days following the resolution of each pending Claim (if any), the Escrow Agent shall

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disburse to the Disbursing Agent the Escrow Holdings being held by the Escrow Agent relating to such pending Claim, to the extent that it is not awarded to Buyer pursuant to the terms hereof or subject to another pending Claim.

(d) Joint Written Instructions. Any disbursement to the Disbursing Agent by the Escrow Agent pursuant to this Section 5 shall be made within two Business Days following the Escrow Agent’s receipt of a Joint Instruction, setting forth the portion of the Escrow Holdings to be released and the Disbursing Agent’s wire transfer information.

(e) Distributions of Buyer Stock. Anytime Buyer Stock is to be distributed by the Escrow Agent from the General Subaccount to the Disbursing Agent, the Escrow Agent will take such reasonable actions as the Selling Parties’ Representative / Disbursing Agent may request to transfer ownership of such Buyer Stock to the Escrow Recipients, including instructions to have the Escrow Agent provide the certificates of Buyer Stock directly to the Transfer Agent with direction to the Transfer Agent to issue Buyer Stock share certificates in the name of the appropriate Escrow Recipient and to deliver such certificates to the Disbursing Agent for further distribution to the Escrow Recipients. In connection with the preceding sentence, Buyer will take such commercially reasonable actions to effectuate the intent and purposes of this Agreement and the foregoing provisions, as may be required or requested by the Transfer Agent.

6. Selling Parties’ Representatives Subaccount Claims, Notices and Disbursements.

(a) Notice of Claims. The Escrow Agent shall disburse the Escrow Holdings of the Selling Parties’ Representative Subaccount, or any portion thereof, in accordance with written instructions (a “Selling Parties’ Representative Claim Notice”) delivered by the Selling Parties’ Representative to the Escrow Agent. The Selling Parties’ Representative Claim Notice shall attach an itemized invoice of the amounts actually incurred by the Selling Parties’ Representative to fund its activities under the Merger Agreement and this Agreement. Additionally, the Selling Parties’ Representative Claim Notice shall set forth detailed payment instructions for each amount requested to be distributed from the Selling Parties’ Representative Subaccount. Upon receipt of a Selling Parties’ Representative Claim Notice executed by the Selling Parties’ Representative, the Escrow Agent shall pay, within three days after receipt by the Escrow Agent of such Selling Parties’ Representative Claim Notice, the requested amounts from the Selling Parties Representative Subaccount in immediately available funds according to the disbursement instructions given in the Selling Parties’ Representative Claim Notice. Upon release of all amounts in each of the Escrow Subaccounts (other than the Selling Parties’ Representative Subaccount), the amounts remaining, if any, in the Selling Parties’ Representative Subaccount shall be paid to the Disbursing Agent by the Escrow Agent for further distribution to the Selling Parties within ten Business Days of the date such release is requested by the Selling Parties’ Representative.

7. *[Intentionally Omitted]*.

8. Reconciliation Subaccount Disbursements.

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(a) Disbursement. Escrow Agent shall make payment from the Reconciliation Subaccount only in accordance with (i) any Joint Instruction or (ii) Section 8(b) hereof.

(b) Court Orders and Other Circumstances.

(i) In addition to any disbursements otherwise provided for in this Section 8, the Escrow Agent shall also make disbursements from the Reconciliation Subaccount to Buyer or the Disbursing Agent (for further distribution to the Selling Parties) upon receipt of any court order or arbitral decision that is accompanied by a written legal opinion by counsel to the Party purportedly eligible to receive such disbursement to the effect that the court order or arbitral decision is final and non-appealable and determining that the amount stated therein is owed to Buyer or the Selling Parties (as applicable) pursuant to the Merger Agreement and this Agreement. The Escrow Agent shall act on such court order or arbitral decision and legal opinion without further inquiry, regardless of whether the Escrow Agent has received a Joint Instruction from Buyer and the Selling Parties’ Representative with respect thereto.

(ii) Subject to Section 8(b)(i) hereof, if the Escrow Agent is at any time uncertain as to what action it should take hereunder, then the Escrow Agent shall notify Buyer and the Selling Parties’ Representative thereof and may in its sole discretion, take either or both of the following actions:

(x) suspend the performance of any of its obligations (including without limitation any disbursement obligations) under this Agreement until such uncertainty is resolved via a Joint Instruction or until a successor Escrow Agent shall have been appointed (as the case may be).

(y) petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in any venue convenient to the Escrow Agent, for instructions with respect to such dispute or uncertainty, and to the extent required or permitted by law, pay into such court, for holding and disposition in accordance with the instructions of such court, all Escrow Holdings, after deduction and payment to the Escrow Agent of all fees and expenses (including court costs and attorneys’ fees) payable to, incurred by, or expected to be incurred by the Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder (such deductions to be made first from cash in the General Subaccount, second from cash in the Selling Parties’ Representative Subaccount, third from cash in the Reconciliation Subaccount and fourth from Buyer Stock in the General Subaccount).

The Escrow Agent shall have no liability to Buyer, the Selling Parties’ Representative, the Selling Parties, any of their respective owners, shareholders or members, or any other Person with respect to any such suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of the Escrow Holdings or any delay in or with respect to any other action required or requested of Escrow Agent.

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9. Certain Terms Concerning Escrow Stock.

(a) Voting Rights in Escrow Stock. Until such time as the Escrow Stock is delivered to the Escrow Recipients (or returned to Buyer), the Selling Parties’ Representative shall have the right to exercise any voting rights on behalf of the Escrow Recipients with respect to the Escrow Stock attributable to each such Escrow Recipient as provided above in Section 2. The Escrow Agent shall comply with any such directions of the Selling Parties’ Representative. In the absence of such directions by the Selling Parties’ Representative with respect to the Escrow Stock, the Escrow Agent shall not vote any of the Escrow Stock attributable to such Escrow Recipient. Neither the Escrow Agent nor its nominee shall be under any duty to take any action with respect to the exercise of any voting or consent rights, conversion or exchange rights, defense of title, preservation of rights against prior matters or otherwise with respect to the Escrow Stock unless so directed by the Selling Parties’ Representative.

(b) Distribution Of Escrow Stock. Any distribution of all or a portion of the Escrow Stock to the Escrow Recipients shall be made by delivery of the stock certificate held by the Escrow Agent representing the Escrow Stock to the Transfer Agent, endorsed for transfer, with instruction to the Transfer Agent to transfer and issue the aggregate number of Escrow Stock being distributed and allocated among the Escrow Recipients based upon their Pro-Rata Percentage (as directed by the Selling Parties’ Representative), in each case by issuing to each such Escrow Recipient a stock certificate representing such allocated shares, registered in the name of such Escrow Recipient set forth on Schedule 1 attached hereto and by delivering such stock certificates to the Disbursing Agent for further distributions to the appropriate Escrow Recipients; and, if less than all of the then remaining Escrow Stock is to be so distributed and transferred, the Escrow Agent shall instruct the Transfer Agent to issue and return to the Escrow Agent (or its nominee, if the Escrow Agent shall so instruct) a stock certificate representing the remaining Escrow Stock.

10. Termination.

This Escrow Agreement shall terminate on the date that there are no Escrow Holdings remaining.

11. Duties and Powers of the Escrow Agent.

(a) Certain Duties and Powers. Except as otherwise expressly provided herein, the Escrow Agent (i) shall not be under any duty to give the Escrow Account any greater degree of care than it gives its own similar property and shall not be required to invest any funds held hereunder except as directed herein, (ii) may act in reliance upon any instrument or signature reasonably believed by it to be genuine and may reasonably assume that the person purporting to make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so, and (iii) may conclusively presume that (A) the representative of Buyer executing this Agreement has full power and authority to instruct the Escrow Agent on behalf of Buyer, or appoint representatives of Buyer designated on Schedule C hereto to instruct the Escrow Agent on behalf of Buyer, unless written notice to the contrary is delivered to the Escrow Agent by Buyer, and (B) the representative of the Selling Parties’ Representative executing this Agreement has full power and authority to instruct the Escrow Agent on behalf of the Selling Parties’ Representative, or appoint representatives of Selling Parties’ Representative designated on Schedule C hereto to instruct the Escrow Agent on behalf

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of the Selling Parties’ Representative, unless written notice to the contrary is delivered to the Escrow Agent by the Selling Parties’ Representative. The applicable persons designated on Schedule C hereto have full power and authority to execute and deliver any Joint Instruction, to amend, modify or waive any provision of this Escrow Agreement and to take any and all other actions as the representatives of Buyer and the Selling Parties’ Representative respectively under this Agreement, all without further consent or direction from, or notice to, it or any other party.

(b) No Interest in Escrow Holdings. The Escrow Agent does not have any interest in the Escrow Holdings deposited hereunder, but is serving as escrow holder only with possession thereof. Any payments of income from the Escrow Account shall be subject to withholding regulations then in force with respect to all applicable taxes.

11. Limited Liability.

(a) Limited Liability. In performing its duties hereunder, the Escrow Agent shall not incur any liability for any damages, losses or expenses (including reasonable attorneys’ fees and expenses), except for liability due to willful misconduct or gross negligence by the Escrow Agent or any of its agents. The duties and obligations of the Escrow Agent shall be determined solely by the provisions hereof and, accordingly, the Escrow Agent shall not be responsible except for the performance of such duties and obligations as it has undertaken herein. The Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Agreement, including without limitation any other agreement between Buyer or the Selling Parties’ Representative or any other persons even though reference thereto may be made herein. In no event shall the Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages (including, but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Escrow Holdings, any account in which Escrow Holdings are deposited, this Escrow Agreement, or the Merger Agreement, or to appear in, prosecute or defend any such legal action or proceeding. The Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute involving any party hereto, and shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in accordance with the opinion or instruction of such counsel. The Escrow Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection with this Agreement, except for its own gross negligence or willful misconduct. The Escrow Agent is authorized, in its sole discretion, to comply with final orders issued or process entered by any court with respect to the Escrow Holdings, without determination by the Escrow Agent of such court’s jurisdiction in the matter. If any portion of the Escrow Holdings is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Escrow Agent complies with any such order, writ, judgment or

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decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

(b) Third Party Advisors. The Escrow Agent may employ or retain such other experts, advisors, agents or agencies as it may in its reasonable discretion require for the purpose of discharging its duties under this Agreement, and the Escrow Agent shall be fully protected in acting or not acting in good faith on the opinion or advice or on information obtained from any such parties and shall not be responsible for any misconduct or negligent actions on the part of any of them. The reasonable costs of such services shall be added to and be part of the Escrow Agent’s fees under this Agreement.

(c) Escrow Agent Funds. No provision of this Agreement shall require the Escrow Agent to expend or risk its own funds or otherwise incur financial liability in the performance of its duties or in the exercise of any of its rights or powers unless indemnified as provided for herein, other than a result of its own gross negligence or bad faith.

(d) Escrow Amount. The Escrow Agent does not have any interest in the Escrow Amount but is serving as escrow agent only and is not a debtor of the parties hereto in respect of the Escrow Amount.

(e) Duties of Escrow Agent. The Escrow Agent shall have no duties except those which are expressly set forth herein, and it shall not be bound by any notice of a claim or demand with respect to, or any waiver, modification, amendment, termination or rescission of this Agreement, unless received by it in writing, and signed by the parties hereto and if its duties herein are affected, unless it shall have given its prior written consent thereto. The Escrow Agent accepts the duties and responsibilities under this Agreement as agent, and no trust is intended to be, or is or will be, created hereby and the Escrow Agent shall owe no duties hereunder as trustee. The Escrow Agent will have no responsibility for seeking, obtaining, compiling, preparing or determining the accuracy of any information or document, including the representative capacity in which a party purports to act, that the Escrow Agent receives as a condition to a release from Escrow Amounts under this Agreement.

12. Indemnity. Buyer and the Selling Parties’ Representative (solely on behalf of the Selling Parties and in its capacity as the Selling Parties’ Representative, not in its individual capacity) will, severally and not jointly (one-half to be borne by Buyer and one-half to be borne by the Selling Parties), indemnify the Escrow Agent against, and hold the Escrow Agent and its directors, officers, employees and agents (collectively, the “Indemnified Parties”) harmless from, any and all claims, actions, demands, losses, damages, expenses (including reasonable attorneys’ fees and expenses) and liabilities that may be imposed upon the Escrow Agent in the performance of its duties hereunder as the escrow agent, including any litigation arising from this Agreement or involving the subject matter hereof, but excluding any such claims, actions, demands, losses, damages, expenses and liabilities resulting from or arising out of fraud, willful misconduct or gross negligence by the Escrow Agent and its directors, officers, employees and agents. The foregoing indemnification to hold harmless shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement.

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13. Resignation and Removal of the Escrow Agent. The Escrow Agent (and any successor escrow agent) may at any time (a) resign by giving written notice thereof to Buyer and the Selling Parties’ Representative or (b) be removed by mutual written notice thereof to the Escrow Agent from Buyer and the Selling Parties’ Representative, in each case with such notice being given at least 30 days prior to the effective date of such resignation or removal (as applicable). The resignation or removal of the Escrow Agent (i) shall not affect any right or remedy any Party may have and (ii) shall not be effective until delivery of the Escrow Account to any successor escrow agent jointly designated by Buyer and the Selling Parties’ Representative in writing or to any court of competent jurisdiction. If the Escrow Agent has not received a designation of a successor escrow agent within 30 days following such notice of resignation or removal (as applicable), then the Escrow Agent’s sole responsibility after that time shall be to retain and safeguard the Escrow Account until receipt of (A) a joint designation of a successor escrow agent, (B) a Joint Instruction relating to disposition or (C) a final non-appealable order of a court of competent jurisdiction. After any retiring Escrow Agent’s resignation, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Agreement.

14. Succession. Any corporation into or with which the Escrow Agent may be merged or consolidated or amalgamated, or any corporation resulting therefrom to which the Escrow Agent shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Escrow Agent shall be the successor to the Escrow Agent hereunder without any further act on its part or any of the parties hereto.

15. Force Majeure. No Party shall be liable to any other Party, or held in breach of this Agreement, if prevented, hindered, or delayed in the performance or observance of any provision contained herein by reason of act of God, riots, terrorism, acts of war, epidemics, governmental action or judicial order, earthquakes, or any other similar causes (including, but not limited to, mechanical, electronic or communication interruptions, disruptions or failures). Performance times under this Agreement shall be extended for a period of time equivalent to the time lost because of any delay that is excusable under this Section.

16. Notices. All notices or other communications required or permitted to be given hereunder will be in writing and will be (a) delivered by hand, (b) sent by United States registered or certified mail or (c) sent by nationally recognized overnight delivery service for next Business Day delivery, in each case as follows:

If to the Escrow Agent:

U.S. Bank National Association

One California Street

Suite 1000

San Francisco, CA 94111

Attention: Alan Maravilla

Facsimile: (415) 677-3768 96

Telephone: (415) 677-3598

E-mail: alan.maravilla@usbank.com

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If to Buyer:

Imation Corp.

Discovery Bldg. 1A-041

One Imation Place

Oakdale, MN 55128

Attention: General Counsel

Facsimile: (651) 704-4412

and

Imation Corp.

Discovery Bldg. 1A-041

One Imation Place

Oakdale, MN 55128

Attention: Chief Financial Officer

Fax No.: (651) 704-7845

with a copy to:

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402-3901

Facsimile: (612) 766-1600

Attention: Andrew J. Ritten

If to the Selling Parties’ Representative:

Shareholder Representative Services LLC

1614 15th Street, Suite 200

Denver, CO 80202

Attention: Managing Director

Email: deals@shareholderrep.com

Fax No.: (303) 623-0294

Telephone No.: (303) 648-4085

with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP

The Orrick Building

405 Howard Street

San Francisco, CA 94105-2669

Attn: Richard Vernon Smith

Such notices or communications will be deemed given (i) if so delivered by hand, when so delivered, (ii) if so sent by mail, three Business Days after mailing, or (iii) if so sent by overnight

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delivery service, one Business Day after delivery to such service. A Party may change the address to which such notices and other communications are to be given by giving each other Party notice in the foregoing manner.

17. Escrow Agent’s Fees and Charges. The Escrow Agent’s total fees and charges for performing its duties hereunder are set forth on Schedule B. Such fees and charges shall be divided evenly between Buyer and the Selling Parties’ Representative (solely on behalf of the Selling Parties). The Escrow Agent shall invoice Buyer and the Selling Parties’ Representative separately for such fees and charges. The Escrow Agent is authorized to, and may disburse to itself from the Escrow Holdings, the amount of any unpaid invoices issued to Buyer or the Selling Parties’ Representative that have remained outstanding for more than 60 days (such disbursements to be made first from cash in the General Subaccount, second from cash in the Selling Parties’ Representative Subaccount, third from cash in the Reconciliation Subaccount and fourth from Buyer Stock in the General Subaccount). All disbursements of funds from the Escrow Holdings shall be subject to the unpaid fees and claims of Escrow Agent and the Indemnified Parties pursuant to Section 12 hereof.

18. Patriot Act. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust, or other legal entity, the Escrow Agent requires documentation to verify its formation and existence as a legal entity. The Escrow Agent may ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. Buyer and the Selling Parties’ Representative acknowledge that a portion of the identifying information set forth herein is being requested by the Escrow Agent in connection with the USA Patriot Act, Pub.L.107-56 (the “Act”), and Buyer and the Selling Parties’ Representative agree to provide any additional information requested by the Escrow Agent in connection with the Act or any similar legislation or regulation to which Escrow Agent is subject, in a timely manner.

19. Miscellaneous.

(a) Counterparts. This Agreement may be executed in counterparts, each of which may be deemed an original but together shall constitute but one and the same instrument. Such counterparts may be executed and delivered by facsimile or other electronic means by any of the Parties, and the receiving Party may rely on the receipt of such document so executed and delivered as if the original had been received.

(b) Enforceability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable, then each remaining provision of this Agreement shall nonetheless remain in full force and effect, and such unenforceable provision shall be interpreted and enforced in a manner as close to its original intent as is permissible.

(c) Entire Agreement; Amendment. This Agreement, including the Schedules hereto (and, with respect to agreements between the Selling Parties’ Representative and Buyer, the Merger Agreement), embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements and understandings among the parties with respect to such subject matter. This Agreement may not be amended or modified except by a writing signed by each Party hereto.

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(d) Certain Interpretations. The headings contained in this Agreement are for convenience only and shall not affect the construction or interpretation of this Agreement. Each reference herein to “include” or “including” or “includes” shall be deemed to be followed by the words “without limitation.”

(e) Governing Law. This Agreement shall be governed by the laws of the State of Delaware without giving effect to conflict or choice of laws principles that may be applicable.

(f) Assignment. Neither this Agreement nor any right or obligation hereunder will be assigned, delegated or otherwise transferred (by operation of law or otherwise) by any Party without the prior written consent of each other Party (which consent will not be unreasonably withheld), except that each Party will have the right to assign or otherwise transfer this Agreement or any right hereunder or delegate any obligation hereunder to (a) a Person that does all of the following: (1) acquires or otherwise succeeds to all or substantially all of such Party’s business and assets; (2) assumes all of such Party’s obligations hereunder or such Party’s obligations hereunder that arise after such assignment, delegation or transfer; and (3) agrees to perform or cause performance of all such assumed obligations when due; or (b) any of its affiliates; provided that no such assignment, delegation or transfer under clause (a) or (b) above will relieve the assigning, delegating or transferring Party of any obligation hereunder. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Any purported assignment, delegation or other transfer not permitted by this Section is void.

(g) Waiver. No delay or omission by any Party to exercise any right or power it has under this Agreement shall impair or be construed as a waiver of such right or power. A waiver by any Party of any breach, right or obligation shall not be construed to be a waiver of any succeeding breach, right or obligation or any other breach, right or obligation. Any waiver must be signed by the Party waiving its right.

(h) Efforts Required. Each Party shall use its commercially reasonable efforts to take, or cause to be taken, such actions, to execute and deliver, or cause to be executed and delivered, such additional documents and instruments and to do, or cause to be done, all things necessary, proper or advisable under the provisions hereof and under applicable law to consummate and make effective the matters contemplated herein.

(i) Security Advice Waiver. Buyer and the Selling Parties’ Representative acknowledge that to the extent regulations of the Comptroller of the Currency or other applicable regulatory entity grant them the right to receive brokerage confirmations for certain security transactions as they occur, Buyer and the Selling Parties’ Representative specifically waive receipt of such confirmations to the extent permitted by law. The Escrow Agent will furnish to Buyer and the Selling Parties’ Representative periodic cash transaction statements that include detail for all investment transactions made by the Escrow Agent.

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*        *        *         *        *

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the Parties has caused this Escrow Agreement to be duly executed and delivered as of the day and year first above written.

BUYER

IMATION CORP.

By:

Printed Name:

Its:

SELLING PARTIES’ REPRESENTATIVE

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Selling Parties’ Representative

By:

Printed Name:

Its: Managing Director

ESCROW AGENT

U.S. BANK NATIONAL ASSOCIATION

By:

Printed Name:

Title:

Schedule A

U.S. BANK NATIONAL ASSOCIATION

MONEY MARKET ACCOUNT AUTHORIZATION FORM

DESCRIPTION AND TERMS

The U.S. Bank Money Market account is a U.S. Bank National Association (“U.S. Bank”) interest-bearing money market deposit account designed to meet the needs of U.S. Bank’s Corporate Trust Services Escrow Group and other Corporate Trust customers of U.S. Bank. Selection of this investment includes authorization to place funds on deposit and invest with U.S. Bank.

U.S. Bank uses the daily balance method to calculate interest on this account (actual/365 or 366). This method applies a daily periodic rate to the principal balance in the account each day. Interest is accrued daily and credited monthly to the account. Interest rates are determined at U.S. Bank’s discretion, and may be tiered by customer deposit amount.

The owner of the account is U.S. Bank as Agent for its trust customers. U.S. Bank’s trust department performs all account deposits and withdrawals. Deposit accounts are FDIC Insured per depositor, as determined under FDIC Regulations, up to applicable FDIC limits.

AUTOMATIC AUTHORIZATION

In the absence of specific written direction to the contrary, U.S. Bank is hereby directed to invest and reinvest proceeds and other available moneys in the U.S. Bank Money Market Account. The U.S. Bank Money Market Account is a permitted investment under the operative documents and this authorization is the permanent direction for investment of the moneys until notified in writing of alternate instructions.

Schedule B

Escrow Agent Fees and Charges

Due Upon Closing

I. One Time Fee:	$4,000.00

The acceptance fee includes the administrative review of documents, initial set-up of the account, and other reasonably required services up to and including the closing. It also includes performance of routine duties of the escrow agent associated with the management of the account. This is a flat one-time fee, invoiced at closing.

II. Out-of-Pocket Expenses:	At Cost

Reimbursement of expenses associated with the performance of our duties, including but not limited to fees and expenses of legal counsel, accountants and other agents, tax preparation, reporting and filing, publications, and filing fees.

III. Extraordinary Expenses:

Extraordinary services are duties or responsibilities of an unusual nature, including termination, but not provided for in the governing documents or otherwise set forth in this schedule. A reasonable charge will be assessed based on the nature of the service and the responsibility involved. At our option, these charges will be billed at a flat fee or our hourly rate then in effect.

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account.

For a non-individual person such as a business entity, a charity, a Trust or other legal entity we will ask for documentation to verify its formation and existence as a legal entity. We may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

Schedule C

Representatives:

The following person(s) are hereby designated and appointed as representatives of Buyer under this Agreement (only one signature shall be required for any direction):

Name	Specimen signature

Name	Specimen signature

Name	Specimen signature

The following person(s) are hereby designated and appointed as representatives of the Selling Parties’ Representative under this Agreement (only one signature shall be required for any direction):

Paul Koenig
Name	Specimen signature

Mark Vogel
Name	Specimen signature

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